Exhibit 99.5

A STRONGER BC, FOR EVERYONE

BUDGET 2020: A BALANCED PLAN TO KEEP BC MOVING FORWARD

BRITISH COLUMBIA

BUDGET AND FISCAL PLAN | 2020/21 – 2022/23

BUDGET AND FISCAL PLAN

2020/21 — 2022/23

February 18, 2020

National Library of Canada Cataloguing in Publication Data

British Columbia.

Budget and fiscal plan. — 2002/03/2004/05-

Annual

Also available on the Internet.

Continues: British Columbia. Ministry of Finance and

Corporate Relations. Budget … reports. ISSN 1207-5841

ISSN 1705-6071 = Budget and fiscal plan — British Columbia.

1. Budget — British Columbia — Periodicals. 2. British

Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742 352.48’09711’05 C2003-960048-3

BUDGET AND FISCAL PLAN 2020/21 to 2022/23
February 18, 2020	TABLE OF CONTENTS

Attestation by the Secretary to Treasury Board

Summary			1

Part 1: Three Year Fiscal Plan
Introduction			7
Expense			8
	Consolidated Revenue Fund Spending		8
	Making Life More Affordable		8
	Services British Columbians Count On		11
	Building a Strong and Sustainable Economy that Works for Everyone		17
	BC Public Service		26
	Public Sector Compensation - Sustainable Services Negotiating Mandate		26
	Protecting Core Programs and Services through Expenditure Management		26
	Recovered Expenses		26
	Operating Transfers		27
	Service Delivery Agency Spending		27

Revenue			30
	Major Revenue Sources		32
Capital Spending			38
	Taxpayer-Supported Capital Spending		38
	Self-Supported Capital Spending		47
	Projects Over $50 Million		48
Provincial Debt			53
Risks to the Fiscal Plan			55

Tables:
	1.1	Three Year Fiscal Plan	7
	1.2.1	BC Child Opportunity Benefit	8
	1.2.2	Earnings Exemptions	13
	1.2.3	Investments in Support Services for People	14
	1.2.4	Justice and Community Safety Investments	16
	1.2.5	CleanBC - Operating, Capital and Contingencies Allocations	18
	1.3	Revenue by Source	28
	1.4	Expense by Ministry, Program and Agency	29
	1.5	Comparison of Major Factors Underlying Revenue	31
	1.6	Personal Income Tax Revenue	32
	1.7	Corporate Income Tax Revenue	33
	1.8	Sales Tax Revenue	33

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

i

TABLE OF CONTENTS

	1.9	Federal Government Contributions	36
	1.10	Capital Spending	38
	1.11	Capital Expenditure Projects Greater Tan $50 Million	50
	1.12	Provincial Debt Summary	54
	1.13	Provincial Debt Changes	55
	1.14	Key Fiscal Sensitivities	55

Topic Boxes:
	Economic Foundation to Support a Sustainable Budget and Fiscal Plan		21
	Provincial Transportation Investments		45

Part 2: Tax Measures

Tax Measures — Supplementary Information			62

Tables:
	2.1	Summary of Tax Measures	61

Part 3: British Columbia Economic Review and Outlook
Summary			69
British Columbia Economic Activity and Outlook			69
	Labour Market		70
	Consumer Spending and Housing		71
	Business and Government		74
	External Trade and Commodity Markets		74
	Demographics		76
	Inflation		76
Risks to the Economic Outlook			77
External Outlook			77
	United States		78
	Canada		80
	Asia		82
	Europe		83
Financial Markets			83
	Interest Rates		83
	Exchange Rate		85
A GBA+ Look At B.C.’s Labour Force			89
	Introduction		89
	Labour Force and Participation Rate		89
	Employment		90
	Average Hourly Wage Rate		91
	Unemployment Rate		92
	Labour Market Indicators for Indigenous Peoples		92

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

ii

TABLE OF CONTENTS

Tables:
	3.1	British Columbia Economic Indicators	70
	3.2	U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance	80
	3.3	Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance	82
	3.4	Private Sector Canadian Interest Rate Forecasts	84
	3.5	Private Sector Exchange Rate Forecasts	85
	3.6.1	Gross Domestic Product (GDP): British Columbia	86
	3.6.2	Selected Nominal Income and Other Indicators: British Columbia	87
	3.6.3	Labour Market Indicators: British Columbia	87
	3.6.4	Major Economic Assumptions	88
	3.7	B.C. Labour Force Statistics Summary	93

Topic Box:
	The Economic Forecast Council, Budget 2020		95

Part 4: 2019/20 Updated Financial Forecast (Third Quarterly Report)
Introduction			99
Revenue			101
Expense			101
Contingencies			102
Forecast Allowance			102
Government Employment (FTEs)			102
Provincial Capital Spending			103
Provincial Debt			104
Risks to the Fiscal Forecast			105
Supplementary Schedules			105
Tables:
	4.1	2019/20 Forecast Update	99
	4.2	2019/20 Financial Forecast Changes	100
	4.3	2019/20 Capital Spending Update	103
	4.4	2019/20 Provincial Debt Update	104
	4.5	2019/20 Operating Statement	105
	4.6	2019/20 Revenue by Source	106
	4.7	2019/20 Expense by Ministry, Program and Agency	107
	4.8	2019/20 Expense by Function	108
	4.9	2019/20 Capital Spending	109
	4.10	2019/20 Provincial Debt	110
	4.11	2019/20 Statement of Financial Position	111

Appendix			113

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

iii

February 18, 2020

As required by Section 7(1)(d) of the Budget Transparency and Accountability Act, I confirm that Budget 2020 contains the following elements:

•          Fiscal forecasts for 2020/21 to 2022/23 (provided in Part 1) and economic forecasts for 2020 to 2024 (provided in Part 3).

•          A report on the advice received from the Economic Forecast Council (EFC) in November 2019 (updated in January 2020) on the economic growth outlook for British Columbia, including a range of forecasts for 2020 and 2021 (see Part 3, page 95).

•          Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying Budget 2020 economic and fiscal forecasts. In particular:

•                  The economic forecast reflects stable economic growth for British Columbia amidst ongoing global economic uncertainty. In recognition of downside risks, the economic projections assumed in Budget 2020 are prudent relative to the average of the forecasts provided by the Economic Forecast Council.

•                  Consistent with past practice, the economic forecast does not incorporate fiscal policy measures announced in the current budget (Budget 2020), due to the timing of decisions. These budget policy measures will be incorporated into the economic outlook in the updated forecast included in the First Quarterly Report.

•                  Personal and corporate income tax revenue forecasts include the preliminary 2018 income tax assessments and the corporate income tax revenue forecast is based on projections for national corporate taxable income provided by the federal government.

•                  Natural gas royalty forecasts continue to adopt a lower natural gas price forecast compared to the private sector average in order to maintain prudence against volatility.

•                  Budget 2020 provides ministry base budget increases over the three-year fiscal plan period to fund all signed collective agreements reached to date under the Sustainable Services Negotiating Mandate. Budget 2020 also includes centralized funding to assist with the anticipated costs of concluding the remaining agreements consistent with the Sustainable Services Negotiating Mandate.

•                  The fiscal plan includes three-year financial projections for school districts, post-secondary institutions and health authorities, based on plans submitted by those entities to the Ministries of Education, Advanced Education, Skills and Training, and Health, respectively, and for the other service delivery agencies and the commercial Crown corporations.

•      The financial results of the Insurance Corporation of British Columbia are a key risk to government’s fiscal plan.

•                  Fiscal prudence totals $900 million in 2020/21, and $700 million per year in 2021/22 and 2022/23, being the sum of the contingencies allocation and the forecast allowance in each fiscal year. Government’s economic and fiscal prudence measures generally have resulted in government exceeding its budget targets.

To the best of my knowledge, the three-year fiscal plan contained in Budget 2020 conforms to the standards and guidelines of generally accepted accounting principles for senior governments as outlined in Note 1 of the 2018/19 Public Accounts.

I would like to recognize staff in government ministries and agencies for their contribution to this document. I would especially like to acknowledge staff in the Ministry of Finance, whose professionalism, commitment and expertise were essential to the completion of this budget and fiscal plan.

/s/ Heather Wood
Heather Wood
Associate Deputy Minister and Secretary to Treasury Board

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

SUMMARY | BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20	2020/21	2021/22	2022/23
Revenue	59,326	60,585	62,366	64,211
Expense	(58,823)	(60,058)	(61,887)	(63,537)
Forecast allowance	(300)	(300)	(300)	(300)
Surplus	203	227	179	374

Capital spending:
Taxpayer-supported capital spending	5,248	7,126	7,399	8,390
Self-supported capital spending	4,301	3,409	3,204	3,119
	9,549	10,535	10,603	11,509
Provincial Debt:
Taxpayer-supported debt	44,569	49,202	53,929	58,598
Self-supported debt	25,769	26,890	27,834	28,697
Total debt (including forecast allowance)	70,638	76,392	82,063	87,595
Taxpayer-supported debt to GDP ratio	14.6%	15.5%	16.3%	17.1%
Taxpayer-supported debt to revenue ratio	77.9%	84.1%	89.4%	94.4%

	2019	2020	2021	2022
Economic Forecast:
Real GDP growth	1.8%	2.0%	1.9%	1.9%
Nominal GDP growth	3.7%	3.9%	3.9%	3.9%

A Stronger BC, for Everyone

Budget 2020 invests in opportunities to support government’s three commitments to British Columbians: making life more affordable, enhancing the services that people count on, and building a strong and sustainable economy that works for everyone.

Each year of the fiscal plan is balanced, with surpluses of $227 million in 2020/21, $179 million in 2021/22, and $374 million in 2022/23. In addition, the plan maintains $2.3 billion in fiscal prudence through the forecast allowance and contingencies allocation.

Making Life More Affordable

Budget 2020 builds on affordability measures, such as the full elimination of Medical Services Plan (MSP) premiums and fulfilling government’s commitment to implement the new BC Child Opportunity Benefit starting October 1, 2020. The benefit will provide families with children under 18 with up to $1,600 per year for the first child, and more benefits for larger families. Together with the elimination of MSP premiums, families of four earning $60,000 could save up to $2,500 per year.

Childcare and Housing Affordability

The Province is also continuing to advance the affordability of child care and housing across all B.C. communities. In Budget 2018, the Province introduced Childcare BC, a strategy to bring affordable, accessible and quality child care to families. The fiscal plan now provides $1.4 billion for Childcare BC for a total investment in child care programs of $2 billion across three years. Budget 2020 also provides $118 million over three years for housing and homelessness initiatives that support the Homes for BC plan. Taken together with previous investments, the three year plan provides a record total of $4.2 billion for housing initiatives.

Housing and Homelessness Initiatives

Total funding ($ millions)

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

SUMMARY

Services People Count On

Budget 2020 protects and grows the programs and services that British Columbians depend on, with over $2 billion in additional funding to support access to timely and inclusive services in health care, K-12 education, social and family support services, and justice services and public safety.

Over the fiscal plan, the Province will invest over $1 billion in additional funding to improve the quality and sustainability of front-line health care services, advance patient outcomes and manage caseload demands. This includes ongoing supports for seniors care, cancer treatments, increased resources to reduce wait times for hip, knee and dental surgeries, and to make prescription drugs more affordable. Funding also supports recent health investments to improve team-based primary care services, including the opening of Urgent and Primary Care Centres across B.C. The fiscal plan also allocates $2.4 billion to the health sector for wage increases consistent with the Sustainable Services Negotiating Mandate.

Budget 2020 provides additional funding of $339 million over three years to enhance student learning in the K-12 education system. Funding will support the growing number of students and ensure that students have the teachers and support staff they need to succeed. In addition, capital investments for new and expanded schools will benefit children and families across growing B.C. communities, while seismic upgrades and new playgrounds continue to improve the safety and conditions of student learning environments.

The Province continues to invest in services for those most in need. Budget 2020 provides an additional $131 million over three years for caseload pressures for income, disability and supplementary assistance, including funding to support the Senior’s Supplement. In addition, $20 million over three years will be invested to increase the earning exemptions for people receiving temporary and disability assistance, starting January 2021. Higher earnings exemptions offer people a chance to increase their household income, remain connected to the workforce, and build valuable work experience that can lead to a good-paying job. Budget 2020 also provides $121 million over three years to Community Living BC to support the continuity of service for 23,000 adults with developmental disabilities and their families. Furthermore, Community Living BC will be allocated $68 million for wage increases consistent with the Sustainable Services Negotiating Mandate to support the employees who deliver these important services.

The plan provides $146 million to support children and youth, including autism supports, child protection services and supports for children and youth in care of the Province. This includes $15 million over three years for Indigenous youth in care to maintain connections with their community by enabling them to attend cultural events and visit with community members. It also provides opportunities for First Nations to participate in care plans to improve outcomes for Indigenous children and youth.

Budget 2020 provides $283 million more funding over the fiscal plan to enhance community safety and make justice services more accessible and inclusive. This includes $13 million to support victims of crime and their families in coping with the physical and emotional effects of violence. It also includes $57 million to ensure individuals and families that are unable to afford legal services can access legal resources, advice, information and representation. Other key investments include operating funding for new or expanded court services in Abbotsford, Surrey and Fort St. John, and for new Indigenous justice centres that will provide culturally safe justice and diversion programs in communities across the Province.

Building a Strong and Sustainable Economy that Works for Everyone

Climate Action and CleanBC

Budget 2020 provides an additional investment of $419 million to support CleanBC, B.C.’s climate action strategy. This builds on the initial CleanBC investment in Budget 2019, which brings the four year total to nearly $1.3 billion. New funding supports ongoing investments in cleaner transportation, including providing British Columbians rebates toward the purchase of electric vehicles, and further incentives to help provide the infrastructure to support them, such as home and workplace charging stations. Investments include $106 million over three years in capital funding

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

SUMMARY

for schools, universities and hospitals to improve energy efficiency; $155 million in 2022/23 to support the CleanBC Program for Industry; and $120 million in enhanced Climate Action Tax Credits in 2022/23 for low- and middle-income families to offset the impact of the carbon tax.

Meaningful Reconciliation

Collaboration and partnerships between the Province and the First Nations Leadership Council, directed by the First Nations chiefs of B.C., have led to the unanimous passing of the Declaration on the Rights of Indigenous Peoples Act. This act symbolizes and implements the Province’s commitment to move forward together through true and lasting reconciliation with Indigenous peoples. Budget 2020 affirms the agreement announced as part of Budget 2019 that shares gaming revenue estimated to be $3 billion over the next 25 years, with all First Nations. This will enable First Nations to determine and invest in community priorities to support strong, healthy communities and support local economies.

Investing in Students and our Future

Budget 2020 provides $24 million over three years to improve accessibility and affordability of post-secondary education, including certificate and diploma programs. Government will introduce a new, up-front, needs-based student grant program effective September 2020 to support more than 40,000 students. The new B.C. Access Grant will replace and expand eligibility for existing grant programs, reaching annual provincial grant funding of $41 million. This will provide students with the opportunity to access the education they need to start a new career and will help increase the number of skilled tradespeople, health care workers and early childhood educators to strengthen our workforce and economy.

Budget 2020 fulfills government’s commitment to expand post-secondary technology programming by increasing funding to reach $42 million annually by 2022/23. This six-year expansion provides 2,900 new post-secondary spaces in science, technology, engineering and mathematics (STEM) which will result in 1,000 new STEM graduates by 2023 and help sustain B.C.’s competitive technology sector with more homegrown talent and more opportunities for students to obtain well-paid, high-skilled jobs.

Securing our Resources and Supporting Workers and Communities in Transition

To further protect and support individuals, communities, and B.C.’s vast natural resources, Budget 2020 provides additional funding of $65 million per year to better respond to wildfires and emergencies in B.C. This increases the budget for the Fire Management and Emergency Program Act votes to $409 million and $110 million across the plan, respectively.

In addition, the Province continues to support forestry workers and their families by providing early retirement bridging, placement co-ordination services, and worker training programs. Looking forward, Budget 2020 provides $13 million over the fiscal plan to begin developing new opportunities for the bioeconomy and revitalization of the forestry sector, in partnership with First Nations.

Economic Outlook

An average of six private-sector forecasters expect B.C.’s economic growth to continue to be among the top of the provincial rankings in 2020 and 2021.

The Budget 2020 estimate for B.C. real GDP growth of 1.8 per cent in 2019 is slightly higher than the 1.7 per cent forecast in the First Quarterly Report 2019. Housing market activity performed better than expected, while there was moderation

British Columbia’s Economic Outlook

Note: First Quarterly Report 2019 forecast for 2022 to 2024 is for the 2022 to 2023 period

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

SUMMARY

in consumer spending and declines in exports through the year. Over the next two years, 2020 and 2021, modest gains in residential investment are expected to be accompanied by moderate growth in consumer spending and exports, partly reflecting ongoing global trade policy uncertainty and weaker global economic growth than previously expected. As such, the Budget 2020 forecast for B.C. real GDP growth in 2020 has increased slightly from 1.9 per cent to 2.0 per cent, while the forecast for 2021 has been revised down slightly from 2.0 per cent to 1.9 per cent, compared to the First Quarterly Report 2019. The economic growth outlook for the 2022 to 2024 period is on average 2.0 per cent, in line with previous expectations.

The Budget 2020 forecast for B.C. real GDP growth is below the outlook provided by the Economic Forecast Council. This is one of the levels of prudence built into the fiscal plan.

Prudent Economic Forecast

Risks to B.C.’s economic outlook are weighted on the downside and include ongoing uncertainty regarding global trade policies, geopolitical tensions, and weak global economic activity, as well as lower commodity prices and slower domestic economic growth. Meanwhile, LNG development in the province is expected to have a positive impact on B.C.’s economy.

Capital Investments

Budget 2020 makes new capital commitments in the health, transportation and education sectors. Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads is forecast to be $22.9 billion, the highest level ever, over the three-year fiscal plan.

Self-supported capital spending is expected to total $9.7 billion over three years, relating primarily to power generation and transmission projects.

Debt Affordability

Debt affordability metrics have generally improved since Budget 2019 due to better operating results in 2018/19. Borrowing requirements are partially mitigated by government’s annual operating cash surplus, which is directed towards funding capital projects.

The taxpayer-supported debt-to-GDP ratio is forecast to be 17.1 per cent by 2022/23. Taxpayer-supported debt-to-revenue also remains within a reasonable range over the fiscal plan period at below 95 per cent.

Debt to GDP

Total taxpayer-supported debt is projected to increase by $14 billion over the three-year period, reaching $58.6 billion by 2022/23.

Debt to Revenue

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

SUMMARY

Risks to the Fiscal Plan

In addition to the risks to the economic outlook, the main risks to the government’s fiscal plan include:

•                  financial results of the Insurance Corporation of British Columbia as a result of volatility in claims costs;

•                  potential changes to federal government allocations for health and social transfers and cost-sharing agreements, as well as impacts on provincial income taxes arising from federal government tax policy changes; and

•             increased demands for government services, such as health care, children and family services, and income assistance.

In addition, changes in the timing of capital project spending may reduce borrowing requirements and debt needed to fund capital investments in the near term.

To mitigate the risks to the fiscal plan, government incorporates four main levels of prudence in its projections:

•                  government has included annual forecast allowances of $300 million in each of the three years of the fiscal plan to guard against volatility, including revenue changes;

•                  the fiscal plan includes a contingencies allocation of $600 million in 2020/21, and $400 million per year in 2021/22 and 2022/23, to help manage unexpected pressures and fund priority initiatives;

•                  the Budget 2020 outlook for B.C.’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.4 percentage points lower in 2020 and 2021); and

•                  the natural gas revenue forecast incorporates additional prudence by using a price forecast that is lower than the average of private sector forecasts.

Conclusion

Budget 2020 takes action to build a stronger B.C. for everyone, by fulfilling government’s commitment to implement the BC Child Opportunity Benefit, and creating opportunities for people to get ahead. This includes record high investments to improve childcare and housing affordability, the introduction of a new, up-front grant for post-secondary students, and increasing earnings exemptions for those on income or disability assistance. The plan also protects and enhances the services people count on in health care, education, family and social services, and justice and public safety, while continuing to prioritize CleanBC, reconciliation with Indigenous peoples, and support for communities and the forestry sector to build a strong and sustainable economy that works for everyone.

Each year of the fiscal plan is balanced, with surpluses of $227 million in 2020/21, $179 million in 2021/22, and $374 million in 2022/23.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

PART 1 | THREE YEAR FISCAL PLAN

Table 1.1 Three Year Fiscal Plan

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20	2020/21	2021/22	2022/23
Revenue	59,326	60,585	62,366	64,211
Expense	(58,823)	(60,058)	(61,887)	(63,537)
Forecast allowance	(300)	(300)	(300)	(300)
Surplus	203	227	179	374
Capital spending:
Taxpayer-supported capital spending	5,248	7,126	7,399	8,390
Self-supported capital spending	4,301	3,409	3,204	3,119
	9,549	10,535	10,603	11,509
Provincial Debt:
Taxpayer-supported debt	44,569	49,202	53,929	58,598
Self-supported debt	25,769	26,890	27,834	28,697
Total debt (including forecast allowance)	70,638	76,392	82,063	87,595
Taxpayer-supported debt to GDP ratio	14.6%	15.5%	16.3%	17.1%
Taxpayer-supported debt to revenue ratio	77.9%	84.1%	89.4%	94.4%

Introduction

Budget 2020 takes action to build a stronger B.C., for everyone. It includes priority investments to meet government’s three commitments to British Columbians: making life more affordable, enhancing services that people count on, and building a strong and sustainable economy that works for everyone. Each year of the fiscal plan is balanced, with surpluses of $227 million in 2020/21, $179 million in 2021/22, and $374 million in 2022/23.

The Province continues to prioritize affordability with the implementation of the new BC Child Opportunity Benefit starting October 1, 2020. Government is also continuing to provide record investments for key strategies to make child care and housing more affordable across all B.C. communities.

Budget 2020 protects and grows the core programs and services that British Columbians depend on, with over $2.2 billion in new funding to support access to timely, equitable and inclusive services in health care, K-12 education, social and family support services, justice services and public safety.

The new operating funding initiatives are discussed in the expense section starting on the next page. Details on the forecasts for the Province’s revenue sources are provided in the Revenue section, starting on page 30. The capital investments section is on page 38, followed by the debt section on page 53, and a discussion on the risks to the fiscal plan on page 55.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Expense

Consolidated Revenue Fund Spending

Consolidated Revenue Fund spending in 2020/21 is $50.2 billion, with planned expenditures of $52.1 billion in 2021/22 and $54.3 billion in 2022/23. Budget 2020 builds upon government’s commitments of increasing affordability, improving the services that people count on and building a strong and sustainable economy that works for everyone, as well as true and lasting reconciliation with Indigenous peoples. In addition, the Province continues to implement Gender-Based Analysis Plus (GBA+) in the budget process to incorporate an assessment of the equity and fairness of government’s investments.

Making Life More Affordable

The Province continues to create opportunities for people to get ahead by making life more affordable. In 2020, British Columbians will no longer pay Medical Services Plan premiums for insured health services. This will save individuals up to $900 a year and families as much as $1,800 a year. Families with children under 18 will see further savings with the BC Child Opportunity Benefit, which takes effect on October 1, 2020. The fiscal plan also provides significant funding to advance the work under the Childcare BC and the Homes for BC plan, which improves child care and housing affordability in all B.C. communities.

BC Child Opportunity Benefit

As announced as part of Budget 2019, the BC Child Opportunity Benefit will be implemented in 2020, and will provide a monthly tax-free payment to support nearly 300,000 families with children under 18 years of age. This provides a greater benefit for longer, saving families up to seven times the amount over a child’s lifetime when compared against the existing early childhood tax benefit. Families with children under 18 will receive up to $1,600 per year for the first child, up to $2,600 per year for families with two children, and up to $3,400 per year for families with three children. This benefit provides more opportunity for all children of B.C. to succeed by improving the affordability of child care, participation in sports, arts and the community, and for necessities such as food, clothing and housing.

Table 1.2.1 - BC Child Opportunity Benefit

	Maximum Annual Benefit		Maximum Benefit over Entire Childhood*
	Existing Benefit	New BC Child Opportunity Benefit	Existing Benefit	New BC Child Opportunity Benefit
One Child	$660	$1,600	$3,960	$28,800
Two Children	$1,320	$2,600	$7,920	$48,000
Three Children	$1,980	$3,400	$11,880	$64,400

* Calculation assumes each child is born two years apart.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Childcare BC

Childcare BC was launched in 2018 as government’s plan to bring affordable, accessible and quality child care to families throughout the province. Since its launch, incremental funding for Childcare BC reaches $1.4 billion over the fiscal plan, bringing the total child care programs budget to a record $2 billion over three years. Investments will continue to create thousands of child care spaces, build and improve the quality of facilities, and increase the workforce. Over the past two years, government has funded over 10,400 new child care spaces. In addition, child care initiatives have helped parents save nearly $400 million through the Affordable Child Care Benefit and Child Care Fee Reduction Initiative, putting up to $1,600 back into the pockets of families each month. These combined supports have helped families of over 28,000 children to pay $10 per day or less for child care.

Access to affordable, high quality child care provides more opportunities for parents to participate in the labour market, helps to address the gender pay gap, and supports the early care and learning sector (of which over 95 per cent are women) through job creation, higher wages, and increased training opportunities. More than 11,000 early childhood educators throughout B.C. have received a $l-per-hour wage enhancement since January 2019, with another $l-per-hour increase to come in April 2020. In addition, the Education Support Fund has provided more than 5,400 bursaries since September 2018 for students who are pursuing a career in child care or upgrading their certifications. These measures help to support, attract and retain more people in the early care and learning sector to help address the growing demand for quality child care services.

Chart 1.1.1 Child Care Programs

($ millions)

Homes for BC

In Budget 2018, government announced an investment of $7 billion over ten years to support housing affordability. Budget 2020 continues to fulfill this commitment by providing an additional $118 million in operating funding and $56 million in capital funding over the plan to support B.C.’s housing strategy. The overall operating budget for housing programs has grown to $958 million in 2020/21, and will rise to $1.2 billion by

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

2022/23. In addition, the plan provides $1.1 billion in total capital funding to support housing and homelessness initiatives over three years.

Building BC

Budget 2020 provides $45 million in 2022/23 to support B.C.’s housing strategy, Building BC. Through partnerships with all levels of government, Indigenous peoples, non-profits and the private sector, government will deliver 114,000 affordable homes over the ten-year plan to improve market supply and provide more housing options for growing families, seniors, women and children fleeing violence, students and Indigenous peoples. Over the first two years, nearly 23,000 homes are completed, under construction or in the approvals process across nearly 90 communities.

Homelessness Initiatives

Budget 2020 invests an additional $50 million over the three-year plan towards expanding programs and services that support people without a home or who are at risk of homelessness. Investments will support the addition of approximately 505 new shelter spaces across the province. The funding will also be used to implement an enhanced shelter model, called navigation centres. A navigation centre is an integrated and co-operative space that provides shelter services, medical services, and helps clients navigate the system to access housing placement services and other social services. Two new 60-bed navigation centres will be opened in the province.

Budget 2020 will also provide an additional $56 million in capital funding in 2020/21 for the development of 200 new units of supportive modular housing for people who are homeless or at risk of homelessness. This funding builds on previous investments, bringing the total to 2,400 modular units of supportive housing. Supportive housing is subsidized housing with on-site supports that helps people maintain housing stability. Budget 2020 also provides $ 11 million more over three years to enhance meal programs in 92 existing shelters and supportive housing projects.

Chart 1.1.2 Housing and Homelessness Initiatives

Total funding ($ millions)

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Services British Columbians Count On

A stronger B.C. for everyone means ensuring timely and equitable access to the services people count on, including health care, education, social support services, justice and public safety. Budget 2020 invests over $2 billion in new funding over the fiscal plan to ensure all British Columbians — from students, to seniors, to those with special needs — have access to quality services.

Investing in Health Care

Health care continues to be a key priority for the Province, with over $1 billion in additional funding over the fiscal plan to improve the quality of health care services, enhance patient outcomes, and manage the growing demand. This builds on significant investments since Budget 2017 Update to support seniors care, provide overdose response, expand team-based primary care services, reduce wait times for diagnostic imaging and surgeries, and make prescription drugs more affordable for low and middle-income individuals and families.

These investments also help to ensure people have faster and better access to the day-to-day health care services they need. The Province has launched new Urgent and Primary Care Centres across B.C. to provide timely primary care access and improve services for patients. This includes newly opened centres in Burnaby, Surrey, Maple Ridge and Pitt Meadows, Kamloops, Kelowna, Vernon, Nanaimo, Langford, Prince George, Quesnel, North Vancouver and Vancouver City Centre. These centres allow people to connect with teams of doctors and nurse practitioners. This provides an alternative to traditional family doctors or hospitals, to provide more accessible options to meet patient and community needs.

One of government’s key priorities is making life better by putting people first. The Ministry of Health is allocated an additional $2.4 billion over the fiscal plan for costs associated with the Sustainable Services Negotiating Mandate to support wage increases and benefits to health sector employees who deliver vital services to British Columbians.

Chart 1.1.3 Investing in Health Care

($ millions)

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Investing in K-12 Education

Investing in students in B.C. is essential to building a strong economy for today and tomorrow. Since Budget 2017 Update, high quality K-12 education has been a priority. Government continues to invest in record levels in K-12 education to give students the supports, services and an inclusive learning environment they need to succeed. These investments include providing for more teachers in the classroom, more support for students with special needs, new and enhanced learning space in communities across B.C. and over 100 new playgrounds in the last two years, benefiting over 25,000 children. This also includes focusing on education to support true and lasting reconciliation with Indigenous peoples by incorporating Indigenous knowledge, traditions and languages into classrooms to ensure all B.C. students have the opportunity to learn Indigenous perspectives at school.

Budget 2020 provides additional funding of $339 million over three years to support the K-12 education system. This brings the total investment to over $20 billion over the fiscal plan period. The new investment supports approximately 5,100 new students in the public school system as of September 2019, with additional growth projected for September 2020. This also adds additional funding to the Classroom Enhancement Fund which funds over 4,200 teachers, including 700 special education teachers, and 190 teacher psychologists and counsellors to support the growing number of students with special needs to ensure all students have the best opportunity for success. This also includes $36 million in funding for independent schools, under the Independent School Act and Regulations.

Chart 1.1.4 Investing in K-12 Education

($ millions)

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Investing in Support Services for People

Statistics Canada information shows that in 2017, there were 481,000 people in B.C. living in poverty, down from 557,000 in 2016 and 678,000 in 2015. Detailed data shows that among the 481,000 people living in poverty in 2017, 81,000 of them were children. In November 2018, the Poverty Reduction Strategy Act was passed and requires government to reduce the overall poverty rate by at least 25 per cent and child poverty rate by at least 50 per cent by 2024, using 2016 as a baseline. In March 2019, the Province launched TogetherBC, B.C.’s first poverty reduction strategy that outlines how these targets will be achieved. The strategy aims to bring down barriers and give people the services and supports they need to break the cycle of poverty. It is built on four principles: increasing affordability, creating opportunities, building greater social inclusion, and continuing our commitment to reconciliation with Indigenous peoples. The strategy aims to lift almost 140,000 people out of poverty, including 50,000 children.

Budget 2020 supports TogetherBC and provides support for families and individuals most in need. Additional funding of $131 million will provide for caseload pressures to support those accessing income, disability and supplementary assistance. Supplementary assistance includes the Senior’s Supplement, the Bus Pass and Transportation Supplement for persons with disabilities, and other urgent supports such as the crisis supplement, counselling, school start-up, and other health supplements for dental, diet, and medical equipment and supplies.

Earnings Exemption

Reducing poverty is not just about providing financial assistance to those in need; it is about creating opportunities. Higher earnings exemptions offer people a chance to increase their household income, remain connected to the workforce, and build the valuable work experience that can lead to a good-paying job.

Budget 2020 provides $20 million over the fiscal plan to ensure thousands of people and families on income assistance can keep more of the income they earn from wages without having their income assistance payments reduced. The monthly earnings exemption for single persons on temporary assistance will increase by $100 per month; this means they can keep up to an additional $1,200 a year. For single persons receiving disability assistance, the annual earnings exemption will increase by $3,000 per year, which means that they will be able to earn $15,000 a year without affecting their assistance payments. The monthly and annual earnings exemptions for a family on income assistance are also increasing. This builds on the earnings exemption increases introduced in Budget 2017 Update.

Table 1.2.2 Earnings Exemptions

		New Earnings
	Current Earnings	Exemption ($) as
Client Category	Exemption Limit ($)	of Jan 2021	Change
Income Assistance (monthly)
Single/ childless couple	400	500	25%
Family with dependent children	600	750	25%
Persistent Multiple Barriers	700	900	29%

Disability Assistance (annual)
Single/ single parent	12,000	15,000	25%
Couple/ two parents with one adult with the PWD[1] designation	14,400	18,000	25%
Couple/ two parents with both adults with the PWD[1] designation	24,000	30,000	25%

1 Persons with Disability

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Community Living BC

Additional funding of $121 million over three years will be provided to Community Living BC, which provides critical services and supports to over 23,000 adults with developmental disabilities and their families. This includes $3 million to increase the respite rate for the caregivers of adults with disabilities. This aligns with the 10 per cent increase the Ministry of Children and Family Development implemented through Budget 2019 and supports caregivers with more opportunity to rest and recharge. Community Living BC is allocated an additional $68 million across the plan for wage increases consistent with the Sustainable Services Negotiating Mandate to support the employees that deliver these important services.

Improving the Lives of Children and Youth

To support children, youth and families, Budget 2020 provides $146 million in new funding over the fiscal plan. This includes $24 million for autism supports that are expected to benefit over 1,400 additional children and youth and their families per year and $84 million over the fiscal plan to support the nearly 6,000 children and youth that are in the Ministry of Children and Family Development’s care. This also includes $23 million for services that support the health, safety and well-being of children and youth. This includes child protection legal services; the medical benefits program, which assists families with the cost of caring for children and youth with severe disabilities; and permanency services, which aims to reduce the number of children and youth in care and improve outcomes for children, youth and families.

The cultural connections program supports Indigenous children and youth in care maintain connections with their community by enabling them to attend cultural events, visit with community members and learn languages. This program provides opportunities for First Nations to participate in developing care plans to support Indigenous children and youth in care. Budget 2020 provides the Ministry of Children and Family Development with $5 million per year to support the cultural connections program.

Government is also expanding eligibility for the Agreements with Young Adults program which provides supports for young adults aging out-of-care to offset living costs while they attend school, rehabilitation, vocational or life skills programs. Youth who turn 19 in certain out-of-care placements will now be eligible to enrol in the program, as well as youth with significant involvement with the child welfare system between the ages of 12 and 19. Over 250 additional youth with involvement in the child welfare system per year

Table 1.2.3 Investments in Support Services for People

($ millions)	2020/21	2021/22	2022/23	Total
Community Living BC	29	31	61	121
Income and Disability Assistance	34	50	68	151
Autism supports	8	8	8	24
Children-in-care	28	28	28	84
Cultural connections	5	5	5	15
Child protection and other services	8	8	8	23
Total	111	129	178	418

Note: Components may not sum to total due to rounding

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are expected to benefit from this expansion. This change allows for closer alignment with the provincial Tuition Waiver program for former youth-in-care that was introduced in Budget 2018.

Community Social Services Sector

The community social services sector represents an important part of the B.C. economy and builds a stronger B.C. by delivering services that people depend on for their health, well-being and quality of life. Workers in this sector care for people in a variety of programs and settings. This includes private, group and residential community living homes, supported employment programs, child development centres, adult day programs, neighbourhood houses, immigrant settlement programs, counselling for victims of sexual abuse, and crisis intervention programs in communities throughout the province.

Budget 2020 provides new funding to support recruitment and retention for community social service agencies to support the overall and long-term strength of the sector.

Enhanced Access to Justice Services and Community Safety

Government is taking action to provide a justice system that serves all British Columbians. Generally, women, Indigenous peoples, and other marginalized groups face greater unmet legal needs. Women are generally more likely to experience family law issues, domestic and intimate partner violence, and poverty, which often require services such as legal aid. Meanwhile, there is an over-representation of Indigenous people in the justice system; the rates of violence and crime against Indigenous peoples, especially for Indigenous women and girls, are significantly higher than those for non-Indigenous peoples.

Budget 2020 provides additional funding of $212 million over three years to improve timely access to justice, and improve the quality of services, including improving Indigenous peoples’ experience with the legal system. The new funding consists of:

•                  $57 million for legal aid services to ensure resources are available to provide legal advice, information and representation for individuals and families that might otherwise not be able to afford it;

•                  $8 million towards the Indigenous justice strategy, which includes the implementation of new Indigenous justice centres that will provide culturally safe justice and social services and diversion programs to support the sector’s broader efforts to reduce over-representation of Indigenous peoples in the justice system;

•                  $132 million for improving access to court services, including $99 million to operate a new 14 room courthouse in Abbotsford and expansions to courthouses in Surrey and Fort St. John, and $33 million to support additional resources for the Supreme Court, court sheriffs, Public Guardian and Trustee, major cases and crown-led bail hearings; and,

•                  $15 million for timely and affordable resolutions of minor disputes, including minor motor vehicle accident injury disputes up to $50,000 through the Civil Resolution Tribunal.

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Budget 2020 also provides $71 million in additional funding over the plan to enhance public safety and support services for those affected by crime.

Victims and families can be affected by crime in many ways, whether it is physical or emotional. Government is providing $13 million over three years in additional funding to assist victims, immediate family members and witnesses in coping with the effects of violent crime.

New public safety investments include:

•                  $18 million to protect public health and enable the safe implementation of cannabis legalization, including $12 million for resources to ensure compliance and enforcement against the illegal sale of cannabis and related activities and funding for security checks for cannabis licensing;

•                  $17 million for corrections services aimed at improving conditions for both inmates and staff, including $14 million to initiate reforming the use of segregation practices, and $3 million for capacity growth and facilities maintenance for the Community Corrections Accommodation Strategy; and,

•                  $23 million for other public safety and crime prevention programs, including police services and First Nations policing for rural communities, resources to implement the Witness Security Act, surveillance and supervision services, and increased resources for coroner post-mortem diagnostic services to expedite autopsies.

Restoring Confidence in Sectors Affected by Money Laundering

Government is committed to tackling the financial crime that is hurting people and B.C.’s economy. Independent reports by Maureen Maloney and Peter German found that money laundering has distorted British Columbia’s economy, fueled the overdose crisis and driven up housing prices.

Budget 2020 provides $11 million to fund the public inquiry into money laundering. B.C. Supreme Court Justice Austin Cullen has been appointed as commissioner to lead the inquiry which will make recommendations on the extent, growth, evolution and methods of money laundering, including a review of the gaming, real estate, finance and banking, and luxury goods sectors. The inquiry will provide the Province with more information to reduce the flow of illegal money in B.C.

In total, Budget 2020 invests $294 million to improve justice services and public safety, as summarized in Table 1.2.4.

Table 1.2.4 Justice and Community Safety Investments

($ millions)	2020/21	2021/22	2022/23	Total
Legal aid services	19	19	19	57
Indigenous justice strategy	3	2	3	8
Courthouse expansions and other legal services	35	44	53	132
Civil Resolution Tribunal	5	5	5	15
Crime Victims Assistance Program	4	4	5	13
Cannabis safety initiatives	6	6	5	18
Corrections facilities	7	5	5	17
Public safety and crime prevention programs	8	8	8	23
Public inquiry into money laundering	10	1	—	11
Total	97	94	103	294

Note: Components may not sum to total due to rounding

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Building a Strong and Sustainable Economy that Works for Everyone

Budget 2020 provides investments to sustain our strong economy. This includes capital investments in schools, hospitals, roads, transit and housing that will benefit communities across the province. These investments help create jobs, ensure that people have access to the services they depend on and support our trade corridors and businesses to keep goods and people moving. Budget 2020 also supports B.C. in moving forward with new funding for CleanBC. The fiscal plan also affirms the Province’s commitment to true and lasting reconciliation with Indigenous peoples, and investing for the future, including support to the people and communities in the forestry sector.

Climate Action and CleanBC

CleanBC funding commitments total nearly $1.3 billion over four years since 2019/20.

Budget 2020 provides new funding of $419 million. This includes $299 million in new program and capital funding over the next three years to continue building upon initiatives started in 2019/20, such as the CleanBC Program for Industry, as well as pilot new programs to further reduce carbon emissions. It also includes $120 million to continue the climate action tax credit in 2022/23.

Amendments to the Climate Change Accountability Act will require an annual report tabled in the legislature, starting in 2020, on emissions and spending on climate action initiatives.

New program and capital funding as part of Budget 2020 includes the following:

•                  Cleaner Transportation: B.C. is well on its way to meeting its 2025 mandate of 10 per cent new cars and trucks to be zero-emission vehicles. Budget 2020 provides $20 million in new operating funding to ensure the continuation of the Go Electric BC program, the point-of-sale incentive that makes the adoption of electric vehicles more affordable for British Columbians. This program will help save British Columbians up to $3,000 on the purchase of a new battery electric or hydrogen fuel cell vehicle, with savings in fuel costs of up to $1,500 annually. Other supporting initiatives include the elimination of PST on electric aircrafts as discussed on page 64.

•                  Charging Stations: To make it easier to charge an electric car or fuel a hydrogen car, Budget 2020 provides $5 million for incentives to install home and workplace charging stations, and $2 million to build new public fast-charging and hydrogen fueling stations for zero-emission vehicles. An additional $5 million is provided to continue incentives for zero-emission buses and heavy-duty vehicles, including trucks, port and airport ground equipment, and marine vessels.

•                  Climate Readiness: Budget 2020 provides nearly $3 million over the fiscal plan to take steps toward preparing and responding to the inevitable impacts of climate change that are already underway. This supports the development of B.C.’s Climate Adaptation and Preparedness Strategy in collaboration with Indigenous peoples and through consultation open to all British Columbians. The funding also contributes to improving data collection which will provide new insights on the Province’s progress towards its emissions targets and enhance reporting on provincial and community greenhouse gas levels.

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•                  Carbon Neutral Capital Program: Budget 2020 provides an additional $106 million over three years to the Carbon Neutral Capital Program that funds public facilities such as schools, universities and hospitals to improve energy efficiency. Projects funded by this program are anticipated to reduce carbon output by 238,000 tonnes of carbon dioxide equivalent (TCO2e) over their lifespan.

•                  Public Sector Transportation Capital Investments: The Province will invest $1 million in capital funding in 2020/21 to pilot a new program to convert inland ferries in rural B.C. to electric, which will eliminate local air pollution caused by diesel exhaust. Budget 2020 also provides $2 million in capital funding over two years to enable the purchase of public sector zero-emission vehicles and building of additional charging station infrastructure to support the CleanBC commitment that 10 per cent of new public sector vehicle purchases are electric.

Budget 2020 also meets the Province’s commitment for the CleanBC Program for Industry to direct a portion of B.C.’s carbon tax paid by industry towards incentives for cleaner operations, including $155 million in funding for 2022/23. Total funding for industry incentives will increase from $56 million in 2019/20 to $105 million in 2020/21 to support two industry programs:

•                  CleanBC Industrial Incentive Program: regulated large industrial operations will receive a portion of incremental carbon tax upon reducing emissions to world-leading benchmark levels.

•                  CleanBC Investment Fund: industrial carbon tax revenue is directed to emissions reduction projects identified by industry.

Table 1.2.5 CleanBC - Operating, Capital and Contingencies Allocations

($ millions)	2020/21	2021/22	2022/23	Total
Budget 2019 Operating and Capital	91	100	100	291

Budget 2020 New Investments - Operating Funding				—
Go Electric BC and Charging Stations	32	—	—	32
Climate Adaptation and Preparedness	1.3	1.3	—	3
Budget 2020 New Investments - Capital Funding
Carbon Neutral Capital Program	35	35	35	106
Public Sector Fleet and Ferry Electrification	2	1	—	3
Subtotal	71	38	35	144

Total CleanBC Operating and Capital Funding	162	138	135	435

CleanBC Contingencies Funding	73	161	155	389

Note: Components may not sum to total due to rounding

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Meaningful Reconciliation

A strong and sustainable economy that works for everyone means moving forward together through true and lasting reconciliation with Indigenous peoples. Over the past year, collaboration between the Province and the First Nations Leadership Council, comprised of the Union of BC Indian Chiefs, the BC Assembly of First Nations and the First Nations Summit, and with direction from First Nations chiefs of B.C., has resulted in the passing of the Declaration on the Rights of Indigenous Peoples Act. The act recognizes Indigenous peoples as full partners and participants in B.C.’s economy, with established rights to participate in and benefit from land and resource activities within their territories.

Budget 2020 affirms the agreement announced as part of Budget 2019 that shares gaming revenues with First Nations, which is estimated to be $3 billion over the next 25 years. This dedicated revenue, which is anticipated to be $96 million in 2021/22 and $98 million in 2022/23, will provide stable, long-term funding to support self-government and healthy communities. Each First Nations community in B.C. will receive between $250,000 and $2 million annually. First Nations communities will determine their own priorities for the funding which can be used for a wide range of benefits, including health and wellness, housing, infrastructure, training, environmental protection, economic development, governance capacity and other uses.

Budget 2020 also supports reconciliation with Indigenous peoples through new investments for the cultural connections program for Indigenous children and youth in care, the Agreement with Young Adults program, and new Indigenous justice centres, as discussed in previous sections.

Investing In Our Future

Post-Secondary Education and Training

Government continues to make post-secondary education more accessible and affordable. The Province is investing $24 million in additional funding over three years to provide the B.C. Access Grant — a new up-front, needs-based student grant program — effective September 2020. This investment will increase funding to a total of $41 million annually for the B.C. Access Grant. The B.C. Access Grant will replace existing completion grants and provide the students who need it most, with financial assistance to access the education needed to start a new career and support a family. The new grant will benefit more than 40,000 students attending public post-secondary institutions in B.C., including students pursuing shorter duration certificate and diploma programs, as well as those pursuing more traditional degree programs.

Budget 2020 fulfills the government’s commitment towards expanding post-secondary technology programming by increasing funding to reach $42 million annually by 2022/23. This will complete a six-year expansion that will result in 2,900 new post-secondary spaces in science, technology, engineering and mathematics (STEM), and 1,000 new STEM graduates by 2023. These graduates will support and sustain B.C.’s competitive technology sector with more homegrown talent and will support students with more opportunities to obtain well-paid, high-skilled jobs.

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Wildfire and Emergency Management

Budget 2020 provides new funding of $65 million per year towards wildfire and emergency response, management and prevention. This increases base funding for fire management by $35 million per year, and increases emergency program base funding by $30 million per year. This provides a total of $519 million over the fiscal plan to provide more resource stability to respond to and recover from emergencies in B.C. Any emergency costs above this base amount will continue to be funded through the statutory spending authority provided for under the Wildfire Act and Emergency Program Act and managed within the prudence provided for in the fiscal plan.

Revitalizing the Forestry Sector and Supporting Communities and Workers in Transition

Many forestry workers and communities throughout B.C. have been affected by the declining harvests due to the mountain pine beetle infestation, extreme wildfire seasons of 2017/18 and 2018/19, and volatile softwood lumber prices.

In 2019/20, government delivered several new programs to support forestry workers affected by temporary and permanent mill closures and curtailments including:

•                  $69 million over two years to The Forestry Worker Support Program — this includes early retirement bridging for the affected workforce, placement co-ordination services, worker training programs, interim work opportunities for logging contractors and direct funding support provided to workers, families and contractors; and

•                  $5 million to support to coastal forestry contractors at risk of repossession of their logging equipment through the Coastal Logging Equipment Support Trust.

Looking forward, Budget 2020 provides $13 million over three years to begin developing new opportunities for the bioeconomy and revitalizing the forestry sector. This includes new and better inventory activities to get more out of our forest resources, expanding economic opportunities, and improving forest management planning and stewardship, through collaboration with First Nations and other stakeholders.

This funding also supports the Province’s priorities of expanding and promoting B.C.’s innovative wood products and technologies. It also builds on investments in Budget 2019 of $10 million for the Coast Forest Sector Revitalization Initiative as further described in the Economic Foundation topic box.

Together, these programs reflect a co-ordinated, cross-ministry approach to supporting the immediate needs of forestry communities, as well as developing economic alternatives for a strong, resilient new forest economy.

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Economic Foundation to Support a Sustainable Budget and Fiscal Plan

A cornerstone of successfully maintaining a sustainable balanced Budget and Fiscal Plan is the strength and resiliency of the near and longer-term economic foundation that supports it. British Columbia’s rising population continues to create new demands for public goods, services and infrastructure, along with growing expectations of an improved standard of living throughout the province.

The population chart below shows that from 2001 to 2019, B.C.’s population grew by close to one million people, with much of the increase concentrated in the Lower Mainland. By 2024, B.C.’s population is expected to grow by a further 6.8 per cent or around 346,000 people.

Maintaining a strong economic foundation and improving the standard of living for British Columbians requires carefully planned public investments in social and economic programs and infrastructure. It also requires strategies that encourage external trade, investment and higher employment earnings.

Investments in People and Infrastructure

The government is promoting quality economic growth that increases wages, generates revenues to fund public services, and shares the benefits of growth broadly across the province. Such growth also relies on the contribution of people. Investments in programs and services that enhance the skills and resilience of British Columbians and enable higher rates of workforce participation are key elements needed to grow a good economic foundation.

Government is training British Columbians for the high-demand trades, technology, professional and service occupations of the future, ensuring that immigration programs are focused on recruiting newcomers to fill identified needs in the labour force, and focusing innovation capacity on helping businesses to address hard-to-fill labour categories. Post-secondary education and skills training is more accessible and affordable, with the elimination of interest on B.C. student loans and the new B.C. Access Grant,

British Columbia’s Population (2001 - 2024)

Sources: BC Stats; B.C. Ministry of Finance estimates.

Note: All figures are as of July 1 for the year stated.

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making life more affordable for families and young people transitioning to the workforce.

Building on Budget 2018, the fiscal plan provides record-level funding of $2 billion for child care programs that reduce the cost of child care, create new child care spaces across the province and help parents find licensed child care providers so they have a chance to rejoin the workforce.

Ongoing improvements to the quality of B.C.’s health care system are underway to reduce wait times, provide better, faster access to physicians and other health professionals, and increase B.C.’s ability to provide for the physical and mental health needs of a growing and aging population.

Growing a strong economy also needs affordable housing. Government is working hard to tackle the housing crisis by addressing speculation, restricting rent increases and building more affordable homes for people across British Columbia. This includes making the largest investment in affordable housing in B.C.’s history — $7 billion over 10 years — and working with partners to build 114,000 affordable homes. This includes housing supports for people without a home or at risk of homelessness.

Budget 2020 provides infrastructure investments to sustain a strong economy, including capital investments in schools, hospitals, roads, transit and housing that will benefit communities across the province. These investments help to create jobs, ensure that people have access to the services they depend on, and support trade corridors and businesses to keep goods and people moving.

Competitive Business Climate and Encouraging Investment in B.C.

The government is focusing on opportunities that lead to environmentally and fiscally sustainable growth that fit within the Province’s climate action plan, supply good jobs provincewide, and help raise the standard of living of all British Columbians.

Key areas include:

1.              Maintaining a competitive business climate

2.              Supporting reconciliation with Indigenous peoples*

3.              Powering the province’s CleanBC future

4.              Investing in transportation and infrastructure*

5.              Investing in technology and innovation

In 2018, the government announced an investment fiscal framework to support competitiveness of major natural gas and liquefied natural gas (LNG) developments in B.C., provided that projects:

•                  Provide a fair return on B.C.’s natural resources and healthy government revenues to invest in people;

•                  Create high-paying jobs and training opportunities for British Columbians;

•                  Generate opportunities for and make partners of Indigenous peoples;

•                  Look after the environment; and

•                  Are less greenhouse gas (GHG) intensive than comparable projects elsewhere in the world and ft with B.C.’s climate commitments.

LNG Canada announced on October 1, 2018 that it would be proceeding with its $40 billion project, the single-largest private sector investment in Canadian history. The framework is available in considering other new major projects in B.C. as well.

The Ministry of Jobs, Economic Development and Competitiveness is also implementing a strategic investment framework that focuses on quality economic growth distributed across all citizens in all regions of the province and uses a standardized engagement and evaluation approach. These strategies build on the Province’s existing competitive tax environment, which includes:

•          The second lowest small business corporate income tax rate among provinces, a competitive general corporate income tax

*Budget 2020 includes a separate topic box or section on these areas.

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rate, and generally the lowest personal income taxes in the country for individuals earning up to $140,000;

•                  Elimination of PST on electricity for businesses, effective April 1, 2019;

•                  Elimination of Medical Services Plan premiums effective January 1, 2020 — one of the biggest tax cuts for working people in B.C. history — putting $800 million a year back into the economy;

•                  Introduction of the Employer Health Tax at the lowest rate among provinces with a payroll tax;

•                  Certainty for the mining industry by making exploration tax credits permanent; and

•                  Over $800 million in corporate income tax reductions over four years to support investments in machinery and equipment and other capital assets for use in B.C.

In 2019, the government began working with the Business Council of B.C. (BCBC) on competitiveness models to enable new investment in sectors fitting within the Province’s CleanBC plan and that contribute to the economy through good jobs, healthy government revenues and benefits to Indigenous peoples. Progress to date has led to a greater awareness of competitiveness issues as government and business work to identify creative responses to the new low carbon economy over the coming years, with focus on:

•                  Carbon offsets and carbon trading;

•                  B.C.’s carbon tax and other areas of taxation;

•                  B.C.’s international low carbon supplier “brand” with major customers and investors;

•                  B.C.’s regulatory environment;

•                  Transportation, infrastructure, and the efficiency of B.C.’s trade corridors; and

•                  Linkages between B.C.’s major industrial sectors and investments in technology and innovation.

Budget 2020 includes two modest tax measures that align with the Low Carbon Industrial Strategy being developed with the BCBC and with related goals under the CleanBC plan.

•                  Businesses in the manufacturing and resource industries can now obtain machinery and equipment (M & E) used for pollution control and waste management without paying PST regardless of where the M & E will be used. Previously, the exemption for this type of M & E was subject to strict geographic constraints. This measure makes it easier to invest in technologies B.C. companies need in order to produce clean, low carbon products; and

•                  A new PST exemption and refund related to electric aircraft and electric aircraft conversions recognizes an emerging technology and supports made-in-B.C. innovation, as small businesses like those in aerospace, lead the way in finding clean and renewable alternatives to legacy technologies.

The government, BCBC and industry will also continue to explore ways to align goals of the CleanBC Industrial Incentive program with the Low Carbon Industrial Strategy, to help B.C. industry remain competitive while working to exceed world-leading emissions benchmarks.

A key goal is to ensure that B.C.’s leadership on climate change does not materially impair B.C.’s business competitiveness. It would be unhelpful to the global fight against climate change if low-carbon intensity B.C. operations are shut down, with the same production activities replaced elsewhere with higher GHG emissions. The government will continue to work collaboratively with industry, communities, Indigenous peoples, environmental groups and working people to ensure that does not happen.

Enhancing Regulatory Performance

An effective regulatory environment helps ensure that private sector interactions with government are efficient, freeing up businesses’ time to run their business while creating

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good-paying jobs across B.C.’s regions. Building on the government’s commitment to advance Mining Jobs Task Force actions, the Ministry of Energy, Mines and Petroleum Resources is continuing to enhance regulatory performance in the mining sector with a focus on:

•                  Delivering more efficient and effective mine-related permitting to create quality economic growth opportunities;

•                  Enhancing environmental sustainability and outcomes; and

•                  Implementing the Province’s reconciliation goals by partnering with Indigenous peoples on mining-related opportunities.

B.C.’s new Environmental Assessment Act supports meaningful reconciliation with Indigenous peoples; enhances public confidence; and provides greater regulatory certainty for project proponents and investors. Enhanced cooperation with the federal government also now means single project reviews on behalf of both governments.

These initiatives will help B.C. take advantage of opportunities to become a jurisdiction of choice in supplying responsible low-carbon products and attracting investment from a growing pool of investors concerned about environmental, social and governance outcomes.

Working Towards a Sustainable, Resilient Forest Sector

Leaders of communities, companies, Indigenous peoples and other stakeholders are working with the Ministry of Forests, Lands, Natural Resource Operations and Rural Development (FLNR) with a priority focus on:

•                  Managing the future fibre resource;

•                  Increasing higher-value production for diverse markets and lower carbon future; and

•                  Increasing Indigenous participation and enhancing community connection to forestry.

This transformation takes time and commitment by all partners and stakeholders. FLNR is working on a multi-year project to improve forest practices legislation and collaboration with Indigenous peoples, while providing more predictability to industry. The ministry is also focusing on planting more trees while sequestering carbon and utilizing more fibre, particularly around wildfire-prone communities.

Forest sector transformation also means changing the structure of industry. Manufacturing capacity reductions have impacted workers and their communities, as well as harvesting reductions due to the longest strike in coastal forestry history. In response to the impacts of temporary and permanent mill closures and curtailments, the ministry is sponsoring two initiatives to assist workers, contractors and communities — the Forestry Worker Support Program and the Coastal Logging Equipment Support Trust.

In the Kootenays and in Mackenzie, leaders from industry, Indigenous peoples, local government and unions have formed coalitions and committed to a process to generate shared recommendations for sustainable growth in the forestry sector. Trough working partnerships, a key goal is to transition to a low carbon economy by promoting the use of wood in public sector projects and construction of tall (up to 12 storey) buildings. This includes post-secondary programs in industrial design and wood products, and working with stakeholders and Indigenous peoples to seek partnerships on new economic opportunities based on use of B.C. wood.

Powering the Province’s CleanBC Future

Electrification of the natural gas sector — In April 2019, Canada committed support for the Peace Region Electricity Supply project — a BC Hydro transmission line to allow additional customer connections in the Montney region. In August 2019, B.C. and Canada signed the Memorandum

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of Understanding (MOU) on electrifying the natural gas and LNG sectors. A Clean Power Planning Committee of the federal and provincial governments and BC Hydro will oversee commitments under the MOU, which initially identified $680 million of BC Hydro transmission projects to provide additional infrastructure to support electrification. Use of clean electricity avoids emissions and lowers carbon intensity of B.C.’s natural gas.

Go Electric BC program — B.C. has successfully started the transition to a transportation system powered by clean energy. The program has been designed to reduce barriers to adopting use of electric vehicles, and in 2019, B.C. had the highest uptake rate of electric vehicles in Canada. The Go Electric BC program is continuing to support vehicle purchase rebates for passenger, commercial and heavy-duty vehicles, as well as installation of public and private charging infrastructure, and public hydrogen fueling.

Technology and Innovation

The government has developed an innovation framework to help inform investments and shape government’s technology programming. The framework recognizes that technology is an enabler of all sectors of the economy, across all areas of the province. Early initiatives under the framework include:

•                  Collaboration between the Province, City of Kamloops, Tompson Rivers University, industry and Indigenous peoples to develop emergency management innovation in Kamloops;

•                  Establishing a quantum computing institute to help create a quantum computing talent pool and commercialize technologies so that B.C.’s world leading companies can scale up and grow here;

•                  Training digital skills in regional centres to create local talent pools to support growth of local tech-enabled economies. Training is underway in Quesnel, Canal Flats, Campbell River and Victoria;

•                  Working with industry partners to support the development of priority research clusters that provide broad benefits for B.C., including agri-tech, clean tech and life sciences; and

•                  Expansion of high-speed internet in nearly 500 rural, remote and Indigenous communities since July 2017, to close the digital divide and create opportunities for economic growth across regions.

The Emerging Economy Task Force, a joint initiative within the Confidence and Supply Agreement (CASA) between the government and the Green Party caucus, will also help make sure that British Columbians can stay at the forefront of emerging economic developments and transformative technologies for the benefit of people, now and into the future.

These examples illustrate ways the government is working to strengthen B.C.’s economic foundation, improve British Columbians’ standard of living, and support a sustainable balanced Budget and Fiscal plan in the near to longer term.

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BC Public Service

Full-time equivalent (FTE) staff utilization in core government ministries is projected to remain stable at 31,800 FTEs across the fiscal plan.

Public Sector Compensation - Sustainable Services Negotiating Mandate

There are over 430,000 people in British Columbia’s public sector working in the core public service, at Crown corporations and agencies, in health and community social services, K-12 public education and post-secondary institutions. Of those people, more than 330,000 are unionized employees.

Budget 2020 provides funding to support new collective agreements consistent with the three-year (2019-2022) Sustainable Services Negotiating Mandate. Over the fiscal plan period, a total of $3 billion in additional funding is provided in ministries’ base budgets for agreements signed under the mandate, while $1.8 billion continues to be held for the outstanding agreements. The mandate supports government’s commitment to improve the services people count on, make life more affordable and invest in sustainable economic growth.

Protecting Core Programs and Services through Expenditure Management

Government continues to protect and grow funding for core programs and services while maintaining fiscal balance. Government is redirecting a modest amount of previously planned ministry budget allocations to core programs and services. These adjustments represent less than one per cent of government’s annual operating expenses and enable new Budget 2020 investments towards the growing demand for the essential services that British Columbians depend on, such as health care, education, social and family support services, and community safety and justice services.

Recovered Expenses

Government projects that, over the fiscal plan period, it will incur $9.6 billion in program spending which will be recovered from third parties.

Recovered costs include an estimated $2.7 billion in interest payments from commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns.

A total of $3.0 billion of programs will be delivered with funding from the federal government, such as the Labour Market Development Agreement, the Canada Job Grant, public transit, integrated workplace solutions, and child and family support programs.

$1.9 billion in government spending is supported by other miscellaneous sources, primarily other jurisdictions, other government levels, and agencies, including commercial Crown corporations. Expenses that relate to these recoveries include health care, PharmaCare, transportation projects, other expenses, and employee health benefits costs collected from participating government agencies.

$2.0 billion in remaining cost recoveries will be invested in a variety of programs, including industry-funded regulatory programs recovered through fees and fees recovered for collections services rendered.

Government reports the expenses incurred and the recoveries as revenue. The offsetting nature of these amounts results in no net impact to government’s fiscal plan.

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Operating Transfers

Around 61 per cent of ministry spending takes the form of transfers paid to service delivery agencies for the provision of services on behalf of government. These transfers will total $95.6 billion over the three-year fiscal plan period and will support education, health care, social services, housing, and transportation programs delivered by the agencies. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority.

Service Delivery Agency Spending

Service delivery agency spending is projected to increase from $36.0 billion in 2019/20 to $39.1 billion by 2022/23.

School district spending is projected to rise from $7.0 billion in 2019/20 to $7.1 billion by 2022/23 — an increase of $156 million, or 2.2 per cent. This increase is primarily due to salary and benefits costs related to higher projected student enrolment.

Post-secondary institution spending is projected to rise from $6.7 billion in 2019/20 to $7.2 billion by 2022/23 — an increase of $495 million, or 7.4 per cent. The spending increase is primarily due to higher staffing and operating costs related to higher enrolment. The increased salary and benefit costs also reflect the impacts of agreements under the Sustainable Services Negotiating Mandate.

Health authority and hospital society spending is projected to rise from $16.8 billion in 2019/20 to $18.4 billion by 2022/23 — an increase of $1.6 billion, or 9.5 per cent. The spending increase is largely driven by increasing usage of health services and compensation increases relating to the Sustainable Services Negotiating Mandate.

Projected spending by other service delivery agencies is forecast to increase from $5.5 billion in 2019/20 to $6.3 billion in 2022/23. This spending relates mainly to services in the transportation, social services, and housing sectors.

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Table 1.3 Revenue by Source

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20	2020/21	2021/22	2022/23
Taxation revenue
Personal income	11,022	11,771	12,294	12,833
Corporate income	5,008	4,739	4,926	5,232
Employer health	1,854	1,924	1,999	2,077
Sales [1]	7,569	7,905	8,226	8,556
Fuel	1,015	1,024	1,031	1,038
Carbon	1,690	1,954	2,181	2,183
Tobacco	736	755	755	755
Property	2,917	3,026	3,169	3,316
Property transfer	1,545	1,586	1,671	1,764
Insurance premium	645	660	670	680
	34,001	35,344	36,922	38,434
Natural resource revenue
Natural gas royalties	153	207	218	223
Forests	991	867	829	811
Other natural resources [2]	1,182	1,075	1,124	1,109
	2,326	2,149	2,171	2,143
Other revenue
Medical Services Plan premiums — eliminated January 1, 2020 [3]	1,065	—	—	—
Other fees and licences [4]	4,495	4,667	4,771	4,851
Investment earnings	1,242	1,247	1,204	1,217
Miscellaneous [5]	3,582	3,798	3,798	3,729
	10,384	9,712	9,773	9,797
Contributions from the federal government
Health and social transfers	7,427	7,683	7,955	8,245
Other federal government contributions [6]	1,991	2,280	2,139	2,083
	9,418	9,963	10,094	10,328
Commercial Crown corporation net income
BC Hydro	707	712	712	712
Liquor Distribution Branch	1,092	1,134	1,152	1,173
BC Lottery Corporation [7]	1,366	1,363	1,269	1,304
ICBC	(91)	86	148	191
Other [8]	123	122	125	129
	3,197	3,417	3,406	3,509
Total revenue	59,326	60,585	62,366	64,211

1     Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.

2     Columbia River Treaty, Crown land tenures, other energy and minerals, water rental, and other resources.

3     After the elimination of MSP premiums, the revenue reduction is approximately $2.7 billion annually.

4     Post-secondary, health-care-related, motor vehicle, and other fees.

5     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

6     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

7     Net of payments to the federal government and First Nations. First Nations revenue sharing is forecast $96 million in 2021/22 and $98 million in 2022/23.

8     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and other agencies’ self-supported subsidiaries.

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Table 1.4 Expense by Ministry, Program and Agency

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20 [1]	2020/21	2021/22	2022/23
Office of the Premier	11	11	11	11
Advanced Education, Skills and Training	2,330	2,366	2,372	2,374
Agriculture	98	95	96	96
Attorney General	611	652	654	662
Children and Family Development	2,068	2,228	2,255	2,259
Citizens’ Services	561	552	554	554
Education	6,577	6,697	6,758	6,765
Energy, Mines and Petroleum Resources	180	114	92	92
Environment and Climate Change Strategy	247	245	247	246
Finance	1,160	838	883	975
Forests, Lands, Natural Resource Operations and Rural Development	950	844	856	850
Health	20,846	22,190	23,130	23,875
Indigenous Relations and Reconciliation	108	97	108	108
Jobs, Economic Development and Competitiveness	97	93	94	94
Labour	16	17	17	17
Mental Health and Addictions	10	10	10	10
Municipal Affairs and Housing	828	650	842	812
Public Safety and Solicitor General	932	852	857	863
Social Development and Poverty Reduction	3,568	3,683	3,750	3,798
Tourism, Arts and Culture	164	161	161	161
Transportation and Infrastructure	914	929	932	932
Total ministries and Office of the Premier	42,276	43,324	44,679	45,554
Management of public funds and debt	1,225	1,197	1,243	1,249
Contingencies	1,102	600	400	400
Contingencies - Sustainable Services Negotiating Mandate	121	466	706	653
Priority spending initiatives and caseload pressures	—	—	—	600
Funding for capital expenditures	1,697	2,789	3,055	3,681
Refundable tax credit transfers	1,423	1,686	1,921	2,005
Legislative Assembly and other appropriations	158	166	163	160
Total appropriations	48,002	50,228	52,167	54,302
Elimination of transactions between appropriations [2]	(21)	(20)	(21)	(23)
Prior year liability adjustments	(12)	—	—	—
Consolidated revenue fund expense	47,969	50,208	52,146	54,279
Expenses recovered from external entities	3,522	3,335	3,148	3,114
Funding provided to service delivery agencies	(28,712)	(30,813)	(31,837)	(32,979)
Total direct program spending	22,779	22,730	23,457	24,414
Service delivery agency expense:
School districts	6,980	7,080	7,119	7,136
Universities	5,279	5,457	5,590	5,720
Colleges and institutes	1,452	1,464	1,484	1,506
Health authorities and hospital societies	16,809	17,425	18,077	18,446
Other service delivery agencies	5,524	5,902	6,160	6,315
Total service delivery agency expense	36,044	37,328	38,430	39,123
Total expense	58,823	60,058	61,887	63,537

1     Restated to reflect government’s current organization and accounting policies.

2     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Revenue

Total revenue growth is expected to average 2.7 per cent annually over the three-year period to 2022/23, incorporating the elimination of Medical Services Plan (MSP) premiums and the impact of revenue measures detailed in Part 2: Tax Measures. Revenue growth in taxation and other sources, federal government contributions and net income of commercial Crown corporations is partly offset by declining revenue from natural resources.

Chart 1.2 Revenue Forecast

With the elimination of MSP premiums on January 1, 2020, revenue growth in taxation sources and MSP premiums averages 3.1 per cent over the three-year fiscal plan period.

B.C. and the federal government continue to support business competitiveness in the face of ongoing global developments through corporate income tax relief. B.C. is contributing over $800 million over the four years to provide incentives for investment in capital assets, such as buildings, machinery and equipment. These investments will help drive business growth and create good-paying jobs for British Columbians.

The effects of these changes, combined with the impacts of steady economic growth and LNG Canada’s final investment decision to build an LNG facility in Kitimat, result in a 4.2 per cent average annual growth in the taxation revenue forecast.

Natural resource revenue is forecast to decline by 7.6 per cent in 2020/21 as lower revenues from forests, the mineral tax on coal mine operations, bonus bids and rents on drilling licences and leases are partly offset by improving revenue from natural gas royalties and electricity sales under the Columbia River Treaty. Over the next two years, natural resource revenue is expected to be relatively flat, rising by 1.0 per cent in 2021/22 before falling by 1.3 per cent in 2022/23.

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Table 1.5 Comparison of Major Factors Underlying Revenue

Calendar Year	February 18, 2020				February 19, 2019
Per cent growth unless otherwise indicated	2019	2020	2021	2022	2019	2020	2021	2022
Real GDP	1.8	2.0	1.9	1.9	2.4	2.3	2.1	2.0
Nominal GDP	3.7	3.9	3.9	3.9	4.4	4.3	4.0	3.9
Household income	4.4	3.8	3.8	3.8	4.0	3.9	3.9	3.8
Wages and salaries	5.2	4.0	3.9	4.0	4.3	4.1	4.0	3.9
Corporations net operating surplus	-8.8	2.0	2.6	2.6	0.3	4.3	3.0	3.0
Employment	2.6	1.0	1.0	1.0	1.1	1.0	1.0	1.0
Consumer expenditures on durable goods	-1.7	1.7	2.4	2.5	2.5	2.7	2.5	2.5
Consumer expenditures on goods and services	3.6	4.5	4.4	4.5	4.9	4.9	4.9	4.8
Business investment	10.5	4.1	4.5	5.8	5.9	4.7	5.5	4.4
Residential investment	11.2	3.7	3.3	5.0	3.8	3.4	5.6	5.5
Retail sales	0.5	3.0	3.3	3.5	3.9	4.0	3.9	3.8
Residential sales value	-3.0	4.6	5.3	5.6	3.0	4.4	4.6	4.6
B.C. Housing starts	10.0	-22.1	-8.5	-4.8	-16.7	-6.4	-4.2	0.0
U.S. Housing starts	3.2	-1.5	0.8	1.6	0.4	2.4	0.0	0.0
SPF 2x4 price ($US/thousand board feet)	$371	$380	$360	$350	$380	$375	$350	$350
Pulp ($US/tonne)	$970	$815	$800	$800	$1,135	$1,000	$900	$900
Exchange rate (US cents/Canadian dollar)	75.4	76.3	76.1	77.0	76.0	77.3	78.5	79.3

Fiscal Year	2019/20	2020/21	2021/22	2022/23	2019/20	2020/21	2021/22	2022/23
Natural gas price ($Cdn/GJ at plant inlet)	$0.58	$0.62	$0.74	$0.88	$0.72	$0.83	$0.99	$1.09
Bonus bid average bid price per hectare ($)	$440	$350	$350	$350	$300	$250	$200	$160
Electricity price ($US/mega-watt hour, Mid-C)	$30	$34	$36	$35	$33	$32	$34	$35
Metallurgical coal price ($US/tonne, fob west coast)	$164	$155	$155	$152	$158	$147	$145	$146
Copper price ($US/lb)	$2.70	$2.81	$2.90	$2.97	$3.02	$3.15	$3.25	$3.30
Average stumpage rates ($Cdn/cubic metre)	$20.51	$16.83	$16.03	$15.67	$18.25	$17.70	$17.14	$17.06
Crown harvest volumes (million cubic metres)	42.0	46.0	46.0	46.0	57.0	57.0	56.0	56.0

Other revenue (excluding MSP premiums) consists of fees, licences, investment earnings and other miscellaneous sources, incorporating estimates provided by ministries and taxpayer-supported agencies. Over the next three years, these revenues are projected to average 1.7 per cent annual growth, slightly lower than the Budget 2020 real GDP outlook.

Federal government contributions are forecast to average 3.1 per cent annual growth over the next three years mainly due to expected increases in the Canada Health Transfer (CHT) and the Canada Social Transfer (CST) disbursements. The combined CHT and CST contributions are forecast to average 3.5 per cent annual growth over the fiscal plan period and represent about 79 per cent of total federal government contributions. Other federal government transfers are projected to average 1.5 per cent growth annually over the three-year fiscal plan.

Commercial Crown net income is expected to average 4.3 per cent growth annually over the next three years reflecting modest growth in net income for Liquor Distribution Branch and BC Lottery Corporation, and positive net incomes expected for ICBC after a loss in 2019/20. More details on commercial Crown corporations net income are provided beginning on page 37.

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Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. The assumptions and factors that are the major drivers for preparing projections of individual revenue sources include sensitivities which provide a sense of potential impacts to revenue projections if there are changes to these underlying assumptions and factors. The following text references the forecasts of these assumptions and factors in explaining individual revenue sources. An analysis of historical volatility of the economic variables related to revenue sources can be found in the 2019 British Columbia Financial and Economic Review (pages 14-15). The major revenue components are detailed below.

Taxation revenue

Personal income tax revenue is forecast to increase 6.8 per cent in 2020/21 reflecting the introduction of a new tax rate of 20.5 per cent on taxable income above $220,000, effective January 1, 2020, as well as the impacts of a one-time adjustment in 2019/20 related to prior years’ assessments. Over the following two years, revenue is projected to average 4.4 per cent annual growth.

Personal income tax base revenue (excluding the effects of tax measures and adjustments for prior years) is forecast to average 4.5 per cent over the next three years, in line with projected increases in wages and salaries and household income.

Table 1.6 Personal Income Tax Revenue

($ millions)	2019/20	2020/21	2021/22	2022/23
Base personal income tax revenue[1]	11,046	11,555	12,075	12,609
Budget 2020 tax measure:
Top income tax bracket at a 20.5 per cent tax rate for taxable income over $220,000	54	216	219	224
Prior-year adjustment	(78)	—	—	—
Budget 2020 revenue	11,022	11,771	12,294	12,833
Annual growth	-3.0%	6.8%	4.4%	4.4%
Household income growth (calendar year)	4.4%	3.8%	3.8%	3.8%
Employee compensation income growth (calendar year)	5.2%	4.0%	3.9%	4.0%
Elasticity[2] (calendar year basis, policy neutral)	1.3	1.2	1.2	1.2

1     Revenue excluding the impacts of prior-year adjustments and Budget 2020 tax policy measures.

2     Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income.

Corporate income tax revenue is mainly based on cash instalments and settlement adjustments for prior years. Revenue is expected to decline 5.4 per cent in 2020/21 mainly due to a decrease in the settlement payment for prior years. Average annual growth over the next two years is forecast to be 5.1 per cent mainly reflecting annual increases in instalments, reflecting the federal government’s projection of national corporate taxable income.

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Table 1.7 Corporate Income Tax Revenue

($ millions)	2019/20	2020/21	2021/22	2022/23
Advance instalments:
— Payment share	14.54%	14.17%	14.07%	14.09%
— Instalments	4,607	4,736	4,936	5,174
International Business Activity Act refunds (phasing out)	(3)	—	—	—
Prior-years’ settlement payment	404	3	(10)	58
Corporate income tax revenue	5,008	4,739	4,926	5,232
Annual per cent growth	-3.3%	-5.4%	3.9%	6.2%
Incentives to promote business investment	443	150	83	156

Provincial sales tax revenue is expected to average 4.2 per cent growth annually over the three-year fiscal plan, in line with expected increases in nominal GDP and consumer expenditures on taxable goods and services. The forecast incorporates the January 2020 increase in sales tax on vapour products and other measures outlined in Part 2: Ta x Measures.

Table 1.8 Sales Tax Revenue

($ millions)	2019/20	2020/21	2021/22	2022/23
Provincial sales taxes	7,569	7,905	8,226	8,556
Annual per cent change (calendar year)	2019	2020	2021	2022
Consumer expenditures on durable goods	-1.7%	1.7%	2.4%	2.5%
Consumer expenditures on goods and services	3.6%	4.5%	4.4%	4.5%
Residential investment	11.2%	3.7%	3.3%	5.0%
Government expenditures	5.5%	2.5%	4.4%	4.4%
Nominal GDP	3.7%	3.9%	3.9%	3.9%
Retail sales	0.5%	3.0%	3.3%	3.5%

Motor fuel tax revenue growth is expected to average 0.7 per cent annually over the three-year plan. The forecast assumes that gasoline purchases are flat over the fiscal plan period, diesel volumes grow 2 per cent annually and other fuel volumes rise in line with real GDP growth.

Carbon tax revenue is forecast to rise an average of 13.6 per cent annually over the next two years as the carbon tax rate increases from $40/tonne per tonne of CO2 equivalent emissions in 2019/20 to $50 in 2021/22. In 2022/23 revenue is projected to be relatively flat as it is assumed that the impacts of economic growth will be offset by the effects of provincial policy measures. The forecast incorporates the effects of aligning the B.C. carbon tax rates with the federal government’s carbon pricing backstop methodology. Revenue projections assume that purchased volumes of natural gas will grow in line with real GDP and that the consumption of gasoline will remain flat.

Tobacco tax revenue is projected to be $755 million in each of the three years of the fiscal plan and incorporates increased tobacco tax rates, effective January 2020.

Property tax revenue is expected to grow by an average of 4.4 per cent annually over the three-year plan, consistent with expected housing starts, non-residential investment and inflation.

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Property transfer tax revenue growth is expected to average 4.5 per cent annually over the three-year fiscal plan, consistent with the expected annual changes in residential sales values.

Employer health tax revenue is forecast at $1.9 billion in 2020/21. Over the next two years, revenue growth is expected to average 3.9 per cent annually, consistent with growth in wages and salaries.

More information on tax measures is detailed in Part 2: Tax Measures.

Natural resource revenue

Natural gas royalties are expected to increase 35 per cent in 2020/21 reflecting higher natural gas prices and production volumes, and lower utilization of royalty program credits. Over the next two years, royalties are expected to increase at a 3.8 per cent average annual rate as the effects of rising prices and production volumes are partly offset by increased utilization of royalty programs and infrastructure credits.

The forecast assumes an average price of $0.62 ($Cdn/gigajoule, plant inlet) in 2020/21, up from $0.58 in 2019/20. This assumption is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated since 2013/14. Prices are expected to increase over the next two years, averaging $0.74 in 2021/22 and $0.88 in 2022/23, consistent with the growth of the average of the private-sector forecasts. Over the three-year fiscal plan period, the projected natural gas prices average 45 cents lower than the average of the private-sector forecasters.

See Appendix Table A6 for more details regarding natural gas price forecasts.

Revenue from bonus bids and rents on drilling licences and leases is forecast to decline over the next three years, from $228 million in 2019/20 to $135 million in 2022/23. The decrease is due to declining deferred revenue and cash sales that are expected to average $8 million annually. More detail is provided in Appendix Table A5.

Mining and minerals: Revenue from mineral tax, fees and miscellaneous mining receipts is forecast to decline 29 per cent in 2020/21 mainly due to assumed weakening coal prices, reflecting excess global supply, and increased costs of coal production, partly offset by the effect of rising copper prices. Over the next two years, revenue is projected to average a 2.3 per cent annual decline as mining taxes from coal operations is expected to continue to fall with partially offsetting impacts from increasing revenues from metal and other mineral mine operations.

Other energy revenue is comprised of electricity sales under the Columbia River Treaty, petroleum royalties, and fees collected by the Oil and Gas Commission. These revenues are expected to increase by an average of 3.0 per cent annually over the three-year fiscal plan mainly due higher Mid-Columbia electricity prices.

Forest revenue is expected to fall 12.5 per cent in 2020/21 due to the impacts of lower stumpage rates and logging tax revenue. Forest revenue is expected to decline an average of 3.3 per cent annually over the following two years mainly due to lower expected overall stumpage rates and falling lumber prices. Total harvest levels on Crown land are projected to increase from 42 million cubic metres in 2019/20 to 46 million cubic metres in 2020/21 and remain at that level over the next two years. Over the four years to 2022/23, the forecast assumes that the Ministry of Indigenous Relations and Reconciliation will recover $154 million of stumpage revenue in support of funding the Forest Consultation and Revenue Sharing Agreements with First Nations.

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Chart 1.3 Revenue from Energy, Metals, and Minerals

Other natural resource revenue is comprised of water rentals and fees for hunting and fishing licences collected under the Wildlife Act. These revenues are expected to increase an average of 6.2 per cent annually over the next three years mainly reflecting higher water rentals collected under the Water Sustainability Act.

Other Revenue

Medical Services Plan (MSP) premiums were eliminated effective January 1, 2020, improving affordability for British Columbians. Over the seven year period to 2016/17, MSP premium revenue rose at a 6.3 per cent average annual rate, reflecting the annual premium increases during that period.

Chart 1.4 Revenue from MSP Premiums

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Other fees and licences: Over the three-year fiscal plan, revenue from other fees and licences is expected to average 2.6 per cent annual growth mainly due to increasing projections for post-secondary institutions and the K-12 sector. Over the next three years, fee revenue projections from the Schools, Universities, Colleges, and Health (SUCH) sector account for over 70 per cent of the total fee revenue forecast.

Investment earnings are expected to decline an average of 0.7 per cent annually over the three-year fiscal plan mainly due to lower recoveries through the fiscal agency loan program. Lower revenue from these recoveries has an equal and offsetting lower expense resulting in no net impact on the projected annual surplus. These recoveries are expected to comprise approximately 74 per cent of total investment earnings.

Miscellaneous revenue is projected to average just 1.3 per cent annual growth over the fiscal plan period. Over 50 per cent of the total miscellaneous revenue of approximately $3.8 billion is expected to be contributed by SUCH sector entities.

Federal Government Transfers

Canada Health Transfer and Canada Social Transfer contributions are expected to average 3.5 per cent annual growth over the three years of the fiscal plan, mainly reflecting increasing national cash transfers and a rising B.C. population share of the national total. The plan assumes the national Canada Health Transfer (CHT) cash disbursement increases 3.7 per cent in the first two years of the plan, followed by an increase of 3.8 per cent in 2022/23. The national CHT cash disbursement in 2020/21 is based on a three-year average (2018 to 2020) of Canada’s nominal GDP growth, subject to a minimum annual growth rate of 3.0 per cent. The forecast adopts the most recent federal government outlook for national nominal GDP. The national CST cash disbursement is projected to increase 3.0 per cent annually, consistent with the federal government forecast.

Other federal government contributions are expected to average 1.5 per cent growth annually over the fiscal plan. These contributions include B.C.’s share of the federally imposed cannabis duty, funding under the Disaster Financial Assistance Arrangements, as well as transfers in support of housing initiatives, labour market development, homecare, mental health, public transit and other ministry programs.

Table 1.9 Federal Government Contributions

($ millions)	2019/20	2020/21	2021/22	2022/23
Canada Health Transfer	5,456	5,654	5,865	6,090
Canada Social Transfer	1,971	2,029	2,090	2,155
Total Health and Social Transfers	7,427	7,683	7,955	8,245
Low Carbon Economy Leadership Fund	20	16	21	—
Disaster Financial Assistance Agreements		80	73	38
BC Housing Management Commission	132	166	126	130
Ministry Vote Recoveries	974	1,092	974	971
Other Transfers to Ministries and Agencies	865	926	945	944
Total Other Contributions	1,991	2,280	2,139	2,083
Total Federal Government Contributions	9,418	9,963	10,094	10,328
BC share of national population (June 1)	13.49%	13.50%	13.51%	13.52%

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THREE YEAR FISCAL PLAN

Commercial Crown Corporations

British Columbia Hydro and Power Authority (BC Hydro): As required by regulation, BC Hydro’s net income is set at $712 million in 2020/21 and is forecast to remain at $712 million in 2021/22 and 2022/23. As required by regulation, the payment of dividends by BC Hydro was phased out to assist with stabilizing rate increases and improve BC Hydro’s capital structure to a 60:40 debt-to-equity ratio. No dividend payments are forecast during the fiscal plan period.

British Columbia Liquor Distribution Branch (LDB): LDB is projecting a modest net income growth from $1.092 billion in 2019/20 to $1.173 billion in 2022/23, an average annual increase of 2.5 per cent. With the legalization of non-medical cannabis in Canada on October 17, 2018, the LDB has been appointed the Province’s wholesale distributor and is also responsible for opening government cannabis stores.

British Columbia Lottery Corporation (BCLC): BCLC’s net income (net of federal payments) is forecast at $1.366 billion in 2019/20, with a modest increase to $1.402 billion1 by 2022/23, an average of 0.9 per cent annually. For each year of the fiscal plan, government will distribute approximately $249 million (or approximately 18 per cent of the distribution paid to government) of its gaming income to charities and local governments. In addition, starting in 2019/20, the government has committed to sharing seven per cent of its gaming income with BC First Nations.

Insurance Corporation of British Columbia (ICBC): The corporation’s forecast for 2020/21 and beyond consists of positive net incomes that include the estimated impacts of the following:

•        A continuation of the positive effects of product reform changes introduced April 1, 2019;

•        Introduction of legislation to create a new care-based system, which would take effect on May 1, 2021 — the single largest policy shift in the corporation’s history;

•        Introduction of legislative measures to improve access to justice, which also have a resultant impact of reducing legal costs;

•        A 0% basic rate change effective April 1, 2020; and

•        The continuing effects of higher costs of large prior year bodily injury claims, offset by a continuation of the recent declining crash frequency trend.

Led by the Attorney General, the government is transforming ICBC by removing legal costs from the system, to reduce rates and substantially increase care benefits, making public auto insurance work for British Columbians again.

For more information relating to commercial Crown corporations, please see Service Plans listed on the Budget 2020 website or the corporations’ respective websites.

1     The amounts in table 1.3 are net of First Nations forecasted revenue sharing payments of $96 million in 2021/22 and $98 million in 2022/23.

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Capital Spending

In Budget 2020, capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure around the province is expected to total $32.6 billion over the three-year fiscal plan period. These investments will help ensure that the necessary infrastructure is in place to deliver the services that people count on in communities around the province and create jobs that support a strong and sustainable economy.

Taxpayer-Supported Capital Spending

Taxpayer-supported capital spending over the next three years will total $22.9 billion, the highest level ever. This includes completion of existing approved projects along with new investments to expand and sustain provincial infrastructure including schools, post-secondary facilities, roads, bridges and hospitals. This three-year total is $2.8 billion higher than Budget 2019 mainly due to new capital spending in the areas of health, education and transportation, as well as revised timing for capital projects.

Table 1.10 Capital Spending

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20	2020/21	2021/22	2022/23
Taxpayer-supported
Education
Schools (K–12)	835	994	966	804
Post-secondary institutions	945	977	1,046	1,060
Health	1,201	1,862	1,723	2,776
BC Transportation Financing Authority	1,208	1,870	2,418	2,477
BC Transit	87	184	166	252
Government ministries	601	569	455	430
Social housing [1]	317	578	479	395
Other [2]	54	92	146	196
Total taxpayer-supported	5,248	7,126	7,399	8,390
Self-supported
BC Hydro	3,045	3,092	2,970	2,905
Columbia Basin power projects [3,4]	1,001	14	16	24
BC Railway Company	6	10	4	2
ICBC	77	116	64	56
BC Lottery Corporation	105	105	110	90
Liquor Distribution Branch	67	72	40	42
Total self-supported commercial	4,301	3,409	3,204	3,119
Total capital spending	9,549	10,535	10,603	11,509

1     Includes BC Housing Management Commission and Provincial Rental Housing Corporation.

2     Includes BC Pavilion Corporation, Royal BC Museum and other service delivery agencies.

3     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

4     Columbia Basin Trust and Columbia Power Corporation purchase of the Waneta Expansion asset for $991 million in 2019/20.

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Investments in Schools

Over the three years of the fiscal plan, approximately $2.8 billion will be invested to maintain, replace, renovate or expand K-12 facilities. This includes continued investment in new school space to accommodate increasing enrolment in growth districts, and continued investment in the program to seismically upgrade or replace schools.

Examples of K-12 capital investments in Budget 2020 include:

•             Handsworth Secondary in the North Vancouver School District is approved for replacement under the ministry’s Seismic Mitigation Program. The school will be replaced with a 1,400-student-capacity secondary school on its current site located in North Vancouver. The $70-million replacement school is scheduled to be complete in 2021.

•             Two new schools are approved for the Sooke School District. The $89-million project will bring a new 500-student-capacity West Langford Elementary and a new 700-student-capacity West Langford Middle school. The elementary school will feature a neighbourhood learning centre with space for child care programming. The schools are scheduled to open in September 2022.

•             Victoria High School in the Greater Victoria School District is approved for a seismic upgrade of the existing school and building an addition to increase the capacity of the school by 200 spaces for a new capacity of 1,000. It is estimated that the project will cost $80 million and be complete in 2022. The project also includes a neighbourhood learning centre.

•             Quesnel Junior School in the Quesnel School District is approved for replacement on a new site to address the significant structural and building conditions issues at the school. This new 550-student-capacity middle school has a total budget of $52 million and is scheduled to be complete in 2022. The project also includes a neighbourhood learning centre.

•             The new Sheffield Elementary School in the Coquitlam School District will provide 430 new spaces for students in kindergarten to Grade 5. This new school has a total budget of $52 million and is scheduled to be complete in 2021. It will feature a neighbourhood learning centre with space for child care programming.

•             The 1,700-student-capacity Eric Hamber Secondary School is approved for replacement on its current site located in Vancouver. The replacement school has a total budget of $109 million and is scheduled to be complete in 2023. The project includes a neighbourhood learning centre to construct an auditorium, as well as a large child care centre funded by the City of Vancouver and Vancouver School Board.

•             The new Eagle Mountain Elementary in the Abbotsford School District will provide 460 new spaces for students in kindergarten to Grade 5. The $27 million new school will be open in September 2022 and will have a neighbourhood learning centre with space for child care programming.

•             Valleyview Secondary in Kamloops School District will receive a 525 capacity addition. The addition will create 20 new classrooms, a new gymnasium, multi-purpose space and special education classrooms bring the total capacity of the school to 1,200. It will eliminate nine portables at the school. The $34-million project is scheduled to be complete in September 2022.

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Spending to Support Post-Secondary Education

Budget 2020 includes $3.1 billion in total capital spending over the next three years by post-secondary institutions throughout the province. Investments in priority projects will build capacity and help meet the province’s future workforce needs in key sectors, including health, science, trades and technology. A significant portion of this capital investment is funded through other sources, including foundations, donations, internal sources, revenues generated from services, and federal funding.

Current and planned investments in the post-secondary sector include:

•             Construction of a new $88-million health science building at British Columbia Institute of Technology’s Burnaby campus. The new building will provide flexible simulation space for health education.

•             $10 million to modernize space to expand programming focused on the technology sector at British Columbia Institute of Technology’s downtown Vancouver and Burnaby campuses.

•             A $450-million provincial student housing loan program over six years to build approximately 5,000 new student housing beds at B.C.’s public post-secondary institutions. Since 2018, projects approved as part of the loan program include:

•        $201 million total cost to construct two new student housing buildings at the University of Victoria. The new buildings include 620 net new beds, a new dining facility and multi-purpose program space.

•        $104 million total cost to build a new student housing building for 369 beds for students and to renovate and expand the current dining facility at the Simon Fraser University Burnaby campus.

•        $25 million to build a 220-bed student housing building at the University of British Columbia Okanagan campus.

•        A $40 million total cost purchase and renovation of Upper College Heights apartment complex across the street from Thompson Rivers University. The renovations will add 142 beds for a total of 533 student housing beds.

•             Three grant supported projects for student housing projects located in rural regions:

•        $4 million to construct 12 beds for Indigenous students at the College of New Caledonia Prince George campus.

•        $19 million to construct 100 student housing beds at the College of the Rockies in Cranbrook.

•        $20 million to replace and expand housing for 104 students (33 net new beds) at the Coast Mountain College’s Terrace campus.

•             $17 million for specialized equipment to expand the CEDAR supercomputer located at Simon Fraser University’s Burnaby campus. This BC Knowledge Development Fund project will enable big-data research that will support the creation of new knowledge across a broad range of domains, such as personalized medicine, genomics, advanced materials, and subatomic physics, potentially resulting in new commercial products and services and improved health treatments.

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•             $23 million for specialized equipment to establish research facilities for drug discovery and clinical translation, leading to personalized treatments for prostate, bladder and kidney cancers. This BC Knowledge Development Fund project, led by the University of British Columbia in partnership with the Vancouver Prostate Centre, will be located at the UBC Vancouver campus, as well as at the Vancouver General Hospital and the BC Cancer Research Centre.

•             $19 million for specialized equipment to develop the first quantum computer that will impact fields such as drug development, materials science, machine learning and cryptography. This BC Knowledge Development Fund project, led by Simon Fraser University, will be located at its Burnaby campus, as well as at the University of British Columbia’s Vancouver campus.

•             $6 million for equipment for the Northern Cascadia Subduction Zone Observatory. The equipment, leveraging Ocean Networks Canada’s (ONC) NEPTUNE ocean observatory, will provide critical information on seismic and tsunami risks in B.C. that will impact provincial emergency management and resilience plans. The project is led by the University of Victoria, in partnership with Ocean Networks Canada.

Expanding and Upgrading Health Facilities

Capital spending on infrastructure in the health sector will total $6.4 billion over the next three years. These investments support new major construction projects and upgrading of health facilities, medical and diagnostic equipment, and information management/technology systems. These investments are supported by funding from the Province as well as other sources, such as regional hospital districts and foundations.

Key capital investments in the health sector include:

•             Phase 1 of the Royal Columbian Hospital Redevelopment, which includes a new 75-bed mental health and substance-use centre, a new energy centre, a multi-level underground parkade, associated tunnel and bridge connections to the existing hospital, an IT network perimeter pathway, and IT communications hub. Construction started in early 2017 and is expected to complete in early 2020 and open to patients in April 2020.

•             Phase 2 of the Royal Columbian Hospital Redevelopment, which includes a new 348-bed acute care tower with six floors of inpatient beds, including critical care and maternity, a new and expanded emergency department, new surgical/interventional suite with 18 operating rooms and an underground parkade. Procurement started in fall 2018, with construction planned to start in 2020 and expected to be complete in 2024.

•             Replacement of the Burnaby Centre for Mental Health and Addictions (CMHA) with a new purpose-built, 105-bed facility to be constructed on the Riverview Lands in Coquitlam. The CMHA provides highly specialized tertiary care assessments, diagnostic and treatment services to people with complex substance use, mental illness, physical health, and behavioural and social issues. Construction is underway with completion planned for 2021.

•             Replacement of the Stuart Lake Hospital in Fort St. James. The hospital will be built on the same site as the existing one. Once complete, the existing facility will be demolished to make way for parking. The new hospital will be three times larger than the current facility. There will also be an emergency department with two treatment rooms, a trauma bay and ambulance bay. The hospital will feature a primary

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care centre that will consolidate services currently being offered in Fort St. James. Construction is expected to begin in summer 2021 and the new facility is targeted to open for patients in 2024.

•             A new 107-bed patient care tower at the Royal Inland Hospital in Kamloops that will improve patient experience and outcomes by significantly increasing the number of single-patient rooms, providing new and larger operating rooms and expanding the existing emergency department. Construction on the new patient care tower started in fall 2018 and it is expected to open to patients in 2022. Internal renovations to the emergency department, pediatric unit and morgue are scheduled to begin in 2022 and be complete in 2024.

•             A new patient care tower, including a surgical services centre, at the Penticton Regional Hospital that will improve patient experience and outcomes. The new patient care tower opened in April 2019. A second phase involving renovations to the existing emergency department and pharmacy started in 2019 and is planned to complete in 2022.

•             Vancouver General Hospital (VGH) Operating Room Renewal (Phase 1) includes 16 new operating rooms, a 40-bed perioperative care unit, new elevator and infrastructure upgrades including electrical, mechanical, technology and equipment. Construction started in 2019 and is planned to be complete in 2021.

•             A new St. Paul’s Hospital at the Station Street site in Vancouver — a new core hospital (acute care centre and outpatient centre) including capacity for 548 inpatient beds, new and larger emergency department, surgical suite, consolidated specialty outpatient clinics and underground parkade. Procurement started in 2019 with construction planned to start in 2020 and expected to be complete in 2026.

•             Replacement of the Mills Memorial Hospital in Terrace, which was originally built in 1959. The new hospital will include 78 inpatient beds, an increase of 34 beds over the existing capacity. Procurement is underway and is expected to be complete in 2020. Construction is planned to start in 2020 and expected to be complete in 2024. Demolition, hazmat remediation and site redevelopment will continue until 2026.

•             Phase 1 of the Burnaby Hospital Redevelopment, which involves construction of a new inpatient/outpatient tower and renovating and expanding the Support Facilities Building (SFB), minor renovations to the Nursing Tower and demolition of the West Wing and Cascade Buildings. The new six-storey tower will accommodate relocated services, including medical/surgical inpatient services, outpatient services, a consolidated maternity/labour and delivery unit, and a mental health and substance-use patient unit. Renovations and expansion of the SFB will improve access to care by providing additional operating rooms, a new medical device reprocessing department, additional parking and renovations to key support services. Construction is expected to start in 2021 and be complete in 2025.

•             Redevelopment of the Cariboo Memorial Hospital (CMH) in Williams Lake. The project includes construction of a three-storey addition and renovation of vacated spaces in the existing hospital. Once the project is complete, the redeveloped CMH will include 53 inpatient beds, an increase of 25 beds over the existing capacity, and a new and larger emergency department. Procurement is underway and is expected to be complete in 2021. Construction of the three-storey addition is planned to start in 2021 and expected to be complete in 2023. Renovations to existing ambulatory care, main entrance/reception and to create an adult inpatient psychiatric unit and space for UBC Faculty of Medicine are scheduled to begin in 2023 and be complete in 2026.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Supporting the Transportation Investment Plan

Budget 2020 includes further investments in government’s Transportation Investment Plan. The Province has secured federal cost sharing on projects and has also leveraged investments through partnerships with private organizations. B.C. continues to work with federal and municipal governments to confirm priorities for funding under the Investing in Canada Infrastructure Program and pursue federal funding available through merit-based Investing in Canada Plan infrastructure programs.

Over the three years of the fiscal plan, transportation investments totalling $7.4 billion will maintain the flow of people and goods to support the B.C. economy. Timing of capital spending on these projects is subject to several factors, including funding from partners such as the federal government infrastructure programs and market conditions.

Examples of key capital investments in the transportation sector include:

•          Replacing the Pattullo Bridge with a new four-lane bridge that meets current seismic and road design standards and the removal of the existing bridge. It will provide a safe and reliable crossing for vehicles, pedestrians and cyclists, and network connections in Surrey and New Westminster.

•          Constructing the Broadway Subway, which will add 5.7 kilometres of SkyTrain line and six stations, to provide frequent and reliable access to one of the most congested transit corridors in Metro Vancouver, meet current and future transportation needs, reduce traffic congestion and air pollution, and improve livability.

•          Improvements along highway corridors in Delta to increase travel safety and efficiency; including upgrading the Highway 91 at Nordel Interchange, Highway 91 Connector at Nordel Way intersection, Highway 17 at 80th Street intersection (Tilbury), 27B Avenue On-Ramp to Deltaport Way and 27B Avenue between Deltaport Way and 41B Street, and a new interchange at Highway 17 and Highway 91 Connector (Sunbury).

•          Four-laning the final 4.8 kilometres of the 26-kilometre section of Highway 1 through the Kicking Horse Canyon between Highway 95 and the western boundary of Yoho National Park to improve safety and reliability, and facilitate the movement of goods.

•          Widening 4.4 kilometres of Highway 1 to the west of Golden from two lanes to four, including replacing the Quartz Creek Bridge, improving access to forest service roads and replacing the Wiseman Creek Culvert with a bridge. These upgrades will improve safety and traffic flow, renew aging infrastructure and provide a safe crossing for wildlife.

•          Widening ten kilometres of Highway 1 through Langley between 216th Street and 264th Street to accommodate new high-occupancy vehicle lanes, including reconfiguring the 232 Street interchange, new underpasses at Glover Road and the CP Rail crossing and a truck parking lot near Highways 1 and 17 for up to 150 commercial trucks and 45 passenger vehicles.

•          Improvements to Highway 14 along the southern coast of Vancouver Island to improve safety and traffic flow, and facilitate transit usage; including widening and realigning 1.5 kilometres between Glinz Lake Road and Connie Road, a new park-and-ride facility on Gillespie Road, and wider shoulders between Otter Point Road and Woodhaven Road.

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•             Stabilizing the 10-mile slide on Highway 99 approximately 17 kilometres northeast of Lillooet to improve safety and reliability, including placing soil anchors above the highway, a shear-resistant wall below the highway and rebuilding Highway 99 as a two-lane, paved 60km/h road.

•             Procuring an electric-ready ferry vessel for service on Kootenay Lake and upgrading the Balfour and Kootenay Bay terminals. The new vessel will have almost twice the capacity of the existing MV Balfour and be able to carry between 50 and 60 vehicles.

•             Intersection upgrades on provincial highway corridors to improve safety and traffic flow; a signalized T-intersection on Highway 97 at Swan Lumber Road near Fort St. John, full movement signalized intersections on Highway 97 at Racing and Quesnel-Hydraulic Roads in Quesnel and a roundabout at the junction of Highways 93 and 95 in Radium.

•             Expansion of SkyTrain fleet and upgrades to stations and facilities in Metro Vancouver to serve rapidly growing transit demand and to support the Broadway Subway Project.

•             Procurement and delivery of the first 10 battery electric buses for use by BC Transit in Victoria in order to reduce carbon emissions and improve rider experience.

•             Continued deployment of Smart Bus Technology in BC Transit communities around the Province with an emphasis on advanced fare technology to enable mobile fare payment and real-time technology to enable the use of mobile devices to see the exact location of a bus along its route, and support automatic voice announcements and interior passenger information displays.

Ministry Capital Spending

Budget 2020 includes $1.5 billion in capital spending by government ministries over the plan period. This will support investments in maintaining, upgrading and expanding infrastructure, such as courthouses, correctional centres, office buildings and information systems.

Current and planned capital investments made by government ministries include:

•             In order to preserve, protect and provide better access to the human and natural history collections of British Columbia, government is planning for a capital project to modernize and renew the Royal BC Museum.

•             A new Abbotsford courthouse will double the number of courtrooms available in the current facility and increase courtroom capacity in the Lower Fraser Valley Region.

•             A new Nanaimo Correctional Centre will replace the existing 190-bed outdated correctional centre and increase capacity with a 12-room unit for women. The centre will also support culturally responsive and climate friendly programs and operations.

Capital Project Reserves

The Province has included $184 million in project reserves in its three-year capital plan as a prudent planning measure. In addition to covering risks from unforeseen costs for ministry capital projects, the reserves may be used to fund emerging capital priorities of government ministries.

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THREE YEAR FISCAL PLAN

Provincial Transportation Investments

Over the next five years the Province will be investing $9.2 billion in transportation infrastructure. Along with highway rehabilitation, public transit and highway upgrades, significant investments include:

•             Pattullo Bridge Replacement;

•             Broadway SkyTrain line to Arbutus Street;

•          Accelerated four-laning on Highway 1 to the Alberta Border, including the final phase through the Kicking Horse Canyon;

•          Highway 1 216th Street to 264th Street High Occupancy Vehicle Lanes; and,

•          Highway 91/17 and Deltaport Way Upgrade.

While these important projects proceed, the ministry is also engaged in the planning and design for the next generation of transportation investments, with the goal of continuing to support government’s objectives of building a strong and sustainable economy, delivering services people can count on, and making life better for British Columbians.

The provincial government will ensure these investments are aligned and integrated with regional development plans, to reduce congestion and promote livable communities that provide the services, amenities and quality of life that British Columbians value.

A new Integrated Transportation and Development Planning (ITDP) process will be undertaken by the Ministry of Transportation and Infrastructure and the Ministry of Municipal Affairs and Housing. This process will develop a collaborative vision for B.C.’s transportation and affordable development needs that contribute to an efficient and accessible multi-modal transportation network that connects communities, regions and global markets. The ITDP will build on the initiatives outlined below, including the Active Transportation Strategy and the Coastal Ferries Visioning exercise to promote and develop seamless transportation connections.

George Massey Crossing: The Province is committed to proceeding with a new toll-free crossing to replace the aging George Massey Tunnel. Budget 2020 includes moving forward with three phases of the project — implementing the immediate safety improvements, planning and design for

Table 1 Provincial Transportation Investments

	Update	Budget
	Forecast	Estimate	Plan	Plan	Plan	Plan	Five Year
$ millions	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	Total
Provincial Investments:
Highway Corridor Rehabilitation	213	265	285	286	213	203	1,252
Side Road Improvements	109	110	110	115	117	120	572
Pattullo Bridge Replacement	135	254	310	277	255	97	1,193
Highway 1 to the Alberta Border 4-laning	60	244	387	413	177	49	1,270
Broadway Subway to Arbutus	31	245	396	470	294	175	1,580
Transit Infrastructure	146	192	193	310	303	240	1,238
Transportation & Trade Network Reliability [1]	272	314	241	158	164	1,024	1,901
Safety Improvements	52	30	29	29	30	30	148
Community and other programs	22	23	13	13	25	19	93
Total Provincial Investment	1,040	1,677	1,964	2,071	1,578	1,957	9,247
Investment funded through contributions from other partners	352	415	627	610	338	159	2,149
Total Investments in transportation infrastructure [2]	1,392	2,092	2,591	2,681	1,916	2,116	11,396

1     Includes funding for George Massey Crossing

2     Total investments include operating and capital spending

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Phase 1 interim congestion relief and transit priority projects, and advancing the planning, engineering, and continued Indigenous consultation on the Phase 2 replacement project. A final business case for a crossing will be completed by Fall 2020 when the Province will make its final decision on the scope, budget, delivery and schedule.

South Island Transportation Plan: The Province has launched a south-island multi-modal transportation strategy which is expected to be complete in spring 2020. The plan will support sustainable travel and CleanBC, enhance integration between communities, improve safety and reliability across all modes and encourage active transportation. Once complete, the plan will serve as a roadmap for investment across all modes in south Vancouver Island from as far north as the Duncan area and as far west as the Sooke area.

Fraser Valley Integrated Transportation and Land Use Plan: The Province, through the Ministry of Transportation and Infrastructure and the Ministry of Municipal Affairs and Housing will lead a broader transportation and development study that will build an inclusive multi-modal transportation and development strategy for the Fraser Valley. Findings and recommendations will inform transportation, development and housing investments that consider provincial and national trade corridor needs and impacts. The study will be undertaken in partnership with TransLink and BC Transit, and will involve extensive engagement with local governments, Indigenous communities, key stakeholders and the general public.

CleanBC Plan: In support of the strategy to reduce climate pollution by using clean energy in the transportation sector, the Province has committed to full electrification of the inland ferry fleet by 2040, moving forward with electrification of public transit, facilitating the conversion to zero-emission vehicles and infrastructure investments and facilitating policies that support active transportation.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•                  operating cash surplus;

•                  cost sharing with partners (e.g. federal government, regional hospital districts);

•                  partnerships with the private sector (public-private partnerships, or P3s); and

•                  direct borrowing.

Chart 1.5 Financing Government’s Capital Plan

Self-Supported Capital Spending

Self-supported capital spending is projected to total $9.7 billion over the fiscal plan period. Self-supported capital investments include:

•                  $9.0 billion (92 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand and to enhance reliability. Included in this total is construction of a third dam and hydroelectric generating station on the Peace River through the Site C project.

•                  BC Hydro’s electricity system was largely built in the 1960s, 1970s, and 1980s and B.C.’s population and economy continue to grow. BC Hydro is upgrading and maintaining aging assets and building new infrastructure so that British Columbians continue to receive reliable and clean electricity.

•                  $305 million will be used for BC Lottery Corporation projects, including replacement of key legacy business systems, expansion of the lottery distribution network, and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•                  $236 million will be used for ICBC projects, including investment in information technology and facility maintenance and upgrades.

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•                  $154 million will be invested over the next three years by the Liquor Distribution Branch for costs related to updates and improvements to liquor stores, expansion of cannabis stores, technology-related projects and ongoing operating equipment replacements.

Table 1.11 provides information on major capital projects, and further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

Projects Over $50 Million

Approved major capital projects with multi-year budgets totaling $50 million or more, including provincial funding, are shown in Table 1.11. Annual allocations of the budget for these projects are included as part of the provincial government’s capital investment spending shown in Table 1.10.

In addition to financing through provincial sources, major projects may be cost-shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending for these major projects is $33.8 billion, reflecting provincial financing of $28.6 billion, including internal sources and P3 liabilities, as well as $5.2 billion in contributions from the federal government and other sources, including private donations.

Major capital investments include $2.7 billion for K-12 school projects; $674 million for post-secondary institutions; $9.0 billion for health facilities; $7.0 billion for major transportation capital infrastructure; $547 million for projects in other sectors; $13.8 billion for power generation and transmission capital projects by BC Hydro; and $141 million for the Liquor Distribution Branch’s new Vancouver Distribution Centre warehouse and ICBC’s Enhanced Care Coverage Program.

Since the Second Quarterly Report, five projects have been added to the table:

•                  Cowichan Secondary school ($82 million), expected to be complete in 2024;

•                  Stuart Lake Hospital ($116 million) in Fort St. James, expected to be complete in 2024;

•                  West Fraser Road Realignment ($103 million), expected to be complete in 2023;

•                  Sperling substation (SPG) metalclad switchgear replacement project through BC Hydro ($54 million), expected to be complete in 2024; and

•                  Enhanced Care Coverage Program through ICBC ($92 million), expected to be complete in 2022.

Three projects have been completed since the Second Quarterly Report and are no longer listed in the table:

•                  Highway 97 widening from Highway 33 to Edwards Road;

•                  Dawson Creek/Chetwynd area transmission; and

•                  W.A.C. Bennett Dam riprap upgrade project.

Changes since the Second Quarterly Report for existing projects include:

•                  R.E. Mountain Secondary is occupied and the year of completion is amended from 2019 to 2020 to reflect trailing costs;

•                  Grandview Heights Secondary’s budget was amended from anticipated total costs of $93 million to $85 million to reflect the updated project budget after contract award, with internal borrowing also decreasing from $71 million to $63 million.

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THREE YEAR FISCAL PLAN

•                  Handsworth Secondary’s budget was amended from anticipated total costs of $62 million to $70 million to reflect increased project costs due to cost escalation.

•                  Burnaby North Secondary’s budget was amended from anticipated total costs of $79 million to $108 million, and the year of completion was changed from 2021 to 2022 to align with the project schedule. Internal borrowing was increased from $79 million to $99 million and $9 million in other contributions added;

•                  Eric Hamber Secondary amended the year of completion from 2022 to 2023 to align with the project schedule

•                  Undergraduate Life Science Teaching Laboratories Redevelopment project’s budget was amended from anticipated total costs of $88 million to $91 million, and the University of British Columbia’s funding contribution increased from $44 million to $47 million;

•                  Health Sciences Centre for Advanced Simulation’s budget was amended from anticipated total costs of $78 million to $88 million, and British Columbia Institute of Technology’s funding contribution increased from $11 million to $22 million;

•                  Queen Charlotte/Haida Gwaii Hospital decreased anticipated total cost from $50 million to $49 million as the project is nearing completion, with internal borrowing also decreasing from $31 million to $30 million;

•                  Surrey Emergency/Critical Care Tower decreased the anticipated total cost of the direct procurement portion of the project from $194 million to $164 million to reflect the completed project cost. Internal borrowing decreased from $174 million to $148 million and other contributions from $20 million to $16 million. The total anticipated project cost decreased from $512 million to $482 million.

•                  North Island Hospitals decreased anticipated total cost from $606 million to $599 million as the project is nearing completion. The internal borrowing amount for the direct procurement portion is reduced by $4 million while the other contributions are $3 million lower;

•                  Joseph and Rosalie Segal Family Health Centre anticipated total cost was amended from $82 million to $74 million as the project is nearing completion, with internal borrowing also decreasing from $57 million to $49 million;

•                  Penticton Regional Hospital Patient Care Tower amended the year of completion from 2021 to 2022 to align with the project schedule.

•                  Royal Columbian Hospital Phase 1 amended the year of completion from 2019 to 2020 to align with the project schedule.

•                  Highway 91to Highway 17 and Deltaport Way Corridor Improvements anticipated total costs amended from $245 million to $260 million, with internal borrowing increasing from $80 million to $87 million and other contributions from $83 million to $91 million;

•                  Pattullo Bridge Replacement has updated financial information to reflect the awarded contract with $1.076 billion in internal borrowing and $301 million in private sector financing;

•                  Abbotsford Courthouse amended the completion date from 2021 to 2020 as the project is nearing completion;

•                  Cheakamus unit 1 and 2 generator replacement decreased total project costs from $64 million to $62 million to reflect the current forecast; and

•                  Peace Region Electricity Supply (PRES) project’s federal government contribution will be determined in the future, as it is dependent on the final project costs and which of those costs are eligible under the agreement.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2019/20 Second Quarterly Report released on November 26, 2019.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec. 31, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
Schools
Kitsilano Secondary [2]	2020	62	3	65	61	—	—	4
Centennial Secondary [2]	2020	53	8	61	61	—	—	—
R.E. Mountain Secondary (Willoughby Slope)[2]	2020	58	1	59	38	—	—	21
Argyle Secondary	2020	39	23	62	50	—	—	12
Grandview Heights Secondary	2021	25	60	85	63	—	—	22
Handsworth Secondary	2021	3	67	70	70	—	—	—
New Westminster Secondary	2021	54	53	107	107	—	—	—
Burnaby North Secondary	2022	3	105	108	99	—	—	9
Eric Hamber Secondary	2023	2	107	109	97	—	—	12
South Side Area Elementary Middle	2022	5	49	54	49			5
Sheffield Elementary	2021	1	51	52	47	—	—	5
West Langford Elementary and Middle	2022	2	87	89	89	—	—	—
Victoria High School	2022	1	79	80	77	—	—	3
Quesnel Junior School	2022	—	52	52	52	—	—	—
Cowichan Secondary	2024	—	82	82	80			2
Seismic mitigation program [3]	2030	436	1,108	1,544	1,544	—	—	—
Total schools		744	1,935	2,679	2,584	—	—	95
Post-secondary institutions
University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment [2]	2019	90	1	91	12	—	32	47
Simon Fraser University — Energy Systems Engineering Building [2,4]	2019	123	3	126	45	—	45	36
British Columbia Institute of Technology — Health Sciences Centre for Advanced Simulation	2021	6	82	88	66	—	—	22
Camosun College — Centre for Health Sciences [2]	2019	64	—	64	40	—	13	11
Simon Fraser University — Student Housing	2022	4	100	104	73	—	—	31
University of Victoria — Student Housing	2023	15	186	201	123	—	—	78
Total post-secondary institutions		302	372	674	359	—	90	225
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	1	49	30	—	—	19
Surrey Emergency/Critical Care Tower[2]
– Direct procurement	2019	164	—	164	148	—	—	16
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Patient Care Tower
– Direct procurement	2024	8	121	129	39	—	—	90
– P3 contract	2022	73	215	288	—	164	—	124
Vancouver General Hospital — Jim Pattison Pavilion Operating Rooms	2021	14	88	102	35	—	—	67
North Island Hospitals [2]
– Direct procurement	2017	115	4	119	69	—	—	50
– P3 contract	2017	480	—	480	60	232	—	188
Interior Heart and Surgical Centre [2]
– Direct procurement	2018	175	73	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and [2] Rosalie Segal Family Health Centre[2]	2017	73	1	74	49	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2020	267	41	308	178	—	—	130
– P3 contract	2018	368	—	368	167	187	—	14
Penticton Regional Hospital — Patient Care Tower
– Direct procurement	2022	27	53	80	22	—	—	58
– P3 contract	2019	231	1	232	—	139	—	93
Health facilities continued on the next page

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2019/20 Second Quarterly Report released on November 26, 2019.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec. 31, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Health facilities continued
Royal Columbian Hospital — Phase 1	2020	210	49	259	250	—	—	9
Royal Columbian Hospital — Phases 2 & 3	2026	20	1,216	1,236	1,174	—	—	62
Peace Arch Hospital Renewal	2022	8	76	84	8	—	—	76
Centre for Mental Health and Addictions	2021	38	63	101	101	—	—	—
Dogwood Complex Residential Care	2022	—	58	58	—	—	—	58
Lions Gate Hospital — New Acute Care Facility	2024	—	166	166	—	—	—	166
St Paul’s Hospital	2026	6	2,077	2,083	1,158	—	—	925
Mills Memorial Hospital	2026	1	446	447	337	—	—	110
Burnaby Hospital Redevelopment - Phase 1 [5]	2025	—	547	547	513	—	—	34
Cariboo Memorial Hospital	2026	—	218	218	131	—	—	87
Stuart Lake Hospital	2024	—	116	116	98	—	—	18
Clinical and systems transformation [6]	2023	376	104	480	480	—	—	—
iHealth Project — Vancouver Island Health Authority [6]	2020	95	5	100	—	—	—	100
Total health facilities		3,248	5,739	8,987	5,403	980	—	2,604
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	63	7	70	37	—	33	—
Highway 97 Stone Creek to Williams Road [2]	2019	55	10	65	65	—	—	—
Highway 97 Williams Lake Indian Reserve to Lexington Road [2]	2019	55	2	57	57	—	—	—
Highway 1 widening and 216th Street Interchange	2020	50	12	62	28	—	22	12
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2020	85	11	96	63	—	33	—
Highway 7 Corridor Improvements	2020	48	22	70	48	—	22	—
Highway 99 10-Mile Slide	2020	20	40	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	157	41	198	77	—	66	55
Highway 1 Illecillewaet 4-laning and Brake Check improvements	2022	18	67	85	69	—	16	—
Highway 14 Corridor improvements	2022	6	80	86	56	—	30	—
West Fraser Road Realignment	2023	2	101	103	103	—	—	—
Highway 1 Hoffman’s Bluff to Jade Mountain	2023	27	172	199	144	—	55	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2023	37	223	260	87	—	82	91
Highway 1 Salmon Arm West	2023	42	121	163	115	—	48	—
Highway 1 RW Bruhn Bridge	2023	14	211	225	134	—	91	—
Pattullo Bridge Replacement [7]	2023	51	1,326	1,377	1,076	301	—	—
Quartz Creek Bridge Replacement	2023	7	114	121	71	—	50	—
Kootenay Lake ferry service upgrade	2023	2	53	55	38	—	17	—
Highway 1 216th - 264th Street widening	2024	4	231	235	99	—	109	27
Highway 1 Kicking Horse Canyon Phase 4 [8]	2024	14	587	601	386	—	215	—
Broadway Subway	2025	44	2,783	2,827	1,830	—	897	100
Total transportation		801	6,214	7,015	4,643	301	1,786	285
Other taxpayer-supported
Abbotsford courthouse
– Direct procurement	2020	7	11	18	18	—	—	—
– P3 contract	2020	83	51	134	48	80	—	6
Nanaimo Correctional Centre Replacement	2023	3	154	157	157	—	—	—
Stanley New Fountain Hotel
(Affordable Rental Housing)	2021	12	51	63	20			43
6585 Sussex Ave
(Affordable Rental Housing)	2021	13	62	75	43			32
Clark & 1st Ave
(Affordable Rental Housing)	2023	3	97	100	67			33

Total other		121	426	547	353	80	—	114
Total taxpayer-supported		5,216	14,686	19,902	13,342	1,361	1,876	3,323

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2019/20 Second Quarterly Report released on November 26, 2019.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec. 31, 2019	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
– Ruskin Dam safety and powerhouse upgrade [2]	2018	631	11	642	642	—	—	—
– Kamloops substation [2]	2018	51	1	52	52	—	—	—
– Horne Payne substation upgrade project [2]	2019	69	1	70	70	—	—	—
– John Hart generating station replacement [2]	2019	974	6	980	980	—	—	—
– Cheakamus unit 1 and 2 generator replacement [2]	2019	61	1	62	62	—	—	—
– Bridge River 2 units 5 and 6 upgrade project [2]	2019	68	10	78	78	—	—	—
– South Fraser transmission relocation project [9]	TBD	30	46	76	76	—	—	—
– Downtown Vancouver Electricity Supply: West End strategic property purchase	2020	67	14	81	81	—	—	—
– Fort St. John and Taylor Electric Supply	2020	44	9	53	53	—	—	—
– Supply Chain Applications project	2020	54	14	68	68	—	—	—
– UBC load increase stage 2 project	2021	33	22	55	55	—	—	—
– Peace Region Electricity Supply (PRES) project [10]	2021	131	154	285	285	—	—	—
– LNG Canada load interconnection project	2021	29	53	82	58	—	—	24
– Bridge River 2 upgrade units 7 and 8 project	2021	13	73	86	86	—	—	—
– Wahleach refurbish generator project	2021	12	39	51	51	—	—	—
– Mica replace units 1 to 4 generator transformers project	2022	33	49	82	82	—	—	—
– G.M. Shrum G1 to 10 control system upgrade	2022	41	34	75	75	—	—	—
– Mount Lehman substation upgrade project	2022	5	54	59	59	—	—	—
– Capilano substation upgrade project	2024	6	81	87	87	—	—	—
– Sperling substation (SPG) metalclad switchgear replacement project	2024	2	52	54	54	—	—	—
– Site C project	2024	4,691	6,009	10,700	10,700	—	—	—
Total power generation and transmission		7,045	6,733	13,778	13,754	—	—	24
Other self-supported
Liquor Distribution Branch Warehouse	2020	44	5	49	49	—	—	—
Enhanced Care Coverage Program (ICBC)	2022	—	92	92	92	—	—	—
Total other		44	97	141	141	—	—	—
Total self-supported		7,089	6,830	13,919	13,895	—	—	24
Total $50 million projects		12,305	21,516	33,821	27,237	1,361	1,876	3,347

1     Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2     Assets have been put into service and only trailing costs remain.

3     The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

4     Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

5     The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.

6     The project and estimated budget are currently under review.

7     Pattullo Bridge forecasted to open to the public in 2023 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.

8     Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed

9     Construction work on the South Fraser transmission relocation project is currently suspended pending the government’s review of the George Massey Tunnel replacement.

10 The Federal Government’s contribution amount will be determined in the future, as it is dependent on the final actual project costs and which costs are eligible under the agreement.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Provincial Debt

The Province’s taxpayer-supported debt forecast for the end of fiscal 2019/20 is $1.8 billion lower than the forecast at Budget 2019. Despite record level capital infrastructure investments, taxpayer-supported debt remains affordable, with the taxpayer-supported debt-to-GDP ratio forecast remaining near 17 per cent over the fiscal plan period, and the debt-to-revenue below 95 per cent. The Province’s taxpayer-supported interest bite, which is another debt-affordability metric, is at 3.1 per cent of revenue, the lowest in over 10 years.

Total provincial debt is projected to increase by $17.0 billion over the fiscal plan period to reach $87.6 billion by 2022/23. The increase is due to borrowing requirements for capital infrastructure investments.

Chart 1.6 Debt to Revenue

Taxpayer-supported debt is forecast to increase by $14.0 billion to $58.6 billion by 2022/23. This increase is due to funding for significant investments in capital infrastructure over the next three years. Debt increases associated with new investments include $6.4 billion for transportation sector projects, $2.0 billion for education, $2.7 billion for health facilities, $1.4 billion for social housing and $1.5 billion for other initiatives.

Chart 1.7 Debt to GDP

Capital debt requirements are partially mitigated by the government operating cash surplus, which is fully directed towards funding capital spending (see Chart 1.5 on page 47). The Province’s operating results have generally been better than forecast, reflecting the prudence built into the budget and fiscal plan; as a result, actual debt levels have been lower than projected. Furthermore, changes in the timing of capital project spending may reduce borrowing requirements and debt needed to fund capital investments in the near term.

The self-supported debt of commercial Crown corporations is forecast to increase by $2.9 billion over the fiscal plan period, ending at $28.7 billion. This increase is mainly for capital investments related to improving and expanding British Columbia’s hydro generation assets.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Table 1.12 Provincial Debt Summary1

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions unless otherwise indicated)	2019/20	2020/21	2021/22	2022/23
Taxpayer-supported debt
Education [2]	14,563	15,135	15,961	16,528
Health [2]	8,133	8,750	9,662	10,901
Highways and public transit	17,181	19,069	21,253	23,559
Social housing [3]	1,158	2,193	2,529	2,564
Other [4]	3,534	4,055	4,524	5,046
Total taxpayer-supported debt	44,569	49,202	53,929	58,598
Self-supported debt	25,769	26,890	27,834	28,697
Total debt before forecast allowance	70,338	76,092	81,763	87,295
Forecast allowance [5]	300	300	300	300
Total provincial debt	70,638	76,392	82,063	87,595
Taxpayer-supported debt to GDP ratio	14.6%	15.5%	16.3%	17.1%
Total provincial debt to GDP ratio	23.1%	24.0%	24.8%	25.5%
Taxpayer-supported debt per capita ($)	8,788	9,564	10,351	11,103
Taxpayer-supported interest bite (cents per dollar of revenue)	3.1	3.1	3.2	3.2

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3     Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

4     Includes service delivery agencies and loan guarantees.

5     Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Appendix Table A16.

Additional details on government’s outstanding debt are provided in Appendix Tables A17 to A19.

Relationship Between Surplus and Debt

In addition to operating results, the change in debt is affected by cash balance changes and other working capital changes, as well as the debt financing requirements of government’s capital plan. Table 1.13 reconciles the forecast surpluses with changes in debt.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Table 1.13 Provincial Debt Changes

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2019/20	2020/21	2021/22	2022/23
Total provincial debt[1] at beginning of year	65,962	70,638	76,392	82,063
Taxpayer-supported debt changes
Annual surplus (before forecast allowance)	(503)	(527)	(479)	(674)
Non-cash items	(2,505)	(2,595)	(2,714)	(2,719)
Changes in cash balances [2]	(456)	44	554	539
Changes in other working capital balances [3]	104	585	(33)	(867)
Taxpayer-supported capital spending	5,248	7,126	7,399	8,390
Annual change in total taxpayer-supported debt	1,888	4,633	4,727	4,669
Self-supported debt changes
Net operating cash flows	(1,813)	(2,288)	(2,260)	(2,256)
Commercial crown capital spending	4,301	3,409	3,204	3,119
Annual change in total self-supported debt	2,488	1,121	944	863
Annual change in forecast allowance	300	—	—	—
Annual change in total provincial debt	4,676	5,754	5,671	5,532
Total provincial debt[1] at year end	70,638	76,392	82,063	87,595

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non- guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     Changes in cash balances include all cash balances from the Consolidated Revenue Fund, School Districts, Universities, Colleges, Health Authorities, Hospital Societies and other taxpayer-supported agencies. Annual changes are mainly due to the timing of receipts of provincial contributions and spending by these organizations.

3     Changes in other working capital balances include changes in accounts receivables, accounts payable, accrued liabilities, deferred revenue, investments, restricted assets and other assets.

Risks to the Fiscal Plan

Table 1.14 provides the estimated fiscal impacts of the identified sensitivities for some of the key variables in the fiscal plan projections on an individual basis. However, inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/CDN dollar exchange rate may be partly offset by higher commodity prices.

The assumptions and risk sensitivities for individual revenue sources and major program areas can be found in Appendix Tables A5 and A6, beginning on page 130.

Table 1.14 Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$125 – $150 [1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$30 – $40 [2]
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$50
Interest rates	1 percentage point	-$134
Debt	$500 million	-$11 to -$12

1     Sensitivity relates to stumpage revenue only.

2     Sensitivities can vary significantly especially at lower prices.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Own Source Revenue

The main areas that may affect own source revenue forecasts are B.C.’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors, such as household income, consumer expenditures, housing starts, employment, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the Ministry of Forests, Lands, Natural Resource Operations and Rural Development and the Ministry of Energy, Mines and Petroleum Resources based on private sector information.

The more than $800 million of investment incentives provided over the four years due to B.C. joining with the federal government to enhance competitiveness, assumes a behavioural response from businesses in acquisition of capital assets. Changes in the timing or strength of the B.C. business response could result in different impacts. Income-tax revenue forecasts are based on projections of household income and net operating surpluses of corporations. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates and tax credits, including film tax credits, can be affected by timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Natural resource revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the Province’s revenue base. Changes in commodity prices, such as natural gas, lumber or coal may have a significant effect on natural resource revenues and economic growth.

The economic and revenue forecasts could be affected by trade related issues, such as the ongoing U.S.-Canada softwood lumber dispute. The imposition of countervailing and anti-dumping duties by the U.S. on Canadian softwood lumber exports has the effects of increasing market uncertainty and volatility as well as increasing costs for Canadian producers. B.C. disagrees with the views that the lumber industry is subsidized or that it sells lumber into the U.S. at below costs or sales value in Canada and is supporting the federal government in its appeals of the application of duties to the World Trade Organization and under Chapter 19 of the North American Free Trade Agreement.

Over the fiscal plan period, the outlook for forest revenue incorporates declining stumpage rates, rising interest rates and an appreciation in the Canadian dollar. The impacts of the mountain pine beetle infestation and forest fires have reduced the supply of saw logs available to the forest industry. In addition, the industry continues to pay duties on their exports of softwood lumber products into the United States. As a result, some B.C. communities and residents that are reliant on the forest sector have been adversely affected by the continuing uncertainty and volatility. Actual results for a number of factors including assumptions for lumber prices, harvest volumes, interest and exchange rates could pose risks to the fiscal plan.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A5.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Federal Government Contributions

Potential policy changes regarding federal government allocations, including health and social transfers and cost-sharing agreements, could affect the revenue and the expenditure forecasts.

Crown Corporations

Crown corporations provided financial forecasts and statements of assumptions approved by their boards, which were used to prepare the fiscal plan. These forecasts, along with further details on assumptions and risks, are also included in the service plans of these corporations and agencies, being released with the budget.

SUCH Sector

Health authorities have submitted an overall balanced financial plan for 2020/21 to 2022/23. The individual plans have been signed off by the board chairs of the respective health authorities. The Ministry of Health will continue to work with the health authorities to manage any emerging revenue and spending pressures.

Forecasts for the universities, colleges, and institutions have been signed off by chairs of the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

The fiscal plan incorporates three-year projections for school districts, post-secondary institutions, and health authorities, based on plans submitted by those entities.

Spending

Government funds several demand-driven programs, including those delivered through third-party delivery agencies, such as health care, K-12 and post-secondary education, income assistance and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

The spending plans for the Ministry of Forests, Lands, Natural Resource Operations and Rural Development, and the Ministry of Public Safety and Solicitor General include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated or unpredictable occurrences may affect expenses in these ministries.

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A7 and in ministry service plans.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

Capital Risks

The capital spending forecasts included in the fiscal plan may be affected by subsequent planning (i.e. design development) and procurement activities (i.e. receipt/review of construction bids) resulting in project costs that are higher than the initial approved budgets. For large capital projects, government will review the budget and scope risks, and the strategies to mitigate these risks.

Other risks affecting capital spending forecasts include:

•             changes in the timing of capital project spending, which may reduce borrowing requirements and debt needed to fund capital investments in the near term;

•             weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays and/or unexpected costs;

•             changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of, and wage rates for, skilled workers, and borrowing costs;

•             the accuracy of capital project budget and construction schedule forecasts;

•             the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•             the timing and outcomes of public-private sector partnership negotiations.

Pending Litigation

The spending plan for the Ministry of the Attorney General contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims, judgments and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of judgments and settlements). These developments may affect government revenues and/or expenditures in other ministries.

Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the contingencies vote.

Prudence and Risk

The economic, financial, and external variables and factors that impact the estimates of revenues, expenditures, capital spending and debt will change throughout the year as new information becomes available with potentially material impacts. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year.

Government incorporates four main levels of prudence to help mitigate risks to the budget plan projections. These prudence measures generally have resulted in government positively exceeding its budget targets.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

THREE YEAR FISCAL PLAN

•             The Budget 2020 economic outlook is lower than the average of the forecasts provided by the members of the Economic Forecast Council (EFC). The Budget 2020 plan assumes annual real GDP growth of 2.0 per cent in 2020, 1.9 per cent in 2021, and 2.0 per cent on average for the 2022 to 2024 period. This is lower than the EFC average by 0.4 percentage points in 2020 and 2021, and on par with the average growth outlook for the 2022 to 2024 period. The prudent outlook compared to the private sector acknowledges the downside risks to the economic forecast over the forecast horizon.

•             The Budget 2020 natural gas price forecast is lower than the private sector average over the next three years, reflecting the recommendation of Dr. Tim O’Neill in 2013 to adopt more caution in preparing the natural gas royalty forecast. Over the ensuing three years, the Budget 2020 natural gas price projection averages 45 cents lower than the average of the private sector forecasters (see Appendix Table A6 for details).

•             Budget 2020 includes forecast allowances of $300 million in each of the three years of the fiscal plan. The forecast allowance helps guard against unanticipated revenue volatility and statutory spending such as additional costs to fight wildfires, to deal with other emergencies such as floods, and for litigation developments under the Crown Proceeding Act.

•             The Budget 2020 expense forecast includes a contingencies allocation of $600 million in 2020/21, and $400 million per year in 2021/22 and 2022/23. The contingencies allocation is a prudent measure to help protect the plan from unforeseen and unbudgeted costs that may arise, and to fund priority initiatives.

•             In addition, the Budget 2020 expense forecast also includes notional allocations for the anticipated costs of concluding the remaining agreements under the Sustainable Services Negotiating Mandate. Allocations are provided in the contingencies vote for $466 million in 2020/21, $706 million in 2021/22 and $653 million in 2022/23. Ministry base budgets include funding for agreements signed to date under this mandate.

The EFC provides advice to the Minister of Finance annually on issues facing the global economy and B.C.’s economic outlook, including areas of concern, risks and opportunities for the B.C. economy. The Minister of Finance consults with staff and colleagues on the various levels of prudence incorporated in the fiscal plan, tax policy initiatives for consideration and the potential risks that could arise over the next three years. Since the risks could be ongoing or one-time in nature and could impact both revenues and expenditures, consideration is given to both the forecast allowance and contingencies vote allocations. However, since a number of these risks are not readily quantifiable, there is no specific formulaic approach in the determination of the forecast allowance and contingencies vote allocations. A discussion of fiscal risks is included in this section of the budget document and risks to the economic outlook are summarized on page 77. See Part 2: Tax Measures for a discussion on tax policy initiatives in Budget 2020.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

PART 2 | TAX MEASURES

Table 2.1 Summary of Tax Measures

Taxpayer Impacts
	Effective Date	2020/21	2021/22
($ millions)
Income Tax Act
• Extend training tax credits	January 1, 2020	(22)	(22)
• Extend farmers’ food donation tax credit	January 1, 2021	*	*
• Introduce production services tax credit pre-certification notification	July 1, 2020	—	—
• Set Film Incentive BC and production services tax credit certification fees	February 19, 2020	—	—
• Introduce a new personal income tax rate of 20.5 per cent on taxable income over $220,000	January 1, 2020	216	219
Mineral Tax Act
• Extend new mine allowance	Regulation	—	—
Carbon Tax Act
• Align carbon tax rates with the federal carbon pricing backstop rates	April 1, 2020	17	18
Motor Fuel Tax Act
• Adjust refund rates for International Fuel Tax Agreement licensees	April 1, 2020	*	*
Provincial Sales Tax Act
• Eliminate exemptions for certain beverages (i.e., soft drinks/pop)	July 1, 2020	27	37
• Expand registration requirements	July 1, 2020	11	16
• Expand exemptions for pollution control and waste management machinery and equipment	February 19, 2020	(4)	(4)
• Provide exemption for electric aircraft	February 19, 2020	*	*
• Expand refund for real property contractors working outside B.C.	February 19, 2020	*	*
Tobacco Tax Act
• Introduce a tax rate for heated tobacco products	April 1, 2020	*	*
Property Transfer Tax Act
• Introduce an exemption from additional property transfer tax for certain Canadian-controlled limited partnerships	Regulation	*	*
Home Owner Grant Act
• Decrease threshold for home owner grant phase-out to $1.525 million from $1.65 million	2020 tax year	*	*
Ports Property Tax Act
• Add municipal tax rate flexibility	2020 tax year	—	—
Assessment Act
• Increase port land valuation	2021 tax year	*	*
School Act
• Set provincial residential class school property tax rates	2020 tax year	*	*
• Set provincial non-residential class school property tax rates	2020 tax year	*	*
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2020 tax year	*	*
Various Acts
• Various technical measures	Various	*	*
Total		245	264

*            Denotes measures that have no material impact on taxpayers.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Tax Measures — Supplementary Information

For more details on tax changes see:

www.gov. be. calbudgettaxchanges

Gender Responsive Budgeting

In 2018 the government of British Columbia established the role of “Parliamentary Secretary for Gender Equity” and the Gender Equity Office was created in the Ministry of Finance. Shortly after, the public service began to incorporate Gender-Based Analysis Plus (GBA+) into its policy and budget process. Using GBA+ helps to ensure that comprehensive, evidence-based policy advice is provided to decision-makers to achieve better results for all British Columbians.

Budget 2020 is the first budget to include tax measures that have been specifically analyzed through a GBA+ lens. This analytical tool helps assess, where appropriate, the effect of tax changes on different groups of citizens including people of different genders, incomes, geographic areas, age and mental or physical (dis)ability.

Income Tax Act

Training Tax Credits Extended

The training tax credits are extended for three years to the end of 2022.

Farmers’ Food Donation Tax Credit Extended

The farmers’ food donation tax credit is extended for three years to the end of 2023.

Production Services Tax Credit Pre-Certification Notification Introduced

Effective July 1, 2020, corporations intending to claim the production services tax credit must notify the certifying authority of their intent within 60 days of first incurring an expenditure eligible for the tax credit.

Film Incentive BC and Production Services Tax Credit Certification Fees Set

Effective February 19, 2020, the accreditation certificate fee for the production services tax credit is increased to $10,000. Other amounts for the Film Incentive BC and production services tax credit are set at historical levels.

New Personal Income Tax Rate of 20.5 Per Cent on Taxable Income Over $220,000 Introduced

Effective January 1, 2020, a new top personal income tax bracket is introduced effective for the 2020 and subsequent tax years. Taxable income exceeding $220,000 will be subject to a provincial personal income tax rate of 20.5 per cent — this increases the rate of tax from 16.8 per cent to 20.5 per cent.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Consequential to the increase in the rate of tax, the charitable donation tax credit for individuals is increased to 20.5 per cent for charitable donations over $200 in respect of the individual’s income subject to the new 20.5 per cent tax rate.

GBA+ Highlight

This tax rate change affects approximately 1 per cent of the population of which 70 per cent are men. Approximately 75 per cent of the individuals subject to the tax are married or living in a common law relationship. Of the women who are married or in a common law relationship and are subject to the tax rate, 45 per cent have a partner who is also subject to the tax rate. Only 15 per cent of the men who are married or in a common law relationship who are subject to the tax rate have a partner who is also subject to the tax rate.

Mineral Tax Act

New Mine Allowance Extended

Effective on a date to be specified by regulation, the new mine allowance is extended for five years to the end of 2025.

Carbon Tax Act

Carbon Tax Rates Aligned with Federal Carbon Pricing Backstop Rates

Effective April 1, 2020, the B.C. carbon tax rates for 2020 and 2021 are aligned with the federal carbon pricing backstop methodology, where applicable. As part of this alignment, the current B.C. rates for shredded and whole tires are also being replaced with a new category for “combustible waste”. Combustible waste includes tires in any form, asphalt shingles as a new taxable combustible and any prescribed material, substance or thing.

B.C. carbon tax rates are being updated to ensure they are in line with the latest science on emissions. The previous rates were set in 2008 and are today considered to be based on old science. For some fuel types, the rates are lower than their original scheduled rates. For example, the tax rate for gasoline will be 9.96 cents per litre on April 1, 2020, rather than 10.01 cents per litre. For some fuel types, the rates are higher than their original scheduled rates. For example, the tax rate for natural gas will be 8.82 cents per cubic metre on April 1, 2020, rather than 8.55 cents per cubic metre. The new rates will be available on the Ministry of Finance’s website.

The B.C. carbon tax rates will be reviewed as part of the federal government’s review of the Pan-Canadian Framework on Clean Growth and Climate Change in 2022.

Motor Fuel Tax Act

Refund Rates for International Fuel Tax Agreement Licensees Adjusted

Effective April 1, 2020, the refund rates for International Fuel Tax Agreement licensees are adjusted to reflect the alignment of the carbon tax with the federal carbon pricing backstop methodology. This will ensure International Fuel Tax Agreement licensees pay the correct carbon tax on fuel they use in B.C.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Provincial Sales Tax Act

Exemptions for Certain Beverages (i.e., soft drinks/pop) Eliminated

Effective July 1, 2020, carbonated beverages that contain sugar, natural sweeteners or artificial sweeteners no longer qualify for the exemption for food products for human consumption. For administrative ease, provincial sales tax will also apply to all beverages that are dispensed through soda fountains, soda guns or similar equipment, along with all beverages dispensed through vending machines (except vending machines wholly dedicated to dispensing beverages other than sweetened carbonated beverages, e.g., coffee or water machines).

GBA+ Highlight

The deterrence effects of this measure are expected to be most prevalent among frequent consumers. Males consume more soft drinks than females. Additionally, soft drink consumption is highest among individuals aged 14-18 and declines with age.

The Canada Food Guide does not recommend consuming most beverages affected by this measure.

Registration Requirements Expanded

Effective July 1, 2020, new registration requirements apply. Canadian sellers of goods, along with Canadian and foreign sellers of software and telecommunication services, will be required to register as tax collectors if specified B.C. revenues exceed $10,000. Additionally, all Canadian sellers of vapour products will be required to register if they cause vapour products to be delivered to B.C. consumers. These requirements will result in provincial sales tax being collected by a greater number of businesses in the digital economy.

Exemptions for Pollution Control and Waste Management Machinery and Equipment Expanded

Effective February 19, 2020, the exemptions for machinery and equipment purchased or leased by qualifying manufacturers and resource industry businesses for use in pollution control or waste management are amended to eliminate restrictions regarding the location at which the machinery and equipment is used.

Exemption Provided for Electric Aircraft

Effective February 19, 2020, electric aircraft are exempt from provincial sales tax. In addition, a refund is added for provincial sales tax paid on or after February 19, 2020, in relation to non-electric aircraft obtained for the purpose of converting the aircraft to operate solely on electricity, as well as for provincial sales tax paid on parts and related services obtained for this purpose. These provisions support the Province’s CleanBC strategy of reducing greenhouse gas emissions by shifting away from fossil fuels and towards clean and renewable energy.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Refund for Real Property Contractors Working Outside B.C. Expanded

Effective February 19, 2020, real property contractors who perform value-added work to goods and then install those goods into real property outside B.C. can apply for refunds of the provincial sales tax paid on those goods.

Tobacco Tax Act

Tax Rate for Heated Tobacco Products Introduced

Effective April 1, 2020, a default tax of 29.5 cents per heated tobacco product is introduced. For specific heated tobacco products, this default can be changed by regulation. A heated tobacco product is a product that contains tobacco and is designed to be heated, but not combusted, in a tobacco heating unit to produce a vapour for inhalation.

A dealer that intends to sell or use a new heated tobacco product that has not yet been authorized by the director for sale or use in B.C. will be required to inform the director of this intent no later than 90 days before the intended first sale or use of the heated tobacco product. Dealers that currently sell heated tobacco products in B.C. will be required to inform the director of their intent to continue to make those heated tobacco products available for sale in B.C. by no later than April 30, 2020.

Property Transfer Tax Act

Exemption from Additional Property Transfer Tax for Certain Canadian-Controlled Limited Partnerships Introduced

Effective on a date to be specified by regulation, a new exemption from additional property transfer tax will be introduced for qualifying Canadian-controlled limited partnerships. This exemption will treat Canadian-controlled limited partnerships in a manner more consistent with Canadian-controlled corporations. It will ensure that new housing developments are treated similarly irrespective of whether the development is being undertaken by a Canadian-controlled corporation or Canadian-controlled limited partnership.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-Out Decreased

As announced on January 3, 2020, the threshold for the phase-out of the home owner grant is decreased to $1,525,000 from $1,650,000 for the 2020 tax year. This new threshold will ensure 92 per cent of homes are valued below the threshold, the same percentage as in 2016 through 2019. For properties above the threshold, the grant continues to be reduced by $5 for every $1,000 of assessed value in excess of the threshold.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Ports Property Tax Act

Municipal Tax Rate Flexibility Added

Beginning in the 2020 tax year, municipalities will have flexibility to create a distinct municipal tax rate for designated port properties when the municipal major industry tax rate is below the upper tax rate threshold. Municipal tax rate caps for designated port property under the Act remain at $27.5 per $1,000 generally and $22.5 per $1,000 for new investment. Further, a unique municipal tax rate for designated port property cannot be higher than the municipality’s 2017 major industry tax rate.

Assessment Act

Port Land Valuation Increased

Effective for the 2021 property tax year, the Port Land Valuation Regulation under the Assessment Act will be amended to increase the annual land valuation from CPI inflation to CPI inflation plus 1 percentage point.

School Act

Provincial Residential Class School Property Tax Rates Set

The long-standing rate-setting policy is that average residential class school property taxes, before application of the home owner grant, increase by the previous year’s provincial inflation rate. This rate-setting policy has been in place since 2003 and will continue in 2020. Tax rates will be set in the spring.

Provincial Non-Residential Class School Property Tax Rates Set

A single provincewide school tax rate is set for each of the non-residential property classes. Consistent with long-standing policy, the rates for 2020, except for the rate for the industrial property classes, will be set so that non-residential class school tax revenue increases by inflation plus tax on new construction. This rate-setting policy has been in place since 2005 and tax rates will be set in the spring.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies provincewide. The long-standing rate-setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2020.

Consistent with long-standing policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus tax on new construction. Tax rates will be set in the spring.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

TAX MEASURES

Various Acts

Various Technical Measures

Budget 2020 introduces a number of technical amendments to various tax acts including the Income Tax Act, Land Tax Deferment Act, Provincial Sales Tax Act and Property Transfer Tax Act for clarity and certainty:

•             The Income Tax Act is amended:

•             effective January 1, 2016, to allow employees to reimburse their employers any overpaid amount net of B.C. income tax withheld;

•             effective on royal assent, to clarify that corporations may not claim the political contributions tax credit; and

•             effective for taxation years beginning after February 18, 2020, the deadline to claim the Film Incentive BC and the production services tax credit is reduced to 18 months.

•             Effective on royal assent, amendments to the Carbon Tax Act, Employer Health Tax Act, Forest Act, Home Owner Grant Act, Income Tax Act, Insurance Premium Tax Act, International Business Activity Act, Land Owner Transparency Act, Logging Tax Act, Mineral Tax Act, Motor Fuel Tax Act, Property Transfer Tax Act, Provincial Sales Tax Act, Speculation and Vacancy Tax Act and Tobacco Tax Act, and effective on a date to be specified by regulation, amendments to the Carbon Tax Regulation, Motor Fuel Tax Regulation, Net Profit Royalty Regulation and Petroleum and Natural Gas Royalty and Freehold Production Tax Regulation provide the Minister the authority to further delegate appeal decisions.

•             Effective May 1, 2020, the Land Tax Deferment Act is amended to centralize the program administration within the Ministry of Finance and enable electronic applications. These changes will improve the processing of property tax deferment applications.

•             Home owner grant administrators will work with local governments on the centralization of the administration of the home owner grant.

•             The amendments to the Provincial Sales Tax Act clarify:

•             effective March 1, 2020, the application of the luxury surtax rates to the dealer use formula;

•             effective on a date to be specified by regulation, provisions related to multi-jurisdictional vehicles;

•             effective February 19, 2020, rules for when taxable and exempt goods are sold or leased together;

•             effective February 19, 2020, the taxable treatment of leases of coin-operated machines and garbage and similar bins; and

•             effective February 19, 2020, the tax treatment of related services provided by a lessor of goods.

•             Effective on royal assent, the Property Transfer Tax Act is amended to clarify the calculation of partial principal residence exemptions in cases where the land is greater than 0.5 hectares in area or the property includes non-residential improvements. This is consistent with administrative practice.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

PART 3 | BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK1

Summary

The B.C. Ministry of Finance (Ministry) estimates that British Columbia’s economy grew by 1.8 per cent in 2019. The Ministry forecasts economic growth of 2.0 per cent in 2020, 1.9 per cent in 2021, and on average 2.0 per cent during the 2022 to 2024 period.

An average of six private sector forecasters2 estimate that B.C. ranked among the top performers for provincial real GDP growth in 2019. These forecasters expect B.C.’s economic growth to continue to be among the top of the provincial rankings in 2020 and 2021.

The Ministry’s forecast for B.C. real GDP growth is prudent relative to the outlook provided by the Economic Forecast Council with 0.4 percentage points of prudence in 2020 and 2021, and on par with the average growth outlook for the 2022 to 2024 period. This differential is one of the levels of prudence built into the fiscal plan.

Chart 3.1 British Columbia’s Economic Outlook

Note: Forecast for 2022 to 2024 is based on the period average.

Risks to B.C.’s economic outlook are weighted on the downside and include ongoing uncertainty regarding global trade policies, geopolitical tensions and weak global economic activity, as well as lower commodity prices and slower domestic economic growth. Meanwhile, LNG development in the province is expected to have a positive impact on B.C.’s economy.

British Columbia Economic Activity and Outlook

The Ministry’s estimate for B.C. real GDP growth of 1.8 per cent in 2019 is slightly higher than the 1.7 per cent forecast in the First Quarterly Report 2019. There was moderation in consumer spending and declines in exports through the year, while housing market activity performed better than expected.

1     Reflects information available as of February 5, 2020, unless otherwise indicated.

2     A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (BMO, CIBC, National Bank, RBC, Scotiabank and TD), as of February 5, 2020.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Over the next two years, 2020 and 2021, modest gains in residential investment are expected to be accompanied by moderate growth in consumer spending and exports, partly reflecting ongoing global trade policy uncertainty and weaker global economic growth than previously expected. As such, the Ministry’s forecast for B.C. real GDP growth in 2020 has increased slightly from 1.9 per cent to 2.0 per cent, while the forecast for 2021 has been revised down slightly from 2.0 per cent to 1.9 per cent, compared to the First Quarterly Report 2019. The economic growth outlook for the 2022 to 2024 period is on average 2.0 per cent, in line with previous expectations.

Table 3.1 British Columbia Economic Indicators

	Third Quarter	Fourth Quarter	Annual
	Jul. to Sep. 2019	Oct. to Dec. 2019	Jan. to Dec. 2019
Data seasonally adjusted unless	change from	change from	change from
otherwise stated	Apr. to Jun. 2019	Jul. to Sep. 2019	Jan. to Dec. 2018
	Per cent change	Per cent change	Per cent change
Employment	-0.4	-0.3	+2.6*
Manufacturing shipments[1]	-3.9	-1.4	-2.6
Exports	-3.9	-0.6	-6.4*
Retail sales[1]	+0.1	+0.2	+0.5
Housing starts	-24.4	-3.2	+ 10.0*
Non-residential building permits[1]	2.5	-30.0	+21.7

* Annual non-seasonally adjusted data               1 Data to November

Labour Market

Labour market conditions in B.C. remained tight in 2019, highlighted by the lowest unemployment rate in the country. Employment grew by 2.6 per cent in 2019 with a total of 65,400 net new jobs, of which 39,300 jobs were full-time. The number of jobs created was most pronounced in the private sector (+45,700 jobs), and both the public sector (+10,000 jobs) and the self-employed (+9,700 jobs) also experienced job gains last year. Employment gains were seen in most services-producing sectors, led by the wholesale and retail trade sector (+20,800 jobs), and the professional, scientific and

Chart 3.2 B.C. Employment

Sources: Statistics Canada (Labour Force Survey); Haver Analytics

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

technical services sector (+15,200 jobs). Most goods-producing sectors experienced employment declines, particularly in the manufacturing sector (-8,600 jobs), and the forestry, fishing, mining, quarrying, oil and gas sector (-5,200 jobs).

B.C.’s unemployment rate was 4.7 per cent in 2019, unchanged from 2018, its lowest level since 2008. The labour force grew by 2.6 per cent in 2019, providing some offset to hiring challenges associated with B.C.’s persistently high job vacancy rate. B.C.’s average weekly wage rate increased by 2.5 per cent in 2019, following annual growth of 4.1 per cent in 2018.

Outlook

The Ministry forecasts employment in B.C. to increase by 1.0 per cent (approximately 25,900 jobs) in 2020. Employment growth of 1.0 per cent is also expected in 2021 and over the remainder of the forecast horizon. B.C.’s unemployment rate is expected to average 5.1 per cent in 2020, and then rise to 5.3 per cent in 2021, remaining at that rate over the medium-term.

Consumer Spending and Housing

Total real household consumption of goods and services in B.C. increased by an estimated 1.1 per cent in 2019, a more moderate pace compared to 2.3 per cent growth in 2018, as consumer spending was weighed down by declines in housing-related spending and more cautious overall consumer behaviour.

Year-to-date to November 2019, B.C. nominal retail sales rose by 0.5 per cent compared to the same period of 2018. Notable gains were led by sales at general merchandise stores (+5.0 per cent), health and personal care stores (+5.3 per cent), and food and beverage stores (+1.6 per cent). Declines were mostly observed at motor vehicle and parts dealers (-2.6 per cent), building material and garden equipment and supplies dealers (-4.5 per cent), and electronics and appliance stores (-1.5 per cent).

Chart 3.3 B.C. Retail Sales

Sources: Statistics Canada; Haver Analytics

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Chart 3.4 B.C. Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

Last year, B.C. housing markets continued to adjust to past increases in interest rates and to various provincial and federal measures. B.C. annual MLS home sales declined by 1.5 per cent in 2019 compared to 2018, with a rebound in monthly sales over the second half of last year. At the regional level, annual MLS home sales rose in the Greater Vancouver market (+2.5 per cent), while sales fell in the Fraser Valley (-1.0 per cent). This follows significant declines in 2018, with sales down by 31.6 per cent in Greater Vancouver, and by 30.8 per cent in the Fraser Valley.

The annual MLS average home sale price in B.C. fell by 1.6 per cent in 2019, after increasing by a modest 0.4 per cent in 2018. Following declines throughout most of 2018 and early 2019, the monthly MLS average home sale price recovered somewhat over the second half of last year.

Chart 3.5 Greater Vancouver HPI Benchmark Price

Sources: Canadian Real Estate Association; Haver Analytics

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Chart 3.6 B.C. Housing Starts

Sources: Canada Mortgage and Housing Corporation; Haver Analytics

* Historical average from Jan. 1990 to Dec. 2018

Regional MLS composite benchmark house prices (which incorporate all dwelling types) declined in Greater Vancouver and the Fraser Valley in 2019 overall. Following declines throughout the second half of 2018 and most of 2019, the monthly MLS composite benchmark house price for Greater Vancouver edged up slightly over the past few months.

Momentum in new home construction continued last year. Housing starts in B.C. posted record-high monthly figures during 2019, resulting in 44,932 units for the year, up by 10.0 per cent from 40,857 units in 2018. The increase was primarily driven by multiple-unit construction activity in Greater Vancouver, which offset a decline in B.C.’s single-unit construction.

The value of residential building permits, a leading indicator of new home construction, decreased by 5.5 per cent year-to-date to November 2019, as a rise in the multiple-unit segment of the market was offset by a decline in permits in the single-unit segment.

In comparison, year-to-date to November 2019, the value of non-residential building permits increased by 21.7 per cent compared to the same period of 2018, with solid growth observed across all three segments: commercial (+26.7 per cent), industrial (+15.7 per cent), and institutional and governmental (+10.3 per cent).

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 2.3 per cent in 2020 and by 2.5 per cent in 2021, where it is expected to remain on average over the 2022 to 2024 period.

The Ministry forecasts nominal retail sales to rise by 3.0 per cent in 2020, 3.3 per cent in 2021, and 3.5 per cent annually over the medium-term.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

The Ministry expects low interest rates and solid population growth to support the housing market. As such, the total annual value of home sales is forecast to increase by 4.6 per cent in 2020, 5.3 per cent in 2021, followed by average growth of 5.6 per cent over the medium-term.

Housing starts are higher than previously forecast in the First Quarterly Report 2019. However, the Ministry continues to expect housing starts to trend towards B.C.’s historical long-run average over the forecast horizon, consistent with previous projections. Housing starts are expected to total around 35,000 units in 2020, 32,000 units in 2021, and roughly 30,500 units annually in the medium-term.

Business and Government

Total real investment in B.C. (business and government) increased by an estimated 12.8 per cent in 2019.

Real business investment increased by an estimated 13.4 per cent in 2019, with broad-based gains in non-residential, residential, and machinery and equipment investment.

Real expenditure on goods and services by all levels of government is estimated to have increased by 2.1 per cent in 2019.

Outlook

Total real investment in B.C. (business and government) is forecast to grow by 5.4 per cent in 2020, 2.1 per cent in 2021, and average around 2.3 per cent annually over the 2022 to 2024 period.

Real business investment is projected to grow by 4.7 per cent in 2020, with gains expected in residential, non-residential, and machinery and equipment categories. Looking further ahead, business investment is forecast to grow by 2.1 per cent in 2021 and average around 2.9 per cent annually in the medium-term. The LNG Canada project is expected to generate a significant amount of economic activity which will support B.C.’s economy over the forecast horizon.

Real expenditure on goods and services by all levels of government is forecast to increase modestly in 2020, and average around 1.9 per cent growth annually for 2021 and the medium-term.

Following an estimated decline of 8.8 per cent in 2019, the Ministry expects the net operating surplus of corporations (an approximation of corporate profits) to grow by 2.0 per cent in 2020, 2.6 per cent in 2021, and average 4.1 per cent growth annually over the 2022 to 2024 period.

External Trade and Commodity Markets

Global trade policy uncertainty, escalating trade tensions and commodity price declines weighed on B.C.’s export sector in 2019. The nominal value of B.C. merchandise exports in 2019 fell by 6.4 per cent compared to 2018. Annual declines were mostly seen among solid wood products (-20.0 per cent), pulp and paper products (-20.0 per cent), and metallic mineral products (-9.9 per cent), reflecting a combination of weaker global demand, lower commodity prices and supply constraints in the forestry sector. This was partially offset by advances in exports of machinery and equipment (+6.5 per cent) and energy products (+2.3 per cent).

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Chart 3.7 B.C. Exports

Source: BC Stats

Merchandise exports to the U.S. (which accounted for 50.9 per cent of B.C.’s exports) fell by 2.8 per cent in 2019, while exports to non-U.S. destinations decreased by 9.8 per cent (which was largely driven by a 12.9 per cent decline in exports to Japan). In both cases, annual declines were generally due to decreases in exports of solid wood products, pulp and paper products, and metallic mineral products.

The nominal value of B.C.’s manufacturing shipments decreased by 2.6 per cent year-to-date to November 2019, as notable declines in shipments of wood products (-25.5 per cent) and paper (-15.1 per cent) offset solid gains in shipments of fabricated metal products (+19.1 per cent) and food products (+6.1 per cent).

Heightened global trade policy uncertainty and slower global economic activity weighed on many key commodity prices in 2019. The price of Western spruce-pine-fir (SPF) 2X4 lumber averaged $371 US/thousand board feet, down by 25.3 per cent relative to 2018. The price of pulp averaged $955 US/tonne in 2019, down by 19.4 per cent compared to the previous year.

Prices of oil and natural gas were volatile in 2019. The WTI daily oil price averaged $56.98 US/barrel in 2019, down by 12.6 per cent from the previous year. Meanwhile, the plant inlet price of natural gas averaged a high of $1.68 C/GJ in February, averaged a low of $0.28 C/GJ in June, and then finished the year averaging $1.30 C/GJ in December. Overall, the natural gas price averaged $0.80 C/GJ in 2019, up by 1.6 per cent from 2018.

Metal and mineral prices generally declined in 2019, weighed down by reduced global demand. In particular, prices for zinc, lead, copper, and metallurgical coal recorded significant declines compared to 2018. By contrast, prices for gold, molybdenum, and silver increased.

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Outlook

Following an estimated drop of 1.1 per cent in 2019, real exports of goods and services are forecast to increase by 0.6 per cent in 2020. The pace of export growth is projected to improve in 2021 and beyond, supported by gradual advancements in the global economy and the anticipated production of LNG toward the end of the forecast horizon. As such, exports are forecast to grow by 1.4 per cent in 2021 and average around 2.1 per cent annually in the medium-term.

The price of lumber is forecast to average $380 US/thousand board feet in 2020 and $360 US/thousand board feet in 2021, before gradually easing to average around $350 US/thousand board feet over the medium-term. The plant inlet price for natural gas is expected to average $0.62 C/GJ in 2020/21, $0.74 C/GJ in 2021/22, and $0.88 C/GJ in 2022/23. The outlook is subject to considerable uncertainty, as commodity prices can be volatile.

Demographics

B.C.’s population on July 1, 2019 was 5.07 million people, a 1.4 per cent increase from the same date in 2018. The most recent population figures show that B.C.’s population reached 5.11 million in the third quarter of 2019, with B.C. experiencing record inflows of international migration. On a net basis, during the first three quarters of 2019, the province welcomed 69,175 new residents from outside the province, an increase of 9.9 per cent compared to the same period of 2018. Nearly 90 per cent of these new migrants relocated to B.C. from other countries, with net international migration up by 13.9 per cent year-to-date to the third quarter of 2019. Meanwhile, net interprovincial migration fell by 14.5 per cent compared to the same period of 2018.

Outlook

B.C.’s July 1st population is projected to increase by 1.4 per cent in 2020 and then by 1.3 per cent annually over the forecast horizon.

Total net migration of about 57,300 people is expected in 2020, with nearly 83 per cent coming from outside of Canada. Looking beyond, net migration is projected to be around 60,500 persons in 2021, and between 60,500 and 64,000 persons annually over the medium-term.

Inflation

B.C.’s annual consumer price index (CPI) grew by 2.3 per cent in 2019. Price increases were broad-based across all categories of the CPI, led by food (+3.9 per cent), transportation (+2.6 per cent) and shelter (+2.4 per cent). Meanwhile, the details show that gasoline, a component of transportation, declined (-1.3 per cent).

Outlook

The annual CPI inflation rate in B.C. is forecast to be 2.2 per cent in 2020, before slowing to average 2.0 per cent during the 2021 to 2024 period. For Canada, the annual inflation rate is assumed to be 2.0 per cent (the Bank of Canada’s national inflation target) in 2020 and onward.

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Chart 3.8 B.C. Inflation

Sources: Statistics Canada; Haver Analytics

Risks to the Economic Outlook

Downside risks to B.C.’s economic outlook include the following:

•             uncertainty regarding global trade policies, geopolitical tensions, and broader economic challenges in Asia, Europe and the U.K.;

•             weak global economic activity, with slowing growth in Asia and other regions, resulting in lower demand for B.C.’s commodity exports;

•             higher volatility in international foreign exchange, stock and bond markets;

•             lower commodity prices, particularly for lumber, pulp and coal;

•             slower growth in domestic residential investment and household consumption; and

•             timing of investment and hiring related to the LNG Canada project, similar to the risks that exist for other major capital projects.

External Outlook

Global trade policy tensions and the resulting uncertainty weighed on global economic activity in 2019. While global economic growth slowed last year compared to the previous few years, there are tentative signs that this slowdown has stabilized, partly due to easing of global monetary policies led by the US Federal Reserve. In addition, the pending ratification of the Canada-United States-Mexico Agreement (CUSMA) and the Phase One trade agreement between the U.S. and China are also positive developments. Nevertheless, there remains a high degree of uncertainty around trade policies and the full extent of the negative impact on global growth. Furthermore, there is still uncertainty around Brexit, and geopolitical risks have increased.

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United States

The U.S. economy grew at a more moderate pace in 2019, partly reflecting some negative effects of trade uncertainty. U.S. real GDP grew by 2.3 per cent in 2019, following 2.9 per cent growth in 2018. The lower annual growth primarily reflected decelerations in business investment and consumer spending, along with a downturn in exports. This was partly offset by higher government spending and lower growth in imports. The U.S. economy finished the year growing by a 2.1 per cent annualized rate in the fourth quarter of 2019, the same growth rate as in the third quarter. Real GDP growth in the fourth quarter reflected lower inventories, a decline in business investment and a deceleration in consumer spending, which was partly offset by lower imports and higher government spending.

Chart 3.9 U.S. Economic Growth

Sources: U.S. Bureau of Economic Analysis; Haver Analytics

The U.S. labour market created on average roughly 176,000 jobs each month in 2019, following a monthly average of 223,000 jobs in 2018. Total employment grew by 1.6 per cent in 2019, with growth across goods-producing industries (+1.8 per cent), private services-producing industries (+1.7 per cent), and the public sector (+0.5 per cent). The unemployment rate averaged 3.7 per cent in 2019, the lowest level since 1969. Meanwhile, the labour force participation rate averaged 63.1 per cent in 2019, up by 0.2 percentage points relative to 2018, while private sector average weekly earnings increased by 2.9 per cent.

U.S. housing starts totalled 1.29 million units in 2019, up by 3.2 per cent relative to 2018. Meanwhile, residential building permits rose by 3.9 per cent. Home sales activity was mixed in 2019 as new home sales increased by 10.4 per cent, while existing home sales remained relatively flat in 2019 compared to 2018. A divergent trend between median prices for new and existing single-family homes continued in 2019, as new home prices were down by 1.7 per cent, while existing home prices were up by 5.0 per cent compared to 2018.

U.S. nominal retail sales increased by 3.6 per cent in 2019 compared to 2018, supported by low unemployment and rising wages, despite some weakening in consumer confidence.

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Chart 3.10 U.S. Housing Starts

Sources: U.S. Census Bureau; Haver Analytics

Outlook

Consensus Economics (Consensus) forecasters have slightly upgraded their near-term projections for U.S. economic growth. The January 2020 Consensus survey forecasts 1.9 per cent U.S. real GDP growth in 2020, up from recent projections (see Chart 3.11). For 2021, the Consensus forecasts the U.S. economy to again grow by 1.9 per cent.

Chart 3.11 Consensus Outlook for the U.S. in 2020

Source: Consensus Economics

The chart above represents forecasts for U.S. real GDP growth in 2020 as polled on specific dates. For example, forecasters surveyed on January 14, 2019 had an average 2020 U.S. real GDP growth forecast of 1.8 per cent, while on January 13, 2020 they forecast 2020 U.S. real GDP to grow by 1.9 per cent.

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Despite the Phase One trade agreement between the U.S. and China, there remains a high degree of trade uncertainty. In recognition of uncertainties and risks regarding the U.S. outlook, the Ministry’s assumptions for U.S. real GDP growth are lower than the January 2020 Consensus. The Ministry assumes that U.S. real GDP will increase by 1.5 per cent in 2020, 1.6 per cent in 2021, and 1.7 per cent annually from 2022 to 2024.

Table 3.2 U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2020	2021
	Per cent change in real GDP
B.C. Ministry of Finance	1.5	1.6
Consensus Economics (January 2020)	1.9	1.9

Canada

Through the first three quarters of 2019, the Canadian economy grew by 1.7 per cent compared to the same period of 2018, largely due to higher consumption and exports. Canadian real GDP growth slowed to an annualized rate of 1.3 per cent in the third quarter of 2019, down from 3.5 per cent in the second quarter. The third quarter deceleration was weighed down by a decline in exports and an increase in imports. The rise in business investment, particularly business investment in residential structures, contributed positively to GDP growth in the third quarter, following a second quarter decline. However, year-to-date to the third quarter of 2019, business investment was down across all its segments compared to the same period of 2018.

Canadian labour market conditions tightened, with employment growth of 2.1 per cent in 2019, up from 1.3 per cent in 2018. Meanwhile, the labour force grew by 2.0 per cent, and the unemployment rate fell by 0.1 percentage points to 5.7 per cent in 2019, the lowest level on record. Average weekly earnings increased by 3.2 per cent, the highest growth rate since 2012.

The Canadian housing market continued to adjust to past increases in interest rates and to various provincial and federal policy measures. The housing market moderated slightly in 2019, with housing starts declining by 2.0 per cent compared to 2018, totalling just

Chart 3.12 Canadian Economic Growth

Sources: Statistics Canada; Haver Analytics

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BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

under 209,000 units. Home sales and the average home sale price both rebounded in 2019, with home sales rising by 6.5 per cent and the average home sale price reaching $500,938 in 2019, up by 2.5 per cent from 2018.

Year-to-date to November 2019, national nominal retail sales increased by 1.5 per cent compared to the same period of 2018, notably slower than the annual pace observed in recent years. Meanwhile, Canadian household debt averaged 176.0 per cent of disposable income in the first three quarters of 2019, slightly lower than the 177.2 per cent average during the same period of 2018.

Despite trade policy uncertainty, the value of Canadian merchandise exports increased by 1.1 per cent in 2019, while shipments of Canadian manufactured goods advanced by 0.6 per cent year-to-date to November 2019.

On July 1st, 2019, Canada’s population stood 1.4 per cent higher than a year before. This population growth rate was unchanged from the previous year, which was the highest rate in Canada since July 1st, 1990. Since the late 1990s, international migration has been the main source of population growth in Canada. From July 1st, 2018 to July 1st, 2019, international migration set a new record and accounted for 82 per cent of the population increase.

Outlook

The January 2020 Consensus forecasts Canadian real GDP to grow by 1.6 per cent in 2020 and by 1.8 per cent in 2021. Consensus forecasts for the Canadian economy have been revised down since early last year (see Chart 3.13).

Chart 3.13 Consensus Outlook for Canada in 2020

Source: Consensus Economics

The chart above represents forecasts for Canadian real GDP growth in 2020 as polled on specific dates. For example, forecasters surveyed on January 14, 2019 had an average 2020 Canadian real GDP growth forecast of 1.8 per cent, while on January 13, 2020 they forecast 2020 Canadian real GDP to grow by 1.6 per cent.

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The Bank of Canada recently noted that the global economy is showing signs of stabilization, with economic activity expected to gradually pick up in 2020 and 2021. Moreover, the pending ratification of CUSMA should also provide stability. However, supply chain disruptions from past trade actions, ongoing economic uncertainty and geopolitical tensions continue to weigh on global growth. The Ministry’s outlook is lower than the Consensus and assumes that the Canadian economy will grow by 1.4 per cent in 2020, 1.5 per cent in 2021, and 1.6 per cent annually from 2022 to 2024.

Table 3.3 Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2020	2021
	Per cent change in real GDP
B.C. Ministry of Finance	1.4	1.5
Consensus Economics (January 2020)	1.6	1.8

Asia

China’s economy slowed to 6.1 per cent growth in 2019, its lowest growth rate since 1990. China’s real GDP grew by an annualized 6.0 per cent in the fourth quarter of 2019, slightly up from 5.8 per cent in the third quarter. The deceleration in economic activity in 2019 primarily reflected weaker exports and a slowdown in investment, largely due to trade tensions with the U.S. and overall weakening of world economic growth. In September 2019, the People’s Bank of China cut the reserve requirement ratio for financial institutions to stimulate the slowing economy.

Year-to-date to the third quarter of 2019, Japan’s real GDP grew by 1.2 per cent compared to the same period of 2018. Japan’s economy expanded by an annualized rate of 1.8 per cent in the third quarter of 2019, slowing from 2.0 per cent in the second quarter. Consumer spending and investment contributed to overall growth in the first three quarters of 2019, ahead of the consumption tax increase implemented in October 2019. Meanwhile, Japan’s exports contracted year-to-date to the third quarter of 2019, reflecting ongoing struggles in the country’s trade and manufacturing sector relating to weak foreign demand. Japan’s monetary policy remains highly accommodative in recognition of persistently low inflation, weak historical growth and ongoing risks to the economic outlook.

Outlook

The January 2020 Consensus forecasts China’s real GDP to grow by 5.9 per cent in 2020 and 5.7 per cent in 2021. The Ministry assumes that China’s GDP will expand by 5.6 per cent in 2020, and by 5.5 per cent annually from 2021 to 2024.

The January 2020 Consensus forecasts Japan’s economy to expand by 0.4 per cent in 2020 and 0.8 per cent in 2021. The Ministry assumes that Japan’s real GDP will increase by 0.1 per cent in 2020 and 0.5 per cent in 2021. Over the medium-term, Japan’s economy is forecast to average 0.7 per cent growth annually.

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Europe

Economic activity in the euro zone continued to struggle, as real GDP grew by 1.2 per cent in 2019, following 1.9 per cent growth in 2018. Euro zone real GDP increased by an annualized 0.4 per cent in the fourth quarter of 2019, down from 1.1 per cent in the third quarter. Heightened uncertainties regarding global trade and Brexit continued to weigh on exports and manufacturing in the region.

Monetary policy in the euro zone remains highly accommodative. At its most recent meeting on January 23, 2020, the European Central Bank left its key interest rates unchanged, expecting rates to remain at their present or lower levels until inflation has converged to just under 2 per cent. To support its goals, the ECB restarted its asset purchase program on November 1, 2019, at a monthly pace of €20 billion.

Economic growth in the U.K. improved slightly through the first three quarters of 2019. Year-to-date to the third quarter of 2019, U.K. real GDP rose by 1.4 per cent relative to the same period of 2018. The U.K. economy expanded by 1.7 per cent annualized in the third quarter of 2019, after declining by 0.7 per cent in the second quarter, and growing by 2.5 per cent annualized in the first quarter of 2019. Business investment and exports have been sources of weakness, partly reflecting uncertainty regarding Brexit.

Outlook

The January 2020 Consensus forecasts the euro zone economy to expand by 1.0 per cent in 2020 and 1.2 per cent in 2021. The Ministry assumes that the euro zone’s economy will grow by 0.7 per cent in 2020 and 0.9 per cent in 2021, followed by 1.2 per cent annual growth over the forecast horizon.

Financial Markets

Interest Rates

Many central banks implemented more accommodative monetary policies in 2019, due to ongoing concerns about trade policies and slowing global growth. After lowering the target range for the federal funds rate in its July and September meetings in 2019, the US Federal Reserve (Fed) cut the rate again in October 2019 to 1.50-1.75 per cent. The Fed decided to keep the target range unchanged at its December meeting and at its most recent meeting on January 29, 2020. The Fed recognized that job gains and household spending have been solid, but also noted that business investment and exports remain weak.

After maintaining its target for the overnight rate at 1.75 per cent throughout 2019, the Bank of Canada decided to again leave it unchanged at its most recent meeting on January 22, 2020. Despite signs of stabilization in the global economy and recent positive trade developments, the Bank of Canada noted that there still remains a high degree of uncertainty, as geopolitical tensions have increased. Furthermore, the Bank of Canada highlighted that job creation has slowed, while indicators of consumer confidence and spending have been unexpectedly weak. Canadian fixed mortgage rates edged lower in 2019, largely in line with global market interest rates.

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Chart 3.14 Interest Rate Forecasts

Sources: Bank of Canada; US Federal Reserve; B.C. Ministry of Finance

Outlook

The Bank of Canada and the US Federal Reserve are expected to keep accommodative monetary policies this year, and then to gradually tighten their policies as economic conditions improve over the forecast horizon. Based on the average of six private sector forecasts as of January 6, 2020, the Ministry anticipates the Bank of Canada’s overnight target rate to average 1.60 per cent in 2020 and 1.58 per cent in 2021. By comparison, the U.S. federal funds rate is expected to average 1.65 per cent in 2020 and 1.74 per cent in 2021.

The Canadian three-month treasury bill interest rate is expected to average 1.50 per cent in 2020 and 1.52 per cent in 2021, according to the same six private sector forecasters. Meanwhile, the 10-year Government of Canada bond rate is forecast at 1.66 per cent in 2020 and 1.93 per cent in 2021.

Table 3.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2020	2021	2020	2021
BMO	1.68	1.70	1.80	2.08
CIBC	1.40	1.41	1.52	1.90
National Bank	1.67	1.87	1.87	2.28
RBC	1.43	1.43	1.71	1.90
Scotiabank	1.36	1.26	1.49	1.62
TD	1.47	1.40	1.56	1.79
Average (as of January 6, 2020)	1.50	1.52	1.66	1.93

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Exchange Rate

The value of the Canadian dollar generally depreciated relative to the U.S. dollar through the course of 2019, despite some narrowing of Canadian-U.S. interest rate differentials. The decline primarily reflected the broad-based appreciation of the U.S. dollar alongside world trade concerns and slowing global growth. Overall, the loonie averaged 75.4 US cents in 2019, down from an average of 77.2 US cents in 2018.

Chart 3.15 Private Sector Expectations for the Canadian Dollar

Sources: Bank of Canada; B.C. Ministry of Finance

*Based on the average of private sector forecasts. First Quarterly Report 2019 as of July 19, 2019 and Budget 2020 as of January 6, 2020.

Outlook

Based on the average of six private sector forecasts as of January 6, 2020, the Ministry assumes the Canadian dollar will average 76.3 US cents in 2020 and 76.1 US cents in 2021.

Table 3.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2020	2021
BMO	76.4	77.3
CIBC	74.5	71.5
National Bank	76.7	75.5
RBC	76.3	76.0
Scotiabank	78.7	80.0
TD	75.4	76.6
Average (as of January 6, 2020)	76.3	76.1

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Table 3.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2018	2019 [e]	2020	2021	2022	2023	2024
Gross Domestic Product at Market Prices:
– Real (chained 2012 $ billions)	264.1	268.8	274.2	279.4	284.8	290.3	296.8
(% change)	2.6	1.8	2.0	1.9	1.9	1.9	2.2
– Nominal (current prices, $ billions)	295.4	306.3	318.1	330.4	343.3	356.8	372.0
(% change)	4.5	3.7	3.9	3.9	3.9	3.9	4.3
– GDP price deflator (2012 = 100)	111.9	113.9	116.0	118.3	120.5	122.9	125.3
(% change)	1.9	1.9	1.8	1.9	1.9	2.0	2.0
Real GDP per person (chained 2012 $)	52,800	53,003	53,296	53,618	53,962	54,296	54,790
(% change)	1.0	0.4	0.6	0.6	0.6	0.6	0.9
Real GDP per employed person
(% change)	1.5	-0.8	1.0	0.9	0.9	0.9	1.3
Unit labour cost[1] (% change)	3.3	3.4	2.0	2.0	2.0	2.0	1.7

Components of Real GDP at Market Prices (chained 2012 $ billions)
Household expenditure on goods and services	171.5	173.4	177.3	181.6	186.2	190.8	195.3
(% change)	2.3	1.1	2.3	2.5	2.5	2.5	2.4
– Goods	69.6	68.4	69.1	70.2	71.5	72.7	74.0
(% change)	1.3	-1.8	1.0	1.7	1.8	1.8	1.7
– Services	101.9	105.0	108.2	111.4	114.7	118.0	121.3
(% change)	3.0	3.0	3.0	2.9	2.9	2.9	2.8
NPISH[2] expenditure on goods and services	4.0	4.1	4.1	4.2	4.2	4.2	4.3
(% change)	3.6	2.0	0.8	0.8	0.7	0.7	0.7
Government expenditure on goods and services	46.8	47.8	47.9	48.8	49.8	50.7	51.7
(% change)	3.0	2.1	0.3	1.9	1.9	1.9	1.9
Investment in fixed capital	62.0	69.9	73.7	75.2	77.0	78.8	80.5
(% change)	1.3	12.8	5.4	2.1	2.3	2.3	2.2
Final domestic demand	284.3	295.5	303.4	310.3	317.5	324.9	332.2
(% change)	2.2	4.0	2.7	2.3	2.3	2.3	2.2
Exports of goods and services	103.9	102.7	103.3	104.7	106.4	108.1	111.2
(% change)	4.2	-1.1	0.6	1.4	1.6	1.6	3.0
Imports of goods and services	125.4	129.2	132.3	135.3	138.7	142.3	146.2
(% change)	2.9	3.0	2.4	2.3	2.5	2.6	2.7
Inventory change	1.3	0.2	0.2	0.1	0.1	0.0	0.0
Statistical discrepancy	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Real GDP at market prices	264.1	268.8	274.2	279.4	284.8	290.3	296.8
(% change)	2.6	1.8	2.0	1.9	1.9	1.9	2.2

1   Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2   Non-profit institutions serving households.

e   B.C. Ministry of Finance estimate.

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Table 3.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2018	2019		2020	2021	2022	2023	2024
Compensation of employees[1] ($ millions)	143,959	151,495	[e]	157,548	163,744	170,288	177,049	184,032
(% change)	5.9	5.2		4.0	3.9	4.0	4.0	3.9
Household income ($ millions)	257,443	268,724	[e]	278,876	289,576	300,472	311,760	323,484
(% change)	4.8	4.4		3.8	3.8	3.8	3.8	3.8
Net operating surplus ($ millions)	33,341	30,398	[e]	31,001	31,805	32,634	33,602	35,858
(% change)	-0.4	-8.8		2.0	2.6	2.6	3.0	6.7
Retail sales ($ millions)	85,954	86,419	[e]	89,053	92,032	95,236	98,547	101,950
(% change)	2.0	0.5		3.0	3.3	3.5	3.5	3.5
Housing starts (units)	40,857	44,932		35,021	32,040	30,515	30,518	30,521
(% change)	-6.4	10.0		-22.1	-8.5	-4.8	0.0	0.0
Residential sales ($ millions)	55,869	54,175		56,665	59,671	63,001	66,524	70,249
(% change)	-24.2	-3.0		4.6	5.3	5.6	5.6	5.6
Consumer price index (2002 = 100)	128.4	131.4		134.3	137.0	139.7	142.5	145.4
(% change)	2.7	2.3		2.2	2.0	2.0	2.0	2.0

1   Domestic basis; wages, salaries and employers’ social contributions.

e   B.C. Ministry of Finance estimate.

Table 3.6.3 Labour Market Indicators: British Columbia

				Forecast
	2018	2019		2020	2021	2022	2023	2024
Population (thousands at July 1)	5,001	5,071		5,144	5,210	5,278	5,347	5,418
(% change)	1.6	1.4		1.4	1.3	1.3	1.3	1.3
Net migration (thousands)
– International[1,4]	57.5	62.6	[e]	47.3	48.5	48.5	51.9	52.0
– Interprovincial[4]	9.5	9.5	[e]	10.0	12.0	12.0	12.0	12.0
– Total	67.0	72.1	[e]	57.3	60.5	60.5	63.9	64.0
Labour force population[2] (thousands)	4,032	4,097		4,158	4,216	4,275	4,336	4,398
(% change)	1.3	1.6		1.5	1.4	1.4	1.4	1.4
Labour force (thousands)	2,617	2,685		2,724	2,759	2,787	2,815	2,842
(% change)	0.6	2.6		1.4	1.3	1.0	1.0	1.0
Participation rate[3] (%)	64.9	65.5		65.5	65.4	65.2	64.9	64.6
Employment (thousands)	2,494	2,559		2,585	2,611	2,638	2,665	2,690
(% change)	1.1	2.6		1.0	1.0	1.0	1.0	1.0
Unemployment rate (%)	4.7	4.7		5.1	5.3	5.3	5.3	5.3

1   International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2   The civilian, non-institutionalized population 15 years of age and over.

3   Percentage of the labour force population in the labour force.

4   Components may not sum to total due to rounding.

e   BC Stats estimate.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Table 3.6.4 Major Economic Assumptions

				Forecast
	2018	2019		2020	2021	2022	2023	2024
Real GDP
Canada (chained 2012 $ billions)	2,058	2,091	[e]	2,120	2,152	2,187	2,222	2,257
(% change)	2.0	1.6		1.4	1.5	1.6	1.6	1.6
U.S. (chained 2012 US$ billions)	18,638	19,073		19,359	19,668	20,003	20,343	20,689
(% change)	2.9	2.3		1.5	1.6	1.7	1.7	1.7
Japan (chained 2011 Yen trillions)	533	538	[e]	539	542	545	549	553
(% change)	0.3	1.1		0.1	0.5	0.7	0.7	0.7
China (constant 2010 US$ billions)	10,875	11,539		12,185	12,855	13,562	14,308	15,095
(% change)	6.8	6.1		5.6	5.5	5.5	5.5	5.5
Euro zone[1] (chained 2015 Euro billions)	11,214	11,346		11,426	11,529	11,667	11,807	11,949
(% change)	1.9	1.2		0.7	0.9	1.2	1.2	1.2
Industrial production index (% change)
U.S.	3.9	0.8		0.3	1.0	1.7	1.7	1.7
Japan	1.0	-2.4		-0.4	0.5	0.7	0.7	0.7
China	6.3	5.8		4.6	4.7	4.7	4.7	4.7
Euro zone[1]	0.9	-1.5	[e]	0.3	0.9	1.2	1.2	1.2
Housing starts (thousands)
Canada	213	209		185	180	180	180	180
(% change)	-3.1	-2.0		-11.3	-2.7	0.0	0.0	0.0
U.S.	1,250	1,290		1,270	1,280	1,300	1,300	1,300
(% change)	3.9	3.2		-1.5	0.8	1.6	0.0	0.0
Japan	942	905		850	860	880	880	880
(% change)	-2.3	-4.0		-6.1	1.2	2.3	0.0	0.0
Consumer price index
Canada (2002 = 100)	133.4	136.0		138.7	141.5	144.3	147.2	150.2
(% change)	2.3	1.9		2.0	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-month treasury bills	1.40	1.66		1.50	1.52	1.88	2.38	2.88
10-year government bonds	2.26	1.55		1.66	1.93	2.19	3.06	3.63
United States interest rates (%)
3-month treasury bills	1.97	2.10		1.55	1.67	2.13	2.50	2.75
10-year government bonds	2.91	2.14		1.98	2.22	2.63	3.13	3.63
Exchange rate (US cents / Canadian $)	77.2	75.4		76.3	76.1	77.0	77.5	77.7
British Columbia goods and services
Export price deflator (% change)	1.8	1.3	[e]	1.9	2.8	2.8	2.9	2.8

1     Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

e      B.C. Ministry of Finance estimate.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

A GBA+ Look At B.C.’s Labour Force

Introduction

Gender-Based Analysis Plus (GBA+) is a process used to assess how policy, programs and initiatives may affect diverse population groups. Data collected by Statistics Canada’s Labour Force Survey provides a starting point for studying various components of B.C.’s workforce. This section focuses on B.C.’s “core” working-age demographic, which includes individuals aged 25 to 54. A detailed summary of labour market characteristics for youth, core-aged and older workers is presented in Table 3.7.

Labour Force and Participation Rate

The number of women in B.C.’s labour force (i.e. those employed or looking for work) rose significantly from the late 1970s to late 1990s, as societal views of gender roles evolved alongside improved technologies (e.g. telework technology and more efficient domestic appliances that reduce time spent on unpaid work) and an expansion of service-based employment (see Chart 3.16).

Chart 3.16 - B.C. Core Labour Force

Sources: Statistics Canada; Haver Analytics

In addition, higher education levels, flexible work arrangements and family support (including child-care support and paid parental leave) likely contributed to a steady rise in women joining the workforce. As such, the participation rate for women (defined as the number of people who are employed or actively looking for work as a share of the working-age population3) rose substantially. During this period, the participation rate for men decreased slightly. While B.C.’s participation rate for women grew at a slower pace after the mid-1990s, this converging trend brought the gender participation gap within about 8 percentage points in 2019, down from around 36 percentage points in 1979 (see Chart 3.17).

3   The civilian, non-institutionalized population 15 years of age and over.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Chart 3.17 - B.C. Core Participation Rate

Sources: Statistics Canada; Haver Analytics

Employment

In B.C., gains in women’s employment over the last four decades moved the share of core employment closer to parity. In 2019, women accounted for 48.3 per cent of core employment, up from 36.5 per cent in 1979 (see Chart 3.18).

Chart 3.18 - B.C. Share of Core Employment

Sources: Statistics Canada; Haver Analytics

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

From an industry perspective, men accounted for about 80 per cent of the workers in B.C.’s goods-producing sector in 2019 (see Chart 3.19). By contrast, women represented over half of those employed in the province’s services-producing sector, some of which may be characterized as below-average earning industries. This industry composition partly explains differences in average earnings, though it does not fully account for disparities between wages for men and women. Furthermore, women have historically accounted for approximately 60 per cent of minimum-wage earners.

Chart 3.19 - B.C. Core Employment by Industry — 2019

Source: Statistics Canada

Average Hourly Wage Rate

The average hourly wage rate captures the per-unit price of labour regardless of the number of hours worked. Historically across all industries, the provincial average hourly wage rate for women has been lower than that for men. This phenomenon persists in Canada and around the world. However, differences in average hourly wage rates have narrowed in some sectors, such as construction, educational services, accommodation and food services and public administration, as well as in management roles. In 2019, women employees in B.C.’s core-aged workforce earned 15.6 per cent less than men, on average. This discrepancy partly reflects a larger proportion of men working in industries with above-average wages, such as construction and manufacturing.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Unemployment Rate

Over the past 40 years, unemployment rates for core-aged women and men in B.C. have broadly moved in sync. B.C.’s economic progress contributed to a downward trend in the unemployment rate for both women and men. However, changes in the unemployment rate for men have been somewhat more pronounced, partly reflective of the greater concentration of men working in goods-producing sectors, which tend to be more exposed to fluctuations in the economy (see Chart 3.20).

Chart 3.20 - B.C. Core Unemployment Rate

Sources: Statistics Canada; Haver Analytics

Labour Market Indicators for Indigenous Peoples

Since 2007, Statistics Canada’s Labour Force Survey results have included data for Aboriginal peoples (also known as Indigenous peoples, including persons who reported being First Nations, Métis, Inuit or those who reported more than one identity population). Employment among core-aged Indigenous peoples in B.C. has grown over the years. Similarly, an expansion in the labour force brought the participation rate for Indigenous peoples in the province to a high of 82.3 per cent in 2019, up from a low of 72.4 per cent in 2010. Meanwhile, the unemployment rate among Indigenous peoples in B.C. declined over the last decade, down from 12.4 per cent in 2010 to a record low 5.1 per cent in 2019.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Table 3.7 B.C. Labour Force Statistics Summary

All figures are based on annual averages	1979		1989		1999		2009		2019
per cent share of total (unless noted otherwise)	Men	Women	Men	Women	Men	Women	Men	Women	Men	Women
Labour Force (%): Total 15+ years	60.8	39.2	56.5	43.5	53.8	46.2	52.7	47.3	52.0	48.0
Aged 15 - 24 years	14.4	12.6	10.4	9.4	8.0	7.5	7.7	7.7	7.2	7.2
Aged 25 - 54 years	39.1	23.2	39.8	31.0	39.5	34.5	35.4	32.0	32.6	30.6
Aged 55 - 64 years	6.3	3.0	5.7	2.8	5.3	3.8	8.0	6.6	9.1	8.0
Aged 65+ years	1.0	0.4	0.6	0.4	1.0	0.4	1.7	0.9	3.1	2.2

Employment (%): Total 15+ years	61.4	38.6	56.8	43.2	53.4	46.6	52.1	47.9	52.1	47.9
Aged 15 - 24 years	13.6	11.9	9.8	9.2	7.3	7.1	6.8	7.5	6.8	6.9
Aged 25 - 54 years	40.3	23.1	40.8	30.8	39.7	35.1	35.5	32.6	32.9	30.8
Aged 55 - 64 years	6.4	3.1	5.6	2.8	5.4	3.9	8.0	6.8	9.1	8.0
Aged 65+ years	1.0	0.4	0.7	0.4	1.0	0.5	1.8	0.9	3.2	2.2

Full-time (%): Total 15+ years	67.8	32.2	62.5	37.5	59.3	40.7	58.0	42.0	56.7	43.3
Aged 15 - 24 years	12.9	9.7	8.3	6.8	5.3	4.2	5.4	4.4	5.0	4.2
Aged 25 - 54 years	46.8	19.9	47.5	28.2	47.3	32.9	42.2	31.1	39.0	30.5
Aged 55 - 64 years	7.3	2.5	6.2	2.4	5.9	3.4	8.9	6.1	10.2	7.4
Aged 65+ years	0.8	0.2	0.5	0.2	0.7	0.2	1.5	0.4	2.5	1.2

Part-time (%): Total 15+ years	26.8	73.1	30.5	69.5	31.8	68.2	31.0	69.0	35.4	64.6
Aged 15 - 24 years	17.6	24.3	16.7	20.5	14.5	17.9	12.0	18.7	13.2	16.8
Aged 25 - 54 years	5.2	40.8	9.3	43.0	12.0	43.0	11.3	38.0	11.2	31.7
Aged 55 - 64 years	1.8	6.5	2.9	4.7	3.4	5.9	4.9	9.4	5.3	10.1
Aged 65+ years	2.3	1.5	1.5	1.3	1.9	1.3	2.9	2.8	5.7	6.1

Not in Labour Force (%): Total 15+ years	30.3	69.7	35.1	64.9	41.0	59.0	42.6	57.4	43.9	56.1
Aged 15 - 24 years	8.3	11.3	6.2	7.3	9.1	9.0	8.8	7.6	7.8	6.6
Aged 25 - 54 years	3.5	28.4	4.3	21.3	7.9	18.0	7.2	15.6	5.6	10.9
Aged 55 - 64 years	4.5	12.1	6.0	11.7	6.1	8.9	7.0	9.8	6.1	9.4
Aged 65+ years	14.0	18.1	18.6	24.7	17.9	23.1	19.6	24.5	24.4	29.1

Average Hourly Wage Rate[1] ($): Total 15+ years	na	na	na	na	18.94	15.65	24.40	20.14	29.89	25.40
Aged 15 - 24 years	na	na	na	na	10.61	9.61	14.35	12.09	18.48	17.04
Aged 25 - 54 years	na	na	na	na	20.51	16.83	26.62	21.90	32.02	27.01
Aged 55+ years	na	na	na	na	21.46	17.09	25.49	21.91	32.18	27.07

Sources: Statistics Canada; Haver Analytics

Numbers may not add due to rounding.

1 Expressed in current dollars.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

The Economic Forecast Council, Budget 2020

Introduction

In accordance with the Budget Transparency and Accountability Act, the Minister of Finance, in preparing the provincial budget, consults the Economic Forecast Council (the Council or EFC) on British Columbia’s economic outlook. The 13-member Council is comprised of leading economists from several of Canada’s major banks and private research institutions.

The most recent meeting between the Minister and the EFC occurred on December 6, 2019, with Council members presenting their estimates for economic performance in 2019 as well as their forecasts for 2020 and beyond. Key topics discussed by participants included: B.C.’s labour and housing markets; opportunities for attracting and retaining talent; investment and infrastructure development; and uncertainty around trade barriers and the global economic outlook.

Subsequent to the December meeting, EFC members were invited to revisit their forecasts up to January 8, 2020 (six of the thirteen members chose to resubmit). Forecast details from the Council’s surveys are summarized in the table at the end of this topic box.

British Columbia Outlook

On average, the Council estimates that B.C.’s economic growth in 2019 was 2.0 per cent, down 0.5 percentage points from the Council’s previous projection in January 2019. Members forecast B.C. economic growth of 2.4 per cent in 2020 and 2.3 per cent in 2021. Over the medium-term, participants forecast

Chart 1 — EFC Outlook for B.C.

Source: Average of Economic Forecast Council forecasts

Note: Forecast from January 2019 survey for 2021 and 2022-2024 is average growth for the years 2021-2023

B.C.’s economy to grow by 2.0 per cent. This represents a downward revision to B.C.’s economic growth for 2019, mainly due to weaker consumer spending, housing market activity and exports. The Council’s forecast calls for steady B.C. real GDP growth in 2020 and 2021. On average, the EFC lowered its projection slightly for B.C. and Canadian economic growth over the 2022 to 2024 period (see Chart 1).

The Council estimates that B.C.’s economic growth outpaced Canada’s in 2019 and expects B.C.’s economy to continue to outperform the national average throughout the forecast horizon (see Chart 2).

Chart 2 — EFC Outlook for B.C. and Canada

Source: Average of Economic Forecast Council forecasts

Collectively, participants were upbeat about several aspects of B.C.’s economy, including its diverse nature and ongoing strength in non-residential construction investment. In addition, members discussed opportunities to leverage B.C.’s solid fiscal position. The Council also acknowledged concerns over housing affordability for B.C. citizens and noted the challenges associated with the cost of providing health care services to an aging population.

Council members generally expect drivers of B.C.’s economic growth to transition from consumer spending and housing activity toward investment in major projects. Overall, participants forecast B.C.’s economy to grow at a steady pace over the medium-term, supported by solid fundamentals including employment and population growth.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

Participants assessed B.C.’s housing market as generally stable, calling for moderate growth for homebuilding and sales activity. Several members noted that initiatives to support rental housing construction and to densify regions would help address stretched housing supply and affordability in the province. Some members suggested further investment to improve commuting efficiency while others highlighted the importance of working with local governments to bring affordable housing stock to market.

Participants acknowledged ongoing challenges faced by B.C.’s forestry industry and noted the potential impact that this may have on some communities. Most members expected LNG development to provide some offset and a few members considered opportunities for longer-term restructuring of B.C.’s goods exports. Overall, the Council identified the supportive role of B.C.’s service exports (such as high tech development) and the benefits of the province’s diverse economy in times of global economic uncertainty.

Other topics discussed by the Council included skilled labour constraints and the importance of investing in areas such as child care and immigration to attract and retain talent, B.C.’s strong fiscal position relative to other provinces, and opportunity for consultation and reconciliation with Indigenous peoples.

Canadian Outlook

The EFC estimates that the Canadian economy grew by 1.6 per cent in 2019 and expects Canadian real GDP to increase by 1.7 per cent in 2020. The Council forecasts Canadian economic growth of 1.8 per cent in 2021 and 1.7 per cent growth annually on average during the 2022 to 2024 period.

Most participants expect Canada’s real GDP growth to lag behind B.C. and the U.S. in the coming years. Members pointed to trade barriers, weaker demand from key markets such as the U.S. and China and high household debt levels as key constraints to Canada’s economic growth.

International Outlook

The Council estimates that the U.S. economy expanded by 2.3 per cent in 2019 and expects U.S. real GDP growth of 1.8 per cent in 2020. In 2021, the EFC is calling for U.S. economic growth of 1.9 per cent, followed by 1.8 per cent growth annually over the medium-term.

Participants noted the significant degree of uncertainty surrounding the U.S. and global

British Columbia Economic Forecast Council:

Summary of B.C. real GDP forecasts, annual per cent change

					Average
Participant	Organization	2019	2020	2021	2022-24
Douglas Porter	Bank of Montreal[1]	1.9	2.2	2.1	2.0
Brendon Ogmundson	BC Real Estate Association	2.0	2.4	2.6	2.3
Ken Peacock	Business Council of BC	1.8	2.2	2.4	2.4
Helmut Pastrick	Central 1 Credit Union	2.2	3.0	2.6	2.7
Avery Shenfeld	CIBC[1]	1.9	2.0	2.4	2.0
Alicia Macdonald	Conference Board of Canada	2.6	3.0	1.8	1.2
Arlene Kish	IHS Markit	1.4	1.6	1.4	1.6
Sébastien Lavoie	Laurentian Bank Securities	2.4	2.6	2.2	1.9
Stéfane Marion	National Bank	2.0	2.5	2.4	2.0
Craig Wright	RBC[1]	2.1	2.4	2.7	2.0
Jean-François Perrault	Scotiabank[1]	2.2	2.8	2.4	1.6
Aaron Stokes	Stokes Economics[1]	1.8	2.6	2.2	2.0
Derek Burleton	TD1	1.8	2.0	2.3	2.1
Average		2.0	2.4	2.3	2.0
Standard Deviation		0.3	0.4	0.4	0.4

1 Updated subsequent to the December 6, 2019 meeting.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK

economic outlook given the potential for further restrictions to trade policy and evolving political landscapes.

Moreover, members anticipate slower medium-term global economic growth going forward, partly due to the dampening effects of trade barriers, heightened global uncertainty on investment, and the expectation of weaker demand from China.

Canadian Dollar

Council members’ projections for the Canadian dollar ranged from 74.3 US cents to 79.1 US cents in 2020. Looking further ahead,

Chart 3 — EFC Outlook for the Dollar

Source: Economic Forecast Council forecasts

EFC forecasts ranged from 72.0 US cents to 80.0 US cents in 2021 and from 70.0 US cents to 80.6 US cents over the 2022 to 2024 period.

Forecast Survey — Participants’ Opinions

All figures are based	2019		2020		2021		2022 to 2024
on annual averages	Range	Average [1]	Range	Average [1]	Range	Average [1]	Range[2]	Average [1,2]
British Columbia
Real GDP (% change)	1.4 – 2.6	2.0(13)	1.6 – 3.0	2.4(13)	1.4 – 2.7	2.3(13)	1.2 – 2.7	2.0(13)
Nominal GDP (% change)	3.3 – 4.7	4.1(13)	3.8 – 5.4	4.6(13)	2.9 – 5.1	4.3(13)	3.2 – 5.1	4.1(13)
GDP Deflator (% change)	1.8 – 2.6	2.1(13)	1.9 – 2.6	2.2(13)	1.6 – 2.5	2.0(13)	1.8 – 2.8	2.1(13)
Real business non-residential investment (% change)	-9.1 – 20.0	6.6(8)	1.8 – 28.3	13.0(8)	1.7 – 10.3	7.0(8)	-5.8 – 5.0	0.1(8)
Real business machinery and equipment investment (% change)	-2.0 – 8.4	3.9(6)	4.0 – 19.6	10.4(6)	3.0 – 8.6	5.9(6)	-4.5 – 4.5	0.4(6)
Household Income (% change)	3.9 – 6.0	4.9(10)	3.8 – 5.5	4.6(10)	3.7 – 5.5	4.4(10)	3.5 – 5.1	4.0(10)
Net Migration (thousand persons)	56.0 – 67.0	63.2(10)	47.1 – 70.0	60.1(10)	48.4 – 72.0	60.6(10)	48.5 – 70.0	59.3(10)
Employment (% change)	2.5 – 3.0	2.8(13)	0.5 – 2.0	1.3(13)	0.7 – 1.8	1.2(13)	0.6 – 1.5	1.1(13)
Unemployment rate (%)	4.6 – 4.7	4.6(13)	4.3 – 5.1	4.7(13)	4.0 – 5.1	4.7(13)	3.8 – 5.1	4.8(13)
Net operating surplus of corporations (% change)	-5.7 – 5.0	0.5(7)	-0.2 – 6.4	3.7(7)	-3.3 – 6.5	2.9(7)	0.1 – 6.2	3.4(7)
Housing starts (thousand units)	43.0 – 45.7	44.4(13)	35.0 – 42.0	39.0(13)	31.7 – 42.5	37.7(13)	29.0 – 40.0	34.9(12)
MLS residential unit sales (thousand units)	75.5 – 77.8	76.5(9)	79.0 – 95.3	86.7(9)	82.0 – 99.5	89.7(9)	81.0 – 103.5	92.6(9)
MLS residential average sale price ($ thousand)	687.0 – 700.0	696.5(9)	712.0 – 752.2	726.8(9)	720.0 – 776.7	749.9(9)	685.0 – 820.0	780.0(9)
Retail sales (% change)	0.1 – 1.5	0.8(11)	0.9 – 4.2	3.2(11)	1.2 – 4.4	3.4(11)	2.4 – 5.0	3.6(11)
Consumer price index (% change)	2.3 – 2.6	2.4(13)	1.5 – 2.5	2.0(13)	1.4 – 2.4	2.0(13)	1.8 – 2.1	2.0(13)

United States
Real GDP (% change)	2.1 – 2.3	2.3(13)	1.6 – 2.1	1.8(13)	1.6 – 2.1	1.9(13)	1.5 – 2.2	1.8(13)
Intended Federal Funds rate (%)	2.10 – 2.31	2.19(12)	1.45 – 1.75	1.65(12)	1.50 – 2.02	1.75(12)	1.75 – 2.54	2.25(12)
Housing starts (million units)	1.24 – 1.30	1.26(13)	1.25 – 1.40	1.31(13)	1.26 – 1.55	1.32(13)	1.15 – 1.70	1.33(11)

Canada
Real GDP (% change)	1.4 – 1.7	1.6(13)	1.3 – 1.9	1.7(13)	1.3 – 2.0	1.8(13)	1.5 – 1.9	1.7(13)
Bank of Canada overnight target rate (%)	1.69 – 1.75	1.74(12)	1.25 – 1.75	1.58(12)	1.25 – 1.92	1.57(12)	1.68 – 2.50	2.03(12)
Exchange rate (US cents/C$)	75.0 – 76.5	75.4(13)	74.3 – 79.1	76.2(13)	72.0 – 80.0	76.5(12)	70.0 – 80.6	77.1(12)
Housing starts (thousand units)	209 – 215	211(13)	191 – 220	205(13)	176 – 225	204(13)	168 – 205	194(12)
Consumer price index (% change)	1.7 – 2.1	2.0(13)	1.6 – 2.2	1.9(13)	1.7 – 2.1	2.0(13)	1.8 – 2.1	2.0(13)

1 Based on responses from participants providing forecasts. Number of respondents shown in parentheses.

2 Participants provided an average forecast for 2022 to 2024.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

PART 4 | 2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.1 2019/20 Forecast Update

		First	Second	Third
	Budget	Quarterly	Quarterly	Quarterly
($ millions)	2019	Report	Report	Report
Revenue	59,047	58,894	58,864	59,326
Expense	(58,273)	(58,215)	(58,216)	(58,823)
Forecast allowance	(500)	(500)	(500)	(300)
Surplus	274	179	148	203

Capital Spending:
Taxpayer-supported capital spending	6,340	5,776	5,538	5,248
Self-supported capital spending	4,274	4,282	4,279	4,301
Total capital spending	10,614	10,058	9,817	9,549
Provincial Debt:
Taxpayer-supported debt	46,384	45,466	44,773	44,569
Self-supported debt	25,664	25,354	25,220	25,769
Total debt (including forecast allowance)	72,548	71,320	70,493	70,638

Taxpayer-supported debt-to-GDP ratio	15.0%	14.8%	14.6%	14.6%
Taxpayer-supported debt-to-revenue ratio	81.5%	80.0%	78.9%	77.9%

Introduction

The third-quarter fiscal outlook for 2019/20 forecasts a surplus of $203 million, an increase of $55 million since the Second Quarterly Report. The main changes are higher tax revenues, fees and miscellaneous revenues, lower refundable tax credits, and a reduction of the forecast allowance; these improvements are offset mainly by the combined costs of contingencies spending and signed agreements under the Sustainable Services Negotiating Mandate, and other expenses.

The capital spending forecast is lower than at Second Quarterly Report by $268 million mainly due to project scheduling changes in health, transportation, social housing, and other sectors (see Table 4.3 for details), resulting in a reduction of the taxpayer-supported debt forecast (see Table 4.4 for details).

Chart 4.1 2019/20 surplus — major changes from Second Quarterly Report

Surplus increased by $55 million

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.2 2019/20 Financial Forecast Changes

	($ millions)
2019/20 surplus at Budget 2019 (February 19, 2019)	274			274
2019/20 surplus at the First Quarterly Report (September 10, 2019)		179
2019/20 surplus at the Second Quarterly Report (November 26, 2019)			148

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Revenue changes:
Personal income tax — lower 2018 tax assessment results partly offset by higher household income	(85)	(57)	109	(33)
Corporate income tax — increase in instalments and prior-year settlement payment, reflecting stronger 2018 tax assessment results	300	342	174	816
Property transfer tax — lower year-to-date sales results	(475)	35	75	(365)
Provincial sales tax — lower year-to-date sales partly offset by impact of higher 2018/19 results	30	(49)	2	(17)
Other taxation sources — lower year-to-date results	(47)	(68)	(17)	(132)
Natural gas royalties — changes in natural gas prices and production volumes, increased utilization of royalty programs/credits and changes in natural gas liquids royalties	(105)	(30)	13	(122)
Coal, metals and minerals — mainly changes in coal prices	94	(37)	—	57
Forests — lower harvest volumes partly offset by higher stumpage rates	23	(133)	(54)	(164)
Other natural resources — lower petroleum and electricity prices and decreased revenue from water rentals	(31)	(35)	(2)	(68)
Post-secondary education fees	41	36	47	124
Other revenue — mainly higher revenue from other fees, income tax penalties and changes in the revenues from Crown and SUCH sector entities	143	61	98	302
Health and social transfers — changes in B.C. population share of national total	(5)	28	—	23
Other federal government transfers — lower transfers to BC Housing Management Commission and B.C.’s share of lower federal excise tax revenue on cannabis (the latter reflecting fewer than expected licensed retail establishments), partly offset by higher transfers to post-secondary institutions	(10)	(35)	17	(28)
Commercial Crown corporation net income	(26)	(88)	—	(114)
Total revenue changes	(153)	(30)	462	279

Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Change in contingencies spending allocation	(330)	100	150	(80)
Ministry and Legislative Assembly savings	—	(14)	—	(14)
Statutory spending:
Fire management costs	92	(19)	61	134
Emergency Program Act	117	(24)	38	131
BC Training and Education Savings Grant — change in projected program uptake	11	(3)	—	8
Signed agreements under the Sustainable Services Negotiating Mandate	—	—	383	383
Housing Priority Initiatives Special Account - timing of projects	—	(49)	—	(49)
Insurance Risk Management Account — primarily change in actuarial liability valuation	—	(35)	2	(33)
Other statutory spending	—	(10)	3	(7)
Refundable tax credits — mainly the impact of 2018 tax assessment results	—	89	(155)	(66)
Prior year liability and other adjustments	3	—	(12)	(9)
Management of public debt (net)	(44)	(9)	—	(53)
Spending funded by third party recoveries	(9)	(12)	23	2
Changes in spending profile of service delivery agencies:
School districts	—	37	31	68
Universities	75	44	32	151
Colleges	55	16	8	79
Health authorities and hospital societies	16	344	157	517
Other service delivery agencies [1]	(38)	(128)	72	(94)
(Increase) decrease in transfers to service delivery agencies (elimination)	(6)	(326)	(186)	(518)
Total expense changes	(58)	1	607	550
Subtotal	(95)	(31)	(145)	(271)
(Increase) / Reduction in forecast allowance	—	—	200	200
Total changes	(95)	(31)	55	(71)
2019/20 surplus at the First Quarterly Report	179
2019/20 surplus at the Second Quarterly Report		148
2019/20 surplus at the Third Quarterly Report			203	203

1     Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Revenue

Total government revenue is now forecast to be $462 million higher than the Second Quarterly Report. Major changes include:

•        $343 million increase in taxation revenue, mainly reflecting higher income tax revenues and year-to-date information for property transfer tax and other taxation sources;

•        $43 million decrease in natural resource revenue mainly due to the effects of lower stumpage rates and Crown harvest volumes on forest revenue;

•        $145 million increase in revenue from fees, licences, investment earnings and miscellaneous sources mainly due to improvements in taxpayer-supported Crown and SUCH sector projections; and

•        $17 million increase in federal government contributions mainly due to higher transfers to taxpayer-supported agencies.

•        The commercial Crown corporations’ net income is unchanged from the Second Quarterly Report as higher net income projections from Columbia Basin power projects ($10 million) are offset by a lower forecast from Liquor Distribution Branch ($10 million) mainly due to delayed rollout of cannabis stores and lower-than-anticipated demand.

•        The Insurance Corporation of BC’s net loss of $91 million is unchanged from the Second Quarterly Report. The forecast reflects higher-than-expected costs of large prior year bodily injury claims; the impact of a recent decision of the British Columbia Supreme Court, which struck down a provincial court rule that limited the number of expert reports in vehicle actions; partially offset by the effects of a recent declining crash frequency trend and the estimated impact in 2019/20 of the government’s introduction of legislative measures that will reduce legal costs.

Expense

Total government spending is now forecast to be $607 million higher than the Second Quarterly Report. Major changes include:

•        $150 million increase in the contingencies allocation to accommodate caseload pressures and investments in the education, childcare, public safety and social services sectors;

•        $383 million statutory spending for the signed agreements under the Sustainable Services Negotiating Mandate;

•        $99 million statutory spending in fire management and other emergency preparedness, including grants to communities for wildfire preparedness and resiliency;

•          $114 million in higher net spending by service delivery agencies;

•          $16 million net increase in expenses in various other areas; offset by

•          $155 million lower tax transfer expenses, mainly film tax credits (reflecting 2018 tax assessment results).

Table 4.2 provides a detailed breakdown of changes in the operating results by quarter from Budget 2019.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Contingencies

Budget 2019 included a contingencies vote allocation of $1.303 billion in 2019/20, which notionally consists of:

•        $750 million to help manage unexpected costs and pressures including funding for increases in demand-driven programs, as well as priority initiatives; and

•        $553 million notionally allocated to support new collective agreements consistent with the Sustainable Services Negotiating Mandate.

The November forecast in the Second Quarterly Report included a reduced allocation of $230 million for contingencies, for a total of $1,073 million. The current updated forecast increases the contingencies allocation to $1,223 million in order to accommodate increased caseload pressures and to support investments in the education, child care, public safety and social services sectors.

Statutory spending authority of $383 million is forecast to be utilized for the increases to salary and benefit payments negotiated under the Sustainable Services Negotiating Mandate. As a result, further capacity in the contingencies vote is available for accelerated payments to local governments for infrastructure projects under the Investing in Canada Infrastructure Program, as well as to reflect progress for the Capital Regional District Wastewater Project. This also includes the acceleration of payments for existing agreements with First Nations.

The accelerated payments will provide more certainty for the receiving entities, and as a result, there will be corresponding reduced requirements for providing such payments through ministry budgets in 2020/21 and 2021/22.

Forecast Allowance

The forecast allowance is $300 million, $200 million lower than in the Second Quarterly Report to reflect reduced uncertainty with only one quarter remaining in the fiscal year.

Government Employment (FTEs)

Full-time equivalent (FTE) staff utilization in core government ministries is projected to remain stable at 31,800 for 2019/20. Further details on FTEs are provided in Table A13 in the appendix.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.3 2019/20 Capital Spending Update

	($ millions)
2019/20 capital spending at Budget 2019	10,614			10,614
2019/20 capital spending at the First Quarterly Report		10,058
2019/20 capital spending at the Second Quarterly Report			9,817

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Health sector	117	(30)	(141)	(54)
Post-secondary institutions	(94)	(23)	28	(89)
School districts	7	(22)	7	(8)
Transportation sector	(580)	(144)	(56)	(780)
Social housing	(15)	(11)	(50)	(76)
Other	1	(8)	(78)	(85)
Total taxpayer-supported	(564)	(238)	(290)	(1,092)

Self-supported changes:
BC Hydro	—	—	46	46
BCRail	3	(3)	(2)	(2)
ICBC	—	—	(15)	(15)
Liquor Distribution Branch	5	—	(7)	(2)
Total self-supported	8	(3)	22	27

Total changes	(556)	(241)	(268)	(1,065)

2019/20 capital spending at the First Quarterly Report	10,058
2019/20 capital spending at the Second Quarterly Report		9,817
2019/20 capital spending at the Third Quarterly Report			9,549	9,549

Provincial Capital Spending

Capital spending is projected to total $9.5 billion in 2019/20 — $268 million lower than the forecast in the Second Quarterly Report (see Table 4.3).

The forecast for taxpayer-supported capital spending is $290 million lower than in the Second Quarterly Report, mainly due to changes in the timing of capital project spending in the health, transportation and social housing sectors.

Self-supported capital spending is expected to be $22 million higher than the forecast in the Second Quarterly Report, mainly due to higher capital spending by BC Hydro, which is partially offset by lower capital spending in the other commercial Crown corporations.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.4 2019/20 Provincial Debt Update

	($ millions)
2019/20 provincial debt at Budget 2019	72,548			72,548
2019/20 provincial debt at the First Quarterly Report		71,320
2019/20 provincial debt at the Second Quarterly Report			70,493

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Lower debt level from 2018/19	(1,276)	—	—	(1,276)
Change in surplus	95	31	(55)	71
Changes in non-cash items and working capital balances	391	(303)	124	212
Restatement of quarterly working capital balances	305	(305)	—	—
Lower capital spending	(564)	(238)	(290)	(1,092)
Lower contributions from external parties	131	122	17	270
Total taxpayer-supported	(918)	(693)	(204)	(1,815)

Self-supported changes:
Lower debt level from 2018/19	(178)	—	—	(178)
Changes in capital spending	8	(3)	22	27
Decrease (increase) in internal financing	(140)	(131)	98	(173)
Change in accounting standards[1]	—	—	429	429
Total self-supported	(310)	(134)	549	105

Forecast allowance changes:
Adjustment for forecast allowance	—	—	(200)	(200)

Total changes	(1,228)	(827)	145	(1,910)

2019/20 provincial debt at the First Quarterly Report	71,320
2019/20 provincial debt at the Second Quarterly Report		70,493
2019/20 provincial debt at the Third Quarterly Report			70,638	70,638

1     In 2019/20 all commercial Crown corporations implemented IFRS 16 Leases. Due to this change in accounting standards, lease liabilities related to right-of-use assets are included as debt. The accounting impacts are as follows: BC Hydro $72 million, ICBC $59 million, and Liquor Distribution Branch $298 million.

Provincial Debt

The provincial debt, including the $300 million forecast allowance, is projected to total $70.6 billion by the end of the fiscal year — $1.9 billion lower than the projection at Budget 2019, and $145 million higher from the projection in the Second Quarterly Report.

Taxpayer-supported debt is projected to be $44.6 billion — $1.8 billion lower than the projection at Budget 2019, and $204 million lower than at Second Quarterly Report mainly due to lower capital spending as a result of project scheduling changes, partially offset by changes in non-cash items and working capital balances.

Self-supported debt is projected to be $25.8 billion — $549 million higher than at Second Quarterly Report, mainly due to the implementation of a new accounting standard that mandates a broader capitalization of leases.

The forecast allowance has been reduced by $200 million from the Second Quarterly Report to mirror the operating statement forecast allowance.

Details on changes in provincial debt by quarter are shown in Table 4.4.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Risks to the Fiscal Forecast

There are a number of risks to the fiscal forecast for 2019/20. The financial results of the Insurance Corporation of British Columbia continue to be a particular risk to the fiscal forecast.

The forecasts of revenues, expenditures, capital spending and debt are estimates based on multiple economic, financial and external factors. In addition, capital spending and debt figures may be influenced by several factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. Uncertainty and volatility in the B.C. housing market could impact property transfer tax revenue. In addition, personal and corporate income tax assessments for the 2018 tax year will not be finalized until March 2020 and could result in further revenue and tax credit transfer expense adjustments.

The spending forecast in the fiscal plan is based on ministry and service delivery agency plans and strategies. The main risks are changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster responses.

The potential fiscal impact from these risks is expected to be covered by the contingencies allocation and the forecast allowance.

Supplementary Schedules

The following tables provide the financial results for the nine months ended December 31, 2019, and the 2019/20 full-year forecast.

Table 4.5 2019/20 Operating Statement

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Revenue	43,548	43,403	(145)	41,045	59,047	59,326	279	57,128
Expense	(41,644)	(42,215)	(571)	(39,345)	(58,273)	(58,823)	(550)	(55,593)
Surplus before forecast allowance	1,904	1,188	(716)	1,700	774	503	(271)	1,535
Forecast allowance	—	—	—	—	(500)	(300)	200	—
Surplus	1,904	1,188	(716)	1,700	274	203	(71)	1,535
Accumulated surplus beginning of the year	7,107	8,551	1,444	7,016	7,107	8,551	1,444	7,016
Accumulated surplus before comprehensive income	9,011	9,739	728	8,716	7,381	8,754	1,373	8,551
Accumulated other comprehensive income from self-supported Crown agencies	695	110	(585)	(257)	926	25	(901)	31
Accumulated surplus end of period	9,706	9,849	143	8,459	8,307	8,779	472	8,582

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.6 2019/20 Revenue by Source

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxation
Personal income	8,192	8,091	(101)	8,539	11,055	11,022	(33)	11,364
Corporate income	2,725	3,043	318	2,905	4,192	5,008	816	5,180
Employer health	1,394	1,394	—	—	1,854	1,854	—	464
Sales [1]	5,870	5,866	(4)	5,681	7,586	7,569	(17)	7,369
Fuel	805	783	(22)	785	1,021	1,015	(6)	1,015
Carbon	1,213	1,201	(12)	1,038	1,713	1,690	(23)	1,465
Tobacco	626	590	(36)	609	780	736	(44)	781
Property	2,054	2,033	(21)	1,837	2,996	2,917	(79)	2,617
Property transfer	1,508	1,235	(273)	1,539	1,910	1,545	(365)	1,826
Insurance premium	469	469	—	458	625	645	20	633
Total taxation	24,856	24,705	(151)	23,391	33,732	34,001	269	32,714

Natural resources
Natural gas royalties	205	80	(125)	102	275	153	(122)	199
Forests	800	707	(93)	1,023	1,155	991	(164)	1,406
Other natural resources [2]	897	922	25	1,060	1,193	1,182	(11)	1,503
Total natural resources	1,902	1,709	(193)	2,185	2,623	2,326	(297)	3,108

Other revenue
Medical Services Plan premiums	1,014	1,065	51	1,017	1,015	1,065	50	1,360
Other fees and licences [3]	3,123	3,193	70	3,070	4,372	4,495	123	4,233
Investment earnings	918	897	(21)	918	1,196	1,242	46	1,243
Miscellaneous [4]	2,447	2,625	178	2,464	3,375	3,582	207	3,413
Total other revenue	7,502	7,780	278	7,469	9,958	10,384	426	10,249

Contributions from the federal government
Health and social transfers	5,553	5,570	17	5,329	7,404	7,427	23	7,090
Other federal government contributions [5]	1,365	1,257	(108)	1,208	2,019	1,991	(28)	1,962
Total contributions from the federal government	6,918	6,827	(91)	6,537	9,423	9,418	(5)	9,052

Commercial Crown corporation net income
BC Hydro	300	293	(7)	(700)	712	707	(5)	(428)
Adjustment for regulatory accounts [6]	—	—	—	950	—	—	—	950
Liquor Distribution Branch	891	879	(12)	881	1,120	1,092	(28)	1,104
BC Lottery Corporation (net of payments to the federal government)	1,057	1,062	5	1,093	1,396	1,366	(30)	1,405
ICBC	18	20	2	(860)	(50)	(91)	(41)	(1,153)
Other [7]	104	128	24	99	133	123	(10)	127
Total commercial Crown corporation net income	2,370	2,382	12	1,463	3,311	3,197	(114)	2,005

Total revenue	43,548	43,403	(145)	41,045	59,047	59,326	279	57,128

1     Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2     Columbia River Treaty, other energy and minerals, water rental and other resources.

3     Post-secondary, healthcare-related, motor vehicle, and other fees.

4     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6     BC Hydro’s net loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

7     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.7 2019/20 Expense by Ministry, Program and Agency

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget [1]	Actual	Variance	2018/19 [1]	Budget [1]	Forecast	Variance	2018/19 [1]
Office of the Premier	9	10	1	9	11	11	—	11
Advanced Education, Skills and Training	1,752	1,806	54	1,647	2,330	2,330	—	2,218
Agriculture	59	76	17	50	98	98	—	98
Attorney General	453	514	61	453	606	611	5	623
Children and Family Development	1,521	1,541	20	1,329	2,068	2,068	—	1,832
Citizens’ Services	402	431	29	405	561	561	—	609
Education	4,874	4,892	18	4,722	6,569	6,577	8	6,382
Energy, Mines and Petroleum Resources	159	102	(57)	48	180	180	—	106
Environment and Climate Change Strategy	176	198	22	122	249	247	(2)	194
Finance	634	563	(71)	269	870	1,160	290	825
Forests, Lands, Natural Resource Operations and Rural Development	609	669	60	954	816	950	134	1,401
Health	15,556	15,436	(120)	14,484	20,846	20,846	—	19,843
Indigenous Relations and Reconciliation	104	151	47	114	108	108	—	231
Jobs, Economic Development and Competitiveness	74	69	(5)	70	97	97	—	103
Labour	12	12	—	8	16	16	—	12
Mental Health and Addictions	8	5	(3)	6	10	10	—	14
Municipal Affairs and Housing	580	653	73	560	828	828	—	817
Public Safety and Solicitor General	583	652	69	702	801	932	131	1,090
Social Development and Poverty Reduction	2,663	2,657	(6)	2,475	3,568	3,568	—	3,359
Tourism, Arts and Culture	120	120	—	124	164	164	—	164
Transportation and Infrastructure	690	681	(9)	669	926	914	(12)	902
Total ministries and Office of the Premier	31,038	31,238	200	29,220	41,722	42,276	554	40,834

Management of public funds and debt	959	932	(27)	950	1,278	1,225	(53)	1,258
Contingencies	—	—	—	8	1,303	1,223	(80)	21
Funding for capital expenditures	1,244	987	(257)	644	2,134	1,697	(437)	1,435
Refundable tax credit transfers	1,103	1,218	115	1,099	1,489	1,423	(66)	1,618
Legislative Assembly and other appropriations	115	106	(9)	108	159	158	(1)	160
Total appropriations	34,459	34,481	22	32,029	48,085	48,002	(83)	45,326

Elimination of transactions between appropriations [2]	(15)	(15)	—	(13)	(24)	(21)	3	(18)
Prior year liability adjustments	—	—	—	—	—	(12)	(12)	(151)
Consolidated revenue fund expense	34,444	34,466	22	32,016	48,061	47,969	(92)	45,157

Expenses recovered from external entities	2,451	2,532	81	2,265	3,520	3,522	2	3,471
Elimination of funding provided to service delivery agencies	(21,094)	(20,993)	101	(19,239)	(28,631)	(28,712)	(81)	(26,928)
Total direct program spending	15,801	16,005	204	15,042	22,950	22,779	(171)	21,700

Service delivery agency expense
School districts	4,980	4,991	11	4,735	6,912	6,980	68	6,671
Universities	3,659	3,754	95	3,507	5,128	5,279	151	4,894
Colleges and institutes	1,016	1,040	24	961	1,373	1,452	79	1,352
Health authorities and hospital societies	12,283	12,528	245	11,567	16,292	16,809	517	15,918
Other service delivery agencies	3,905	3,897	(8)	3,533	5,618	5,524	(94)	5,058
Total service delivery agency expense	25,843	26,210	367	24,303	35,323	36,044	721	33,893

Total expense	41,644	42,215	571	39,345	58,273	58,823	550	55,593

1 Restated to reflect government’s current organization and accounting policies.

2     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.8 2019/20 Expense by Function

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Health
Medical Services Plan	3,716	3,712	(4)	3,547	5,092	5,092	—	4,861
Pharmacare	1,155	1,177	22	1,150	1,471	1,471	—	1,494
Regional services	12,023	12,029	6	11,145	15,520	15,527	7	14,996
Other healthcare expenses [1]	443	428	(15)	382	900	897	(3)	800
Total health	17,337	17,346	9	16,224	22,983	22,987	4	22,151

Education
Elementary and secondary	5,404	5,370	(34)	5,124	7,468	7,465	(3)	7,253
Post-secondary	4,773	4,943	170	4,563	6,719	6,900	181	6,390
Other education expenses [2]	306	163	(143)	150	422	428	6	442
Total education	10,483	10,476	(7)	9,837	14,609	14,793	184	14,085

Social services
Social assistance [1,2]	1,729	1,740	11	1,598	2,320	2,316	(4)	3,204
Child welfare [1]	1,448	1,469	21	1,293	1,965	1,971	6	1,652
Low income tax credit transfers	235	231	(4)	209	317	301	(16)	414
Community living and other services	873	893	20	810	1,158	1,165	7	73
Total social services	4,285	4,333	48	3,910	5,760	5,753	(7)	5,343

Other functions
Protection of persons and property	1,260	1,400	140	1,348	1,706	1,851	145	2,004
Transportation	1,551	1,446	(105)	1,420	2,300	2,288	(12)	2,021
Natural resources and economic development	2,361	2,594	233	2,296	3,233	3,374	141	3,825
Other	1,246	1,494	248	1,219	2,076	2,014	(62)	1,810
Contingencies	—	—	—	—	1,303	1,223	(80)	—
General government	1,075	1,111	36	1,092	1,506	1,845	339	1,670
Debt servicing	2,046	2,015	(31)	1,999	2,797	2,695	(102)	2,684
Total other functions	9,539	10,060	521	9,374	14,921	15,290	369	14,014

Total expense	41,644	42,215	571	39,345	58,273	58,823	550	55,593

1     Payments for healthcare services by the Ministries of Social Development and Poverty Reduction, Children and Family Development, Mental Health and Addictions and Attorney General made on behalf of their clients are reported in the Health function. Includes other spending by the Ministry of Health and Canadian Blood Services.

2     Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.9 2019/20 Capital Spending

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxpayer-supported
Education
School districts	609	636	27	452	843	835	(8)	626
Post-secondary institutions	658	580	(78)	652	1,034	945	(89)	1,024
Health	611	526	(85)	440	1,255	1,201	(54)	904
BC Transportation Financing Authority	1,504	642	(862)	682	1,881	1,208	(673)	853
BC Transit	148	41	(107)	65	194	87	(107)	85
Government ministries	351	245	(106)	220	672	601	(71)	421
Social housing [1]	216	259	43	266	393	317	(76)	483
Other	35	29	(6)	29	68	54	(14)	56
Total taxpayer-supported	4,132	2,958	(1,174)	2,806	6,340	5,248	(1,092)	4,452

Self-supported
BC Hydro	2,285	2,258	(27)	3,181	2,999	3,045	46	3,826
Columbia Basin power projects [2]	998	994	(4)	1	1,001	1,001	—	2
BC Railway Company	6	5	(1)	23	8	6	(2)	33
ICBC	45	40	(5)	36	92	77	(15)	66
BC Lottery Corporation	79	59	(20)	44	105	105	—	75
Liquor Distribution Branch	55	24	(31)	35	69	67	(2)	60
Other [3]	—	—	—	—	—	—	—	44
Total self-supported	3,468	3,380	(88)	3,320	4,274	4,301	27	4,106

Total capital spending	7,600	6,338	(1,262)	6,126	10,614	9,549	(1,065)	8,558

1     Includes BC Housing Management Commission and Provincial Rental Housing Corporation.

2     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3     Includes post-secondary institutions’ self-supported subsidiaries.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.10 2019/20 Provincial Debt 1

	Year-to-Date to December 31				Full Year
	2019/20			Actual	2019/20			Actual
($ millions)	Budget	Actual	Variance	2018/19	Budget	Forecast	Variance	2018/19
Taxpayer-supported
Education [2]
Post-secondary institutions	5,505	5,802	297	5,370	5,519	5,526	7	5,370
School districts	8,772	9,173	401	8,910	8,709	9,037	328	8,904
Total education	14,277	14,975	698	14,280	14,228	14,563	335	14,274
Health [2]	7,999	8,255	256	7,880	7,918	8,133	215	7,968

Highways and public transit
BC Transit	115	66	(49)	75	122	69	(53)	73
BC Transportation Financing Authority	12,677	12,070	(607)	11,182	13,143	12,346	(797)	11,293
Port Mann Bridge	3,508	3,504	(4)	3,508	3,508	3,510	2	3,510
Public transit	1,000	542	(458)	1,000	1,000	542	(458)	870
SkyTrain extension	1,174	714	(460)	1,174	1,174	714	(460)	1,021
Total highways and public transit	18,474	16,896	(1,578)	16,939	18,947	17,181	(1,766)	16,767

Other
BC Immigrant Investment Fund	46	46	—	80	36	45	9	70
BC Pavilion Corporation	391	378	(13)	371	393	378	(15)	371
Provincial government general capital	3,506	2,910	(596)	2,937	3,639	3,082	(557)	2,363
Social housing [3]	1,119	1,103	(16)	851	1,196	1,158	(38)	844
Other [4]	27	32	5	27	27	29	2	24
Total other	5,089	4,469	(620)	4,266	5,291	4,692	(599)	3,672

Total taxpayer-supported	45,839	44,595	(1,244)	43,365	46,384	44,569	(1,815)	42,681

Self-supported debt
BC Hydro [5]	23,041	23,293	252	22,237	23,386	23,221	(165)	22,064
BC Lottery Corporation	139	90	(49)	100	167	108	(59)	100
Columbia Power Corporation	291	277	(14)	281	276	277	1	282
Columbia Basin power projects [6]	1,398	1,387	(11)	418	1,391	1,387	(4)	418
Columbia Basin Trust real estate	28	30	2	(28)	26	32	6	30
ICBC [5]	—	59	59	—	—	59	59	—
Liquor Distribution Branch [5]	—	293	293	—	—	298	298	—
Post-secondary institutions’ subsidiaries	418	451	33	418	418	387	(31)	387
Total self-supported	25,315	25,880	565	23,426	25,664	25,769	105	23,281
Forecast allowance	—	—	—	—	500	300	(200)	—
Total provincial debt	71,154	70,475	(679)	66,791	72,548	70,638	(1,910)	65,962

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges, health authorities and hospital societies (SUCH), and debt directly incurred by these entities.

3     Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

4     Includes service delivery agencies and loan guarantees.

5     In 2019/20 all commercial Crown corporations implemented IFRS 16 Leases. Due to the change in accounting standards, lease liabilities related to right of use assets are included as debt. The accounting impacts are as follows: BC Hydro $72 million, ICBC $59 million, and Liquor Distribution Branch $298 million.

6     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

2019/20 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)

Table 4.11 2019/20 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	December 31,	March 31,
($ millions)	2019	2019	2020
Financial assets
Cash and temporary investments	3,029	3,860	2,573
Other financial assets	12,524	12,068	12,985
Sinking funds	752	750	663
Investments in commercial Crown corporations:
Retained earnings	5,717	6,893	7,154
Recoverable capital loans	22,547	24,734	24,587
Total investments in commercial Crown corporations	28,264	31,627	31,741
Total financial assets	44,569	48,305	47,962

Liabilities
Accounts payable and accrued liabilities	10,435	9,399	11,290
Deferred revenue	10,404	11,050	11,095
Debt:
Taxpayer-supported debt	42,681	44,595	44,569
Self-supported debt	23,281	25,880	25,769
Forecast allowance	—	—	300
Total provincial debt	65,962	70,475	70,638
Add: debt offset by sinking funds	752	750	663
Less: guarantees and non-guaranteed debt	(850)	(1,320)	(1,188)
Financial statement debt	65,864	69,905	70,113
Total liabilities	86,703	90,354	92,498
Net liabilities	(42,134)	(42,049)	(44,536)
Capital and other non-financial assets
Tangible capital assets	47,830	49,000	50,573
Other non-financial assets	2,886	2,898	2,742
Total capital and other non-financial assets	50,716	51,898	53,315
Accumulated surplus	8,582	9,849	8,779

Changes in Financial Position

	Year-to-Date	Forecast
	December 31,	March 31,
($ millions)	2019	2020
(Surplus) deficit for the period	(1,188)	(203)
Comprehensive income (increase) decrease	(79)	6
(Increase) decrease in accumulated surplus	(1,267)	(197)

Capital and other non-financial asset changes:
Taxpayer-supported capital investments	2,958	5,248
Less: amortization and other accounting changes	(1,788)	(2,505)
Increase in net capital assets	1,170	2,743
Increase (decrease) in other non-financial assets	12	(144)
Increase in capital and other non-financial assets	1,182	2,599
Increase (decrease) in net liabilities	(85)	2,402

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	1,176	1,437
Self-supported capital investments	3,380	4,301
Less: loan repayments and other accounting changes	(1,193)	(2,261)
Increase (decrease) in investment in commercial Crown corporations	3,363	3,477
Increase (decrease) in cash and temporary investments	831	(456)
Other working capital changes	(68)	(1,174)
Increase in investment and working capital	4,126	1,847

Increase (decrease) in financial statement debt	4,041	4,249
(Increase) decrease in sinking fund debt	2	89
Increase (decrease) in guarantees and non-guaranteed debt	470	338
Increase (decrease) in total provincial debt	4,513	4,676

BUDGET AND FISCAL PLAN - 2020/21 to 2022/239

APPENDIX

A1	Tax Expenditures	115
A1.1.1	Personal Income Tax — Tax Expenditures (Refundable Tax Credits)	118
A1.1.2	Corporate Income Tax — Tax Expenditures (Refundable Tax Credits)	119
A1.2.1	Personal Income Tax — Tax Expenditures (Deductions and Non-Refundable Tax Credits)	120
A1.2.2	Corporate Income Tax — Tax Expenditures (Deductions and Non-Refundable Tax Credits)	122
A1.3	Property Taxes — Tax Expenditures	122
A1.4	Consumption Taxes — Tax Expenditures	124
A2	Interprovincial Comparisons of Tax Rates — 2020	125
A3	Comparison of Provincial and Federal Taxes by Province — 2020	126
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2020	128
A4.1	Net Provincial Taxes Since Budget 2016	129
A5	Material Assumptions — Revenue	130
A6	Natural Gas Price Forecasts — 2020/21 to 2022/23	135
A7	Material Assumptions — Expense	136
A8	Operating Statement — 2013/14 to 2022/23	139
A9	Revenue by Source — 2013/14 to 2022/23	140
A10	Revenue by Source Supplementary Information — 2013/14 to 2022/23	141
A11	Expense by Function — 2013/14 to 2022/23	142
A12	Expense by Function Supplementary Information — 2013/14 to 2022/23	143
A13	Full-Time Equivalents (FTEs) 2013/14 to 2022/23	144
A14	Capital Spending — 2013/14 to 2022/23	145
A15	Statement of Financial Position — 2013/14 to 2022/23	146
A16	Changes in Financial Position — 2013/14 to 2022/23	147
A17	Provincial Debt — 2013/14 to 2022/23	148
A18	Provincial Debt Supplementary Information — 2013/14 to 2022/23	149
A19	Key Provincial Debt Indicators — 2013/14 to 2022/23	150

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

A1: Tax Expenditures

Introduction

Tax expenditures reduce the amount of tax a taxpayer pays and are used to deliver government programs or benefits through the tax system. Tax expenditures are usually made by offering special tax rates, exemptions or credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower-income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in Budget 2020; these are described in Part 2: Tax Measures. Beginning with Budget 2012, refundable tax transfers are accounted for in a voted appropriation. For transparency and consistency with previous tax expenditure reports, Tables A1.1.1 and A1.1.2 also report on these tax transfers.

In response to a research report from the Office of the Auditor General, Understanding Tax Expenditures, this tax expenditure report will be the subject of ongoing improvements with a focus on informing legislators and the public on tax expenditures. As a start, the tax expenditure report in Budget 2019 clearly identified refundable tax credits and noted that these credits are already included in a voted appropriation. Budget 2020 expands on this by providing descriptions for each expenditure and where applicable, their actual costs for 2018/19, estimated costs for 2019/20 and planned costs for 2020/21.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases, setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the climate action tax credit, which is delivered through the income tax system by the Canada Revenue Agency. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process to qualify for the benefit.

There are several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some tax expenditure programs that are intended to provide tax relief for lower-income earners may, in reality, provide the greatest benefit to higher-income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Tax Expenditure Reporting

Not all tax reductions, credits, exemptions and refunds are classed as tax expenditures.

The emphasis is on tax reductions, credits, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system or measures designed to simplify the administration of a tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million annually are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

British Columbia Tax Expenditures

Tables A1.1.1 to A1.4 report tax expenditure estimates.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons: in some cases, the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not consider any behavioural changes, which could change the costs over time. In addition, estimates are generally recalculated each year using current data sources and using refinements to the methods of estimation, which can result in significant changes to the value of a given tax expenditure from prior years’ reports.

Tables A1.1.1 and A1.1.2 list tax programs delivered through refundable personal and corporate income tax credits, respectively. Refundable tax credits can be used to reduce income tax liabilities with any remainder refunded to the taxpayer. These tax credits are reported in a voted appropriation.

Tables A1.2.1 and A1.2.2 list tax expenditures that are deductions, exemptions or non-refundable tax credits for personal and corporate income tax, respectively. Deductions reduce taxable income, whereas non-refundable tax credits can only be used to reduce income taxes payable. The tables include both provincial measures and federal measures. Federal measures are deductions and exemptions that reduce British Columbia income tax. Under the tax collection agreement between British Columbia and the federal government, the federal government has sole responsibility for determining income subject to tax, including British Columbia tax.

Table A1.3 lists property tax exemptions and grants. Property tax exemptions can reduce the tax owing or remove a property from tax. Grants reduce the final tax owing and may be refunded after full payment has been received. Exemptions are used to define the tax base; estimates for property tax expenditures for government entities, municipalities, colleges, schools, hospitals and similar public facilities are not shown.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.4 lists consumption tax exemptions. Fuel tax estimates include point-of-sale exemptions for certain individuals and businesses, and refunds if fuel is purchased then subsequently used for an exempt purpose. Provincial sales tax exemptions are typically point-of-sale exemptions and either apply to everyone at the point of sale or apply in certain circumstances with appropriate documentation.

More information on British Columbia tax expenditures in Tables A1.1.1 to A1.4 can be found at https://www2.gov.bc.ca/gov/content/taxes. Information on federal tax expenditures in Tables A1.2.1 and A1.2.2 can be found at https://www.canada.ca/en/ services/taxes/income-tax.html.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.1.1 Personal Income Tax — Tax Expenditures (Refundable Tax Credits)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost[1]	Planned Cost
	($ millions)	($ millions)	($ millions)
Climate action tax credit	235	255	302
• Helps offset the impact of the carbon taxes paid by low- to moderate-income individuals and families.
• The benefit varies based on the composition of the family and their family net income.
•Introduced in 2008 with the introduction of the carbon tax.
Early childhood tax benefit	135	132	255
• Tax-free monthly payment made to eligible families to help with the cost of raising young children under age 6.
• The benefit is $660 per year per child under the age of 6 and is reduced between family net income of $100,000 and $150,000.
• The early childhood tax benefit will be replaced by the BC Child Opportunity Benefit effective October 1, 2020.
Home renovation tax credit for seniors and persons with disabilities	2	2	2
• Assists eligible individuals 65 and over and persons with disabilities with the cost of certain permanent home renovations to improve accessibility or be more functional or mobile at home.
• Recipients may receive up to 10 per cent of qualifying renovation expenses up to a maximum of $10,000 of qualifying renovation expenses or $1,000.
• Introduced in 2012.
Sales tax credit	45	46	50
• Helps offset the cost of provincial sales tax to low-income individuals and families.
• The benefit is up to $75 for individuals and $150 for couples or common-law partners.
• Reintroduced in 2013 in conjunction with the reimplementation of the provincial sales tax.
Small business venture capital tax credit	24	26	30
• Encourages investors to make equity capital investments in B.C. small businesses in order to give small businesses access to early-stage venture capital to help them develop and grow.
• Individuals receive a credit of up to 30 per cent of their investment and may claim a benefit of up to $120,000 per tax year.
• Introduced in 2001.
Training tax credits [2]	14	11	12
• Provides refundable income tax credits for apprentices based on the apprenticeship level completed.
• Provides refundable income tax credits for employers who employ apprentices of up to 15 per cent of the apprentices’ salaries.
• Introduced in 2007.

1     Figures include prior year adjustments of -$5 million for the climate action tax credit, -$4 million for the sales tax credit, -$4 million for the small business venture capital tax credit (personal income tax) and -$1 million for the training tax credits (personal income tax).

2     Training tax credits for individuals and corporations are listed separately. The training tax credit for individuals includes tax credits for apprentices and unincorporated employers.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.1.2 Corporate Income Tax — Tax Expenditures (Refundable Tax Credits)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost[1]	Planned Cost
	($ millions)	($ millions)	($ millions)
Book publishing tax credit	2	2	3
• Supports book publishers that carry out business primarily in B.C.
• Introduced in 2003 for taxation years ending after September 30, 2002.
• Extended several times before being extended in 2018 for three years.
Film Incentive BC tax credit	129	71	100
• Supports the production of film or video productions in B.C. The Film Incentive BC tax credit is for domestic productions meeting Canadian content requirements.
• Basic, regional location and film training tax credits were introduced temporarily in 1998.
• Digital animation and visual effects (DAVE) tax credit was introduced temporarily in 2008.
• Distant location tax credit was introduced in 2009.
• Post-production activities became eligible for the DAVE tax credit in 2015.
• B.C.-based scriptwriters tax credit was introduced in 2018.
• Extended in 2003 and 2008 before being made permanent in 2009.
Production services tax credit	759	637	695
• Supports the production of film or video productions in B.C. The production services tax credit is available to both domestic and foreign producers.
• Introduced temporarily in 1998.
• Regional location tax credit and digital animation and visual effects (DAVE) tax credit introduced in 2008.
• Distant location tax credit was introduced in 2009.
• Post-production activities became eligible for the DAVE tax credit in 2015.
• Extended in 2003 and 2008 before being made permanent in 2009.
Interactive digital media tax credit	52	89	70
• Supports the development of interactive digital media products in B.C.

•       In 2017, corporate eligibility was expanded to small business venture capital corporations and principal business requirements were relaxed for corporations with annual qualifying B.C. labour expenditures greater than $2 million.

• Introduced temporarily for expenses after August 31, 2010 and extended in 2015 before being extended in 2018 for five years.
International business activity program tax refunds [2]	8	3	—

•       Provided eligible corporations, certain foreign banks authorized to carry on business in Canada and specialists employed by these entities a refund of the B.C. income tax paid on income related to the corporation’s international business carried on in B.C.

• Program reorganized and expanded effective September 1, 2004 and was eliminated effective September 12, 2017.
Mining exploration tax credit	10	36	20
• Supports eligible corporations conducting grassroots mineral exploration in B.C.

•       Introduced for taxpayers engaged in mining operations for expenditures incurred after July 31, 1998; expanded to active partners in partnerships effective after March 31, 2003 and enhanced tax credit for prescribed areas introduced effective after February 20, 2007.

• Program extended several times before being made permanent in 2019.
Scientific research and experimental development tax credit [3]	68	71	76
• Supports research and development carried on in B.C.

•       Capital expenditures removed from qualifying expenditures effective after 2013 and taxable income removed from calculation of refundable tax credit expenditure limit for taxation years ending after March 18, 2019.

• Introduced temporarily effective September 1, 1999 and extended several times before being extended in 2017 for five years.

1     Figures include prior year adjustments of -$1 million for the book publishing tax credit, -$29 million for the Film Incentive BC tax credit, -$1 million for the production services tax credit, $19 million for the interactive digital media tax credit and -$16 million for the mining exploration tax credit.

2     The international business activity program was eliminated effective September 12, 2017. The cost represents refunds paid in 2018/19 or in 2019/20 in respect of eligible income earned on or before that date.

3     The scientific research and experimental development tax credit has a non-refundable component, which is reported in Table A1.2.2.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.1.2 Corporate Income Tax — Tax Expenditures (Refundable Tax Credits) (continued)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost	Planned Cost
	($ millions)	($ millions)	($ millions)
Training tax credits [1]	8	10	10
• Provides refundable income tax credits for employers who employ apprentices of up to 15 per cent of the apprentices’ salaries.
• Enhanced tax credit for shipbuilders and ship repair industry for expenditures made on or after October 1, 2012.
• Introduced temporarily effective January 1, 2007 and extended several times before being extended in 2020 for three years.

1     Training tax credits for individuals and corporations are listed separately. The training tax credit for corporations is only for incorporated employers.

Table A1.2.1 Personal Income Tax — Tax Expenditures (Deductions and Non-Refundable Tax Credits)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost	Planned Cost
	($millions)	($millions)	($millions)
Provincial Measures
Age tax credit	84	84	87
• Provides an income-tested tax credit to elderly British Columbians.
• Introduced in 2000.
BC caregiver tax credit	5	6	6
• Provides a tax credit to individuals who care for disabled family members.
• Introduced in 2018 in response to changes to the federal caregiver tax credit.
Canada Pension Plan tax credit	189	197	207
• Provides a tax credit to individuals who make Canada Pension Plan contributions.
• Introduced in 2000.
Charitable donations tax credit	206	273	291
• Provides a tax credit to individuals who make charitable donations to CRA registered charities and eligible donees.
• Introduced in 2000.
Disability tax credit	33	35	37
• Provides a tax credit to disabled individuals.
• Introduced in 2000.
Employment Insurance tax credit	65	60	63
• Provides a tax credit to individuals who pay Employment Insurance premiums.
• Introduced in 2000.
Medical expense tax credit	65	76	76
• Provides a tax credit to individuals who make sufficient qualifying medical expenditures.
• Introduced in 2000.
Mining flow-through share tax credit	10	20	20
• Provides a tax credit to individuals who invest in flow-through shares on renounced mining expenditures.
• Introduced in 2001 and extended several times before being made permanent in 2019.
Pension tax credit	28	29	30
• Provides a tax credit to individuals who receive amounts from private pension plans.
• Introduced in 2000.
Political contributions tax credit	4	3	3
• Provides a tax credit to individuals who provide donations to political parties.
• Introduced in 2000.

Budget and Fiscal Plan - 2020/21 to 2022/23

APPENDIX

Table A1.2.1 Personal Income Tax — Tax Expenditures (Deductions and Non-Refundable Tax Credits)

(continued)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost	Planned Cost
	($ millions)	($ millions)	($ millions)
Provincial Measures (continued)
Spousal and eligible dependant tax credits	81	87	88
• Provides a tax credit to an individual who has a low-income spouse or for a single parent who is supporting a minor child.
• Introduced in 2000.
Tuition and education tax credits	55	61	62
• Provides a tax credit for tuition paid to a post-secondary institution.
• Provides a tax credit based on the number of months a student was studying full-time or part-time.
• The tuition and education tax credits were introduced in 2000. The education tax credit was eliminated effective for the 2019 and subsequent tax years.
• Unused B.C. tuition and education tax credit amounts may be carried forward to future years.
Federal Measures [1]
Child care expense deduction	70	74	76
• Allows families to claim a deduction from taxable income for the cost of child care.
• Introduced in 1972.
Non-taxation of business-paid health and dental benefits	143	153	160
• Allows for private health and dental benefits to not be taxed.
• Introduced in 1948.
Northern residents deduction	17	17	17
• Provides a deduction from taxable income to individuals living in northern communities.
• Introduced in 1987.
Pension income splitting	81	83	89
• Allows for spouses to split pension income other than Canada Pension Plan and Old Age Security.
• Introduced in 2007.
Registered pension plans	1,514	1,526	1,604
• Allows for a deduction from taxable income of amounts contributed to a pension plan.
• Introduced in 1919.
Registered retirement savings plans (RRSPs)	919	891	923
• Allows for a deduction from taxable income of amounts contributed to an RRSP.
• Introduced in 1957.
Tax-free savings accounts (TFSAs)	82	83	94
• Allows for investment income earned within a TFSA to be earned tax-free.
• Introduced in 2009.

1     These measures are federal measures but the estimates show only the foregone provincial revenue. Each measure is calculated from the 2019 federal cost projections as reported in the Government of Canada’s Report on Federal Tax Expenditures 2019 by applying British Columbia residents’ share of the measure and the relevant tax rates. Certain tax expenditure items have been excluded where no data was available or the amounts were immaterial.

Budget and Fiscal Plan - 2020/21 to 2022/23

APPENDIX

Table A1.2.2 Corporate Income Tax — Tax Expenditures (Deductions and Non-Refundable Tax Credits)

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost	Planned Cost
	($ millions)	($ millions)	($ millions)
Provincial Measures
Small business venture capital tax credit	4	3	3
• See description under Table A1.1.1.
• Corporations receive a credit of up to 30 per cent of their investment. There is no annual limit on the benefit that can be claimed.
Scientific research and experimental development tax credit [1]	81	108	112
• See description under Table A1.1.2.
Small business corporate income tax rate	1,429	1,394	1,397
• Provides a reduced income tax rate for Canadian-controlled private corporations on taxable income up to $500,000.
• The small business corporate income tax rate was reduced to 2 per cent from 2.5 per cent effective April 1, 2017.
• Introduced in 1975.
Additional access to small business corporate income tax rate for credit unions.	43	43	43
• Provides a reduced income tax rate for credit unions on a portion of taxable income.
• Introduced in 1977.
• In 2017, the provincial reduced tax rate continued despite the phase-out of the corresponding federal measure.
Federal Measure [2]
Charitable donations deduction	51	83	81

•       Generally permits corporations to deduct charitable donations made to registered charities up to a maximum of 75 per cent of the corporation’s taxable income. The limit may be exceeded for donations of certain items.

• Encourages corporations to make donations to charities.
• Effective 1929 for certain charities, expanded to all charities by 1933.

1     The scientific research and experimental development tax credit has a refundable component, which is reported in Table A1.1.2.

2     The deduction for corporate charitable donations is a federal measure but the estimate shows only the foregone provincial revenue. This is calculated from the 2019 federal cost projection as reported in the Government of Canada’s Report on Federal Tax Expenditures 2019 by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate.

Table A1.3 Property Taxes — Tax Expenditures

	2018/19	2019/20	2020/21
	Actual Cost	Estimated Cost	Planned Cost
	($ millions)	($ millions)	($ millions)
School and Rural Area Property Tax
Assessment exemption of $10,000 for business properties [1]	6	6	6
• Assessed improvement values for property tax are reduced by $10,000 for each industrial and business property.
• Introduced in 1984.
Overnight tourist accommodation assessment relief [1]	2	2	2
• Reduces the taxable assessed value of smaller tourist accommodation properties.
• Introduced in 1988. Assessment reductions for properties in rural areas were increased in 2016.
Home owner grant [2]	829	838	848
• Reduces property taxes for Canadians and permanent residents of Canada who use the property as their principal residence. The benefit relative to tax paid is greater for lower-valued homes.

•       The grant is phased out on properties with an assessed value above a threshold value. Low-income seniors and some other low-income individuals may be eligible for a low-income grant supplement if some or all of the grant is reduced because of the phase-out.

• The grant is up to $275 higher for seniors, eligible veterans and people with disabilities.
• The northern and rural area home owner benefit was introduced in 2011, which provides a $200 higher grant outside the Metro Vancouver, Capital and Fraser Valley regional districts.
• Introduced in 1957.

1 Estimates are for the calendar years and include only school and rural area property taxes levied by the Province.

2 The home owner grant includes the northern and rural area home owner benefit.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.3 Property Taxes — Tax Expenditures (continued)

	2018/19	2019/20
	Actual Cost	Estimated Cost[1]
	($ millions)	($ millions)
Property Transfer Tax
Exemptions for the following:
First Time Home Buyers	59	64
• Exempts Canadian citizens and permanent residents of Canada who purchase their first home.

•       The homeowner must live in the home as their principal residence for at least one year after purchase and the property must have a fair market value of $500,000 or less. A phase-out applies for homes up to $525,000.

• Introduced in 1994.
Newly Built Home	76	66
• Exempts Canadians and permanent residents of Canada from property transfer tax for a newly built home with a fair market value of up to $750,000. A partial exemption applies up to $800,000.
• The homeowner must live in the home for at least one year after purchase. There is no requirement to live in B.C. before the purchase.
• Introduced in 2016.
Property transfers between related individuals	152	154

•       Long-standing exemption for spousal and intergenerational transfers for principal residences, recreational properties and family farms and in the event of a division of property due to divorce or marital breakdown. Available to Canadians citizens and permanent residents of Canada.

Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts	16	8
• Long-standing exemption for transfers to specified public bodies.
Property transfers to charities registered under the Income Tax Act (Canada)	8	12
• Long-standing exemption for transfers of properties to a registered charity or a specified individual where the land will be used for a charitable purpose.
Speculation and Vacancy Tax [2]
$2,000 tax credit for B.C. residents	3
• Provides a tax credit of up to $2,000 for owners who are B.C. residents on the first $400,000 of their property value subject to the tax.
Income tax credit for non-B.C. residents who pay B.C. income tax	*
• Provides a tax credit to reduce a non-B.C. resident’s tax payable based on their B.C. income.
Exemptions for the following: [3]
Recently acquired or inherited properties	59
• Provides an exemption from tax for a property that is purchased or acquired in the calendar year.
Properties with no residence	60
• Provides a temporary exemption from tax for vacant land. Ends after the 2019 tax year.
Separation or divorce	7
• Provides an exemption from tax for owners who are going through a separation or divorce.
Death of an owner	15
• Provides a two year exemption from tax for owners of a property that applies in the year of an owner’s death and the following year.
Rental restricted properties	8
• Provides a temporary exemption from tax for properties with a rental restriction bylaw or covenant until 2022.

1 Future costs for First Time Home Buyers’ Program and Newly Built Home Exemption will vary depending on completion and sale of new homes below the threshold value and by activity of first-time buyers in the market. Other property transfer tax exemptions will be more stable over time.

2 Certain exemptions such as the principal residence exemption, occupied by a tenant exemption and land under development exemption, are intended to exclude principal residences, rental properties and properties under development from the tax base.

Exemptions resulting in immaterial expenditures were excluded from this table.

Costs are for the 2018 calendar year. In calculating the cost of the expenditure no credits have been applied that an owner may have been entitled to receive had they been assessed tax. The calculations are based on actual exemptions claimed not what an owner would have otherwise been entitled to claim had they not chosen this particular exemption and are based on a 50 per cent ownership share which may not reflect the true mixture of owner types who jointly own property. All measures were introduced when the tax was introduced in 2018.

3 This is the revenue spent on exemptions without applying any credits. Ownership percentage is assumed to be split into equal parts based on the number of owners on title (i.e., if a property has 3 owners, each owner is assumed to have 1/3 ownership). The tax rate is 0.5%.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A1.4 Consumption Taxes — Tax Expenditures

	2018/19	2019/20	2020/21
	Estimated Cost[1]	Estimated Cost	Planned Cost
	($ millions)	($ millions)	($ millions)
Fuel Taxes [2]
Tax exemption for alternative fuels	3	3	3
• Exempts hydrogen used in a fuel cell vehicle, natural gas and gasoline and diesel that contains at least 85 per cent methanol from motor fuel tax.
• Introduced in 2009 for hydrogen used in a fuel cell vehicle, 1982 for natural gas and 1992 for 85 per cent methanol.
Tax exemption for international flights (jet fuel)	23	23	23
• Exempts fuel purchased by interjurisdictional airlines from motor fuel tax.
• Introduced in 2012.
Tax exemptions for farmers [3]	9	12	12
• Exempts coloured gasoline and coloured diesel purchased by qualifying farmers from motor fuel and carbon tax.
• Introduced in 2008 for motor fuel tax and 2014 for carbon tax.
Provincial Sales Tax [2]
Exemptions for the following:
Food for human consumption [4]	1,310	1,408	1,370
• Provides an exemption to reduce the cost of basic necessities.
Residential energy (e.g., electricity, natural gas, fuel oil)	248	266	262
• Provides an exemption to reduce the cost of residential energy.
Non-residential electricity	84	172	172
• Provides an exemption to help businesses become more competitive and support increased investment, growth and job creation. Phased in starting January 1, 2018 and fully implemented on April 1, 2019.
Prescription and non-prescription drugs, vitamins and certain other health care products	250	255	259
• Provides exemptions to reduce the cost of certain drugs, vitamins and health care products.
Children’s clothing and footwear	45	44	44
• Provides an exemption to reduce the cost of clothing and footwear for children under 15.
Clothing patterns, fabrics and notions	4	5	5
• Provides an exemption to reduce the cost of patterns, yarns, natural fibres, threads and fabric that are commonly used in making or repairing clothing.
Specified school supplies	29	30	31
• Provides an exemption to reduce the cost of school supplies.
Books, magazines and newspapers	37	37	39
• Provides an exemption to reduce the cost of reading material.
Basic land-line telephone and cable service	54	54	54
• Provides exemptions to reduce the cost of basic land-line telephone and basic cable television service.
“1-800” and equivalent telephone services	4	4	4
• Provides an exemption to reduce the cost of offering toll-free telephone services.
Specified safety equipment	38	39	40
• Provides exemptions to reduce the cost of specified work-related and general- use protective gear and safety equipment.
Labour to repair major household appliances, clothing and footwear	9	9	10
• Provides exemptions to reduce the cost of repairing certain essentials.
Livestock for human consumption and feed, seed and fertilizer	60	64	64
• Provides exemptions to reduce the cost of animals that are part of the food system.
Specified energy conservation equipment	20	21	21
• Provides exemptions to reduce the cost of certain energy conservation equipment.
Bicycles	19	20	20
• Provides exemptions to reduce the cost of non-motorized bicycles, adult-sized tricycles and parts and services.

1 Exemptions are largely point-of-sale exemptions - they can only be estimated unlike expenditures provided through the income or property tax systems.

2 Estimates are based on internal data, publicly-available industry data and Statistics Canada data. All exemptions for provincial sales tax existed prior to the implementation of the Provincial Sales Tax Act in 2013 except for the exemption for non-residential electricity, which was introduced in 2018.

3 Estimate is for both motor fuel tax and carbon tax.

4 Effective July 1, 2020, carbonated sodas and certain other beverages are subject to provincial sales tax.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A2       Interprovincial Comparisons of Tax Rates — 2020

(Rates known and in effect as of January 20, 2020)

									Prince	Newfound-
	British		Saskat-				New	Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	12	10	12	12	11.5	11.5	14	16	16	15
Manufacturing rate [1]	12	10	10	12	10	11.5	14	16	16	15
Small business rate	2	2	2	0	3.2	5	2.5	3	3	3
Small business threshold ($000s)	500	500	600	500	500	500	500	500	500	500
Corporation capital tax (per cent)
Financial [2]	Nil	Nil	0.7/4	6	Nil	1.25	4/5	4	5	6
Health care premiums/month ($) Individual/family [3]	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2-7	3/4	3/4	2-4.25	2-3.5	3.48	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	23.39	17.42	19.42	18.42	27.3	29.6	30.2	25.3	24	31.5
Diesel	25.23	18.37	20.37	19.37	28.7	31.7	38.7	26	32.8	33.9
Sales tax (per cent) [7]
General rate	7	Nil	6	7	8	9.975	10	10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	59	55	61.34	68.99	45.38	29.80	62.98	67.38	61.84	60.74

1 In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2 In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate. Manitoba’s tax only applies to large financial corporations with taxable paid-up capital of at least $4 billion on taxable capital exceeding $10 million. Quebec’s tax only applies to life insurance companies. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent. Financial institutions in Prince Edward Island pay tax on their paid-up capital exceeding $2 million.

3 British Columbia Medical Services Plan premiums were eliminated effective January 1, 2020. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year per person.

4 Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.29 per cent on salaries and wages paid by financial institutions.

5 Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. In Manitoba, Ontario, Quebec and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

6 Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 8.89 cents per litre for gasoline and 10.23 cents per litre for diesel (carbon tax rates will increase to 9.96 cents per litre for gasoline and 11.71 cents per litre for diesel effective April 1, 2020). The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 12.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador include provincial sales tax based on average pump prices as of December 2019. The rates for Prince Edward Island and Newfoundland and Labrador include provincial carbon tax rates of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel (carbon tax rates in Prince Edward Island will increase to 6.63 cents per litre for gasoline and 8.05 cents per litre for diesel effective April 1, 2020). The rates for Alberta, Saskatchewan, Manitoba,Ontario and New Brunswick include federal carbon pricing backstop rates of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel for comparative purposes (federal carbon pricing backstop rates will increase to 6.63 cents per litre for gasoline and 8.05 cents per litre for diesel effective April 1, 2020). New Brunswick intends to implement a provincial carbon tax of 6.63 cents per litre for gasoline and 8.05 cents per litre for diesel effective April 1, 2020 and be removed from the federal carbon pricing backstop. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.

7 Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8 Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A3 Comparison of Provincial and Federal Taxes by Province — 2020

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
Two Income Family of Four - $120,000	( $ )
1. Provincial Income Tax	5,205	6,836	7,199	9,728	6,743	11,268	9,997	11,349	10,850	9,850
Net Child Benefits	-11	0	0	—	0	-2,581	0	0	—	0
2. Property Tax - Gross	5,059	3,326	3,199	4,923	5,810	4,214	3,333	5,261	5,194	2,328
- Net	4,489	3,326	3,199	4,923	5,810	4,214	3,333	5,261	5,194	2,328
3. Sales Tax	1,714	0	1,520	2,063	2,275	3,020	2,671	2,600	2,355	2,678
4. Fuel Tax	218	195	225	210	221	288	233	233	145	248
5. Net Carbon Tax	348	-565	-420	-191	-143	—	251	—	226	234
6. Provincial Direct Taxes	11,963	9,792	11,723	16,733	14,905	16,208	16,484	19,443	18,770	15,338
7. Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	11,963	9,792	11,723	16,733	14,905	16,208	16,484	19,443	18,770	15,338
9. Federal Income Tax	13,490	13,490	13,490	13,490	13,490	12,666	13,490	13,490	13,490	13,490
10. Net Federal GST	1,517	1,560	1,477	1,385	1,455	1,463	1,342	1,306	1,349	1,346
11. Total Tax	26,970	24,842	26,690	31,608	29,850	30,338	31,316	34,239	33,610	30,174
Two Income Family of Four - $90,000
1. Provincial Income Tax	3,049	4,053	3,711	5,734	3,317	6,532	5,846	6,728	6,652	5,784
Net Child Benefits	-790	0	0	—	0	-3,715	0	0	—	0
2. Property Tax - Gross	2,469	1,872	1,955	3,097	3,738	3,883	2,740	3,310	3,267	1,465
- Net	1,899	1,872	1,955	3,097	3,738	3,883	2,740	3,310	3,267	1,465
3. Sales Tax	1,388	0	1,236	1,680	1,852	2,542	2,179	2,133	1,917	2,183
4. Fuel Tax	218	195	225	210	221	288	233	233	145	248
5. Net Carbon Tax	308	-602	-465	-225	-178	—	222	—	200	207
6. Provincial Direct Taxes	6,072	5,519	6,661	10,496	8,948	9,530	11,220	12,403	12,181	9,886
7. Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	6,072	5,519	6,661	10,496	8,948	9,530	11,220	12,403	12,181	9,886
9. Federal Income Tax	7,828	7,828	7,828	7,828	7,828	7,212	7,828	7,828	7,828	7,828
10. Net Federal GST	1,229	1,250	1,202	1,127	1,184	1,232	1,095	1,072	1,098	1,097
11. Total Tax	15,129	14,597	15,691	19,451	17,960	17,973	20,143	21,303	21,107	18,811
Single Parent with One Child - $60,000
1. Provincial Income Tax	2,097	1,487	1,710	3,322	2,689	3,445	3,876	4,839	4,456	4,289
Net Child Benefits	-670	-76	0	—	0	-2,261	0	0	—	0
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	924	0	841	1,130	1,206	1,723	1,201	1,387	1,194	1,417
4. Fuel Tax	218	195	225	210	221	288	233	233	145	248
5. Net Carbon Tax	252	-493	-367	-166	-124	—	220	—	199	206
6. Provincial Direct Taxes	2,820	1,113	2,409	4,497	3,991	3,196	5,530	6,458	5,993	6,159
7. Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	2,820	1,113	2,409	4,497	3,991	3,196	5,530	6,458	5,993	6,159
9. Federal Income Tax	4,650	4,650	4,650	4,650	4,650	4,236	4,650	4,650	4,650	4,650
10. Net Federal GST	818	867	818	759	771	835	731	697	726	712
11. Total Tax	8,288	6,630	7,877	9,905	9,412	8,267	10,911	11,805	11,369	11,522
Unattached Individual - $30,000
1. Provincial Income Tax	633	790	830	1,182	-273	251	1,299	1,154	1,692	1,546
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	460	0	433	586	610	905	506	797	569	350
4. Fuel Tax	218	195	225	210	221	288	233	233	145	248
5. Net Carbon Tax	-19	-309	-243	-120	-97	—	105	—	94	98
6. Provincial Direct Taxes	1,292	675	1,246	1,859	461	1,444	2,142	2,184	2,500	2,241
7. Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	1,292	675	1,246	1,859	461	1,444	2,142	2,184	2,500	2,241
9. Federal Income Tax	2,058	2,058	2,058	2,058	2,058	1,853	2,058	2,058	2,058	2,058
10. Net Federal GST	-16	5	-17	-34	8	-0	-40	-45	-48	-43
11. Total Tax	3,334	2,738	3,287	3,883	2,527	3,297	4,161	4,197	4,510	4,257

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A3 Comparison of Provincial and Federal Taxes by Province — 2020 (continued)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
Unattached Individual - $80,000	( $ )
1.Provincial Income Tax	4,136	5,456	6,724	7,342	5,289	8,986	7,906	9,033	8,490	7,934
2.Property Tax - Gross	2,081	1,641	1,478	2,952	3,411	2,731	3,479	3,155	3,115	1,396
- Net	1,511	1,641	1,478	2,952	3,411	2,731	3,479	3,155	3,115	1,396
3.Sales Tax	1,160	0	1,032	1,408	1,624	1,998	1,879	1,818	1,623	1,877
4.Fuel Tax	218	195	225	210	221	288	233	233	145	248
5.Net Carbon Tax	274	-190	-100	-11	15	—	197	—	178	184
6.Provincial Direct Taxes	7,299	7,101	9,361	11,900	10,560	14,003	13,693	14,238	13,551	11,639
7.Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8.Total Provincial Tax	7,299	7,101	9,361	11,900	10,560	14,003	13,693	14,238	13,551	11,639
9.Federal Income Tax	10,660	10,660	10,660	10,660	10,660	10,110	10,660	10,660	10,660	10,660
10.Net Federal GST	1,088	1,112	1,025	992	1,040	987	950	919	955	949
11.Total Tax.	19,047	18,874	21,046	23,553	22,261	25,100	25,303	25,817	25,166	23,249

Senior Couple with Equal Pension Incomes - $40,000

1.Provincial Income Tax	0	0	-490	-246	-1,551	-988	0	306	1,026	41
2.Property Tax - Gross	2,469	1,872	1,955	3,097	3,738	3,883	2,740	3,310	3,267	1,465
- Net	1,624	1,872	1,955	3,097	3,738	3,883	2,740	3,310	3,267	1,465
3.Sales Tax	943	0	896	1,199	1,236	1,690	1,292	1,712	1,259	1,355
4.Fuel Tax	218	195	225	210	221	288	233	233	145	248
5.Net Carbon Tax	16	-347	-223	-72	-35	—	248	—	224	231
6.Provincial Direct Taxes	2,800	1,721	2,364	4,188	3,608	4,873	4,512	5,560	5,921	3,339
7.Health Care Premiums	0	—	—	—	—	—	—	—	—	—
8.Total Provincial Tax	2,800	1,721	2,364	4,188	3,608	4,873	4,512	5,560	5,921	3,339
9.Federal Income Tax	0	0	0	0	0	1,711	0	0	0	0
10.Net Federal GST	463	509	480	425	438	342	413	373	381	450
11.Total Tax	3,263	2,230	2,844	4,614	4,046	6,926	4,926	5,933	6,302	3,789

Family Attributes

•       The family income and family composition of the families used in the comparison had previously not been updated in several years. The family income, savings, family composition, housing and transportation method have been revised based on information available from Statistics Canada.

Personal Income Tax

•          Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes.

•          The amounts noted for each family is their family total income. Total income is used for these tables as it provides a more accurate view of the taxes paid by a family at a particular level of earnings. The two income family of four with $120,000 income is assumed to have one spouse earning $80,000 and the other $40,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000 and each spouse in the senior couple is assumed to receive $20,000. The senior couple is assumed to have pension income and the remaining representative families are assumed to have employment income.

Net Child Benefits

•          Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Early Childhood Tax Benefit and BC Child Opportunity Benefit), Alberta (Alberta Child Benefit, Family Employment Credit and Alberta Child and Family Benefit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland and Labrador (Child Benefit).

•          The single parent is assumed to have one child aged 5. The family earning $90,000 income is assumed to have two children aged 5 and 7. The family earning $120,000 income is assumed to have two children aged 15 and 17.

Property Tax

•          The methodology for calculating property taxes was revised from the prior year. Property taxes were revised to be based on a representative two storey home, townhouse or condominium in a major city in each respective province.

•          It is assumed that the single parent and the individual at $30,000 income rent accommodation, the family at $90,000 income and senior couple own townhouses, the family at $120,000 income owns a single family detached home and the individual at $80,000 income owns a condominium in a major city in each respective province. Net local and provincial property taxes are estimated as taxes owing, after credits provided through the property tax system are subtracted.

Sales Tax

•         Estimates are based on expenditure patterns from the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums, if applicable. In addition, families are assumed to have savings as a percentage of their disposable income depending on their family composition. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated using family expenditure data, and the relevant sales tax component is extracted. Sales tax includes: provincial retail sales taxes in British Columbia, Saskatchewan and Manitoba; Quebec’s value added tax; the provincial component of the harmonized sales tax in Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador; and Alberta’s Tourism Levy. Sales tax estimates have been reduced by sales tax credits where applicable.

Fuel and Carbon Taxes

•          Fuel tax is based on annual consumption: all families are assumed to consume 1,500 litres of gasoline.

•          Net carbon tax is estimated as carbon tax liabilities minus rebates such as British Columbia’s climate action tax credit, where applicable. Carbon tax liabilities are based on direct fuel charges on gasoline, natural gas and home heating fuel where such charges apply (British Columbia and the federal backstop provinces of Alberta, Saskatchewan, Manitoba, Ontario and New Brunswick). Fuel charges do not apply to home heating fuel in Prince Edward Island and Newfoundland and Labrador. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from household energy consumption data produced by Natural Resources Canada. Carbon tax liabilities do not include the effect of cap-and-trade or output-based pricing systems.

•          The federal government requires provinces to implement a price on carbon of at least $30/tonne of CO2e starting April 2020, $40/tonne starting April 2021 and $50/tonne starting April 2022. Provinces that do not have a carbon pricing program will have the federal carbon pricing backstop rates applied to the price of fuel. Alberta, Saskatchewan, Manitoba and Ontario are subject to the federal carbon pricing backstop rates on fuel purchases. Families in these provinces receive the Climate Action Incentive to offset the cost of the carbon pricing. The federal carbon pricing backstop rates will apply to New Brunswick until March 31, 2020.

Health Care Premiums

•         British Columbia MSP premiums were eliminated January 1, 2020.

Effective Tax Rates

•         British Columbia taxes have been calculated using rates in effect for 2020. Taxes for other provinces were calculated using rates that were announced prior to February 1, 2020, and that come into effect during 2020.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A4 Interprovincial Comparisons of Provincial Personal Income Taxes Payable 1 — 2020

(Rates known as of February 1, 2020)

Taxable income	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec [2]	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
	Annual provincial taxes payable [3] ($)
$10,000	0	0	0	0	0	0	0	0	0	0
$20,000	0	0	289	941	0	97	208	595	614	0
$30,000	708	877	1,267	1,976	326	1,367	1,410	1,515	1,777	1,621
$40,000	1,341	1,808	2,246	3,111	1,797	2,718	2,612	3,003	3,011	2,552
$50,000	2,031	2,740	3,319	4,312	2,633	4,373	3,854	4,491	4,324	3,943
$60,000	2,774	3,688	4,514	5,531	3,522	6,048	5,285	6,007	5,653	5,347
$70,000	3,544	4,688	5,764	6,806	4,437	7,710	6,767	7,727	7,208	6,797
$80,000	4,314	5,688	7,014	8,445	5,502	9,372	8,249	9,420	8,878	8,301
$100,000	6,393	7,688	9,514	11,925	8,155	13,058	11,438	12,812	12,218	11,461
$125,000	9,674	10,188	12,639	16,275	12,508	18,256	15,568	17,187	16,782	15,411
$150,000	13,349	13,063	16,180	20,625	16,860	23,621	19,815	21,562	21,374	19,580
Provincial personal income taxes as a per cent of taxable income (%)
$10,000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
$20,000	0.0	0.0	1.4	4.7	0.0	0.5	1.0	3.0	3.1	0.0
$30,000	2.4	2.9	4.2	6.6	1.1	4.6	4.7	5.1	5.9	5.4
$40,000	3.4	4.5	5.6	7.8	4.5	6.8	6.5	7.5	7.5	6.4
$50,000	4.1	5.5	6.6	8.6	5.3	8.7	7.7	9.0	8.6	7.9
$60,000	4.6	6.1	7.5	9.2	5.9	10.1	8.8	10.0	9.4	8.9
$70,000	5.1	6.7	8.2	9.7	6.3	11.0	9.7	11.0	10.3	9.7
$80,000	5.4	7.1	8.8	10.6	6.9	11.7	10.3	11.8	11.1	10.4
$100,000	6.4	7.7	9.5	11.9	8.2	13.1	11.4	12.8	12.2	11.5
$125,000	7.7	8.2	10.1	13.0	10.0	14.6	12.5	13.7	13.4	12.3
$150,000	8.9	8.7	10.8	13.8	11.2	15.7	13.2	14.4	14.2	13.1

1     Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums and the basic personal amount.

2     Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

3     Includes provincial low income reductions, surtaxes payable in Ontario and Prince Edward Island, and the Ontario Health Premium tax. Excludes credits for sales and property tax credits.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A4.1 Net Provincial Taxes Since Budget 2016

Tax	2016	2017 Update	2018	2019	2020	Policies Fully Implemented [1]
$30,000 of Family Net Income	($)
1. MSP Premiums	0	0	0	0	0	0
2. Provincial Income Tax	0	0	0	0	0	0
3. Early Childhood Tax Benefit	-660	-660	-660	-660	-495	0
4. BC Child Opportunity Benefit	0	0	0	0	-600	-2,400
5. Carbon Tax	-126	-126	-129	-150	-171	-210
6. Sales Tax	818	830	839	845	940	990
7. Fuel Tax	145	145	145	145	145	145
8. Net Provincial Tax	177	189	195	180	-181	-1,475

$60,000 of Family Net Income
1. MSP Premiums	1,800	1,800	900	900	0	0
2. Provincial Income Tax	1,714	1,663	1,595	1,505	1,416	1,416
3. Early Childhood Tax Benefit	-660	-660	-660	-660	-495	0
4. BC Child Opportunity Benefit	0	0	0	0	-345	-1,380
5. Carbon Tax	208	208	233	261	254	232
6. Sales Tax	958	969	1,003	1,025	1,164	1,181
7. Fuel Tax	218	218	218	218	218	218
8. Net Provincial Tax	4,238	4,198	3,289	3,249	2,212	1,667

$80,000 of Family Net Income
1. MSP Premiums	1,800	1,800	900	900	0	0
2. Provincial Income Tax	2,869	2,824	2,761	2,713	2,682	2,682
3. Early Childhood Tax Benefit	-660	-660	-660	-660	-495	0
4. BC Child Opportunity Benefit	0	0	0	0	-345	-1,380
5. Carbon Tax	236	236	265	305	344	393
6. Sales Tax	1,174	1,184	1,215	1,245	1,357	1,374
7. Fuel Tax	218	218	218	218	218	218
8. Net Provincial Tax	5,637	5,602	4,699	4,721	3,761	3,287

$100,000 of Family Net Income
1. MSP Premiums	1,800	1,800	900	900	0	0
2. Provincial Income Tax	4,340	4,298	4,234	4,148	4,062	4,062
3. Early Childhood Tax Benefit	-660	-660	-660	-660	-495	0
4. BC Child Opportunity Benefit	0	0	0	0	-145	-580
5. Carbon Tax	269	269	303	348	393	449
6. Sales Tax	1,434	1,447	1,480	1,527	1,633	1,631
7. Fuel Tax	290	290	290	290	290	290
8. Net Provincial Tax	7,473	7,444	6,547	6,553	5,738	5,852

1              This column includes taxes paid in 2020 plus a full year of the BC Child Opportunity Benefit, increase in the carbon tax rate to $50 per tonne in April 2021 and the increase of the climate action tax credit to $193.50 for an adult and $56.50 for a child in July 2021.

Personal Income Tax

•            For each family the amount noted is the family net income. Net income forms the basis of many benefits provided through the tax system and, therefore, will provide a more accurate illustration of benefits received and premiums paid by a family at their respective family net income level. Income tax is calculated based on applicable tax rates and credits. All families are assumed to have each spouse earning an equal amount of employment income.

•            Families are assumed to have two children aged 5 and 12.

Net Child Benefits

•            Net child benefits are provincial measures affecting payments to families with children. The BC early childhood tax benefit is in effect until September 2020. The BC Child Opportunity Benefit is effective October 1, 2020.

Sales, Fuel and Carbon Tax Estimates

•

Disposable income is estimated based on the total amounts received in 2016 and then adjusted for inflation. In estimating taxable consumption, disposable income is reduced by 20 per cent to reflect rent. The cost of groceries and utilities are estimated based on the Survey of Household Spending and subtracted thereafter.

•

For each family, income after rent, groceries and utilities is distributed among the remaining expenditures using the consumption pattern of a typical family with two children. This consumption pattern is based on expenditure patterns from the Survey of Household Spending. The relevant sales tax component is extracted based on the estimates.

•

Fuel tax is based on annual consumption: 1,000 litres of fuel for the family at $30,000; 1,500 litres of fuel for the family at $60,000 and at $80,000; and 2,000 litres of fuel for the family at $100,000.

•

Net carbon tax is estimated as carbon tax liabilities minus the BC climate action tax credit. Carbon tax liabilities are based on direct fuel charges on gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from household energy consumption data from Natural Resources Canada.

•

The carbon tax rate will increase to $50 per tonne effective April 1, 2021 and the BC climate action tax credit will increase to $193.50 for an adult and $56.50 for a child effective July 1, 2021. A single parent will receive $193.50 for their first child.

Health Care Premiums

•            British Columbia MSP premiums were eliminated January 1, 2020. This table assumes that the full MSP premium is paid by the family and not paid by the employer.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A5 Material Assumptions — Revenue

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Personal income tax *	11,022	11,771	12,294	12,833
Current calendar year assumptions
Household income growth	4.4%	3.8%	3.8%	3.8%	+/- 1 percentage point change in 2020 B.C. household income growth equals +/- $105 to $115 million
Compensation of employees growth	5.2%	4.0%	3.9%	4.0%
Tax base growth	4.8%	3.8%	3.7%	3.6%
Average tax yield	5.75%	5.92%	5.97%	6.02%
Current-year tax	10,572	11,289	11,806	12,339
Prior year’s tax assessments	510	520	530	540
Unapplied taxes	90	90	90	90
B.C. Tax Reduction	(166)	(170)	(173)	(176)
Non-refundable B.C. tax credits	(94)	(94)	(94)	(94)
Policy neutral elasticity **	1.3	1.2	1.2	1.2	+/- 0.5 change in 2020 B.C. policy neutral elasticity equals +/- $200 to $210 million

Fiscal year assumptions
Prior-year adjustment	(78)

2018 Tax-year	2018 Assumptions
Household income growth	4.8%

+/- 1 percentage point change in 2019 B.C. household or taxable income growth equals +/- $100 to $120 million one-time effect (prior-year adjustment) and could result in an additional +/- $120 to $140 million base change in 2020/21

Tax base growth	3.7%
Average 2018 tax yield	5.70%
2018 tax	10,065
2017 & prior year’s tax assessments	520
Unapplied taxes	80
B.C. Tax Reduction	(162)
Non-refundable B.C. tax credits	(93)
Policy neutral elasticity **	0.9

* Reflects information as at January 22, 2020

** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	5,008	4,739		4,926	5,232
Components of revenue (fiscal year)
Instalments — subject to general rate	4,475	4,600		4,798	5,030
Instalments — subject to small business rate	275	281		289	301
Non-refundable B.C. tax credits	(143)	(145)		(151)	(157)
Advance instalments	4,607	4,736		4,936	5,174
International Business Activity Act refunds	(3)	—		—	—
Prior-year settlement payment	404	3	(10)	58
Current calendar year assumptions
National tax base ($ billions)	342.4	365.9		380.8	398.7	+/- 1% change in the 2020 national tax base equals +/- $20 to $40 million
B.C. instalment share of national tax base	14.5%	14.2%		14.1%	14.1%
Effective tax rates (general/small business)	12.0 / 2.0	12.0 / 2.0		12.0 / 2.0	12.0 / 2.0
Share of the B.C. tax base subject to
small business rate	28.0%	26.9%		26.7%	26.4%	+/- 1 percentage point change in the 2020 small business share equals -/+ $40 to $60 million
B.C. tax base growth (post federal measures)	-4.5%	3.9%		4.3%	3.2%
B.C. net operating surplus growth	-8.8%	2.0%		2.6%	2.6%

2018 Tax-year	2018 Assumptions
B.C. tax base growth (post federal measures)	8.7%
Share of the B.C. tax base subject to
small business rate	28.4%

+/- 1% change in the 2019 B.C. tax base equals +/- $40 to $50 million one-time effect (prior-year adjustment) and could result in an additional instalments payments of +/- $60 to $80 million in 2020/21

B.C. net operating surplus growth	-0.4%
Gross 2018 tax	4,707
Prior-year settlement payment	404
Prior years losses/gains (included in above)	(14)
Non-refundable B.C. tax credits	(141)

*    Reflects information as at January 22, 2020.

Net cash received from the federal government and cash refunds under the International Business Activity Act (phasing out) are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the B.C. net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2020/21 instalments from the federal government reflects two-third of payments related to the 2020 tax year (paid during Apr-July 2020 and adjusted in Sept and Dec) and one-third of 2021 payments. Instalments for the 2020 (2021) tax year are based on B.C.’s share of the national tax base for the 2019 (2020) tax year and a forecast of the 2020 (2021) national tax base. B.C.’s share of the 2018 national tax base was 14.2%, based on tax assessments as of December 31, 2019. Cash adjustments for any under/over payments from the federal government in respect of 2019 will be received/paid on March 31, 2021.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Employer health tax	1,854	1,924	1,999	2,077	+/- 1 percentage point change in the 2020 compensation of employees growth equals up to +/- $20 million

Provincial sales tax	7,569	7,905	8,226	8,556
Provincial sales tax base growth (fiscal year)	3.8%	3.7%	4.0%	4.1%	+/- 1 percentage point change in the 2020 consumer expenditure growth equals up to +/- $25 million
Calendar Year nominal expenditure
Consumer expenditures on durable goods	-1.7%	1.7%	2.4%	2.5%
Consumer expenditures on goods and services	3.6%	4.5%	4.4%	4.5%
Business investment	10.5%	4.1%	4.5%	5.8%
Other	1.7%	3.2%	4.3%	4.1%
Components of Provincial sales tax revenue					+/- 1 percentage point change in the 2020 business investment growth equals up to +/- $10 million
Consolidated Revenue Fund	7,557	7,895	8,216	8,546
BC Transportation Financing Authority	12	10	10	10
Fuel and carbon taxes	2,705	2,978	3,212	3,221
Calendar Year
Real GDP	1.8%	2.0%	1.9%	1.9%
Gasoline volumes	0.6%	0.0%	0.0%	0.0%
Diesel volumes	-1.0%	2.0%	2.0%	2.0%
Natural gas volumes	-3.9%	2.0%	1.9%	1.9%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	40	45	50	50
Natural gas (cents/gigajoule)	198.64 ¢	223.47 ¢	248.3 ¢	248.30 ¢
Gasoline (cents/litre)	8.89 ¢	9.96 ¢	11.05 ¢	11.05 ¢
Light fuel oil (cents/litre)	10.23 ¢	11.710 ¢	13.01 ¢	13.01 ¢
Components of revenue
Consolidated Revenue Fund	537	543	547	551
BC Transit	20	20	20	20
BC Transportation Financing Authority	458	461	464	467
	1,015	1,024	1,031	1,038
Carbon tax revenue	1,690	1,954	2,181	2,183

In 2022/23, Carbon tax revenue is projected to be relatively flat as it is assumed that the impacts of economic growth are offset by the effects of provincial policy measures.

Property taxes	2,917	3,026	3,169	3,316
Calendar Year
Consumer Price Index	2.3%	2.2%	2.0%	2.0%	+/- 1 percentage point change in 2020 new construction & inflation growth equals up to +/- $20 million in residential property taxation revenue
Housing starts (units)	44,932	35,021	32,040	30,515
Home owner grants (fiscal year)	838	848	861	873
Components of revenue
Residential (net of home owner grants)	1,148	1,170	1,213	1,262
Speculation and vacancy	185	185	185	185
Non-residential	1,271	1,334	1,414	1,501	+/- 1% change in 2020 total business property assessment value equals up to +/- $20 million in non-residential property taxation revenue
Rural area	121	125	129	135
Police	33	34	34	35
BC Assessment Authority	95	96	97	99
BC Transit	64	82	97	99
Other taxes	2,926	3,001	3,096	3,199
Calendar Year
Population	1.4%	1.4%	1.3%	1.3%
Residential sales value	-3.0%	4.6%	5.3%	5.6%
Real GDP	1.8%	2.0%	1.9%	1.9%
Nominal GDP	3.7%	3.9%	3.9%	3.9%
Components of revenue					+/- 1% change to 2020 residential sales value equals +/- $15 million in property transfer revenue, depending on property values
Property transfer	1,545	1,586	1,671	1,764
Additional Property Transfer Tax (included in above)*	120	123	130	137
Tobacco	736	755	755	755
Insurance premium	645	660	670	680

*Additional tax rate is 20%

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	902	838	845	813
Natural gas price

+/- $0.25 change in the natural gas price equals +/- $30 to $40 million,including impacts on production volumes and royalty program credits, but excluding any changes from natural gas liquids revenue (e.g. butane, pentanes) Sensitivities can also vary significantly at different price levels +/- 1% change in natural gas volumes equals +/- $2 million in natural gas royalties +/- 1 centchange in theexchange rateequals +/- less than $1 million in natural gas royalties

Plant inlet, $C/gigajoule	0.58	0.62	0.74	0.88
Sumas, $US/MMBtu	1.92	1.96	2.07	2.20
Natural gas production volumes
Billions of cubic metres	52.6	56.3	61.9	66.4
Petajoules	2,187	2,343	2,577	2,761
Annual per cent change	-0.6%	7.1%	10.0%	7.1%

Oil price ($US/bbl at Cushing, OK)	57.87	61.13	64.06	66.52

Auctioned land base (000 hectares)	31	25	20	20
Average bid price/hectare ($)	440	350	350	350
Cash sales of Crown land tenures	14	9	7	7
Metallurgical coal price ($US/tonne, fob Australia)	164	155	155	152
Copper price ($US/lb)	2.70	2.81	2.90	2.97

Annual electricity volumes set by treaty	3.9	3.8	3.8	3.8	+/- US$20 change in the average metallurgical coal priceequals +/- $50 to $80 million+/- 10% change in the averageMid-Columbia electricity priceequals +/- $15 million
(million mega-watt hours)
Mid-Columbia electricity price	29.46	33.93	35.87	34.46
($US/mega-watt hour)

Exchange rate (US¢/C$, calendar year)	75.4	76.3	76.1	77.0
Components of revenue
Bonus bid auctions:

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognitionreflects ten-year deferral ofcash receipts from the sale ofCrown land tenures

Deferred revenue	175	115	92	82
Current-year cash (one-tenth)	1	1	1	1
Fees and rentals	52	52	52	52
Total bonus bids, fees and rentals	228	168	145	135
Natural gas royalties	153	207	218	223
Petroleum royalties	45	44	43	41
Columbia River Treaty electricity sales	132	153	162	153
Oil and Gas Commission fees and levies	70	72	74	76
Coal, metals and other minerals revenue:
Coal tenures	8	8	8	8
Net coal mineral tax	194	90	84	66
Net metals and other minerals tax	27	41	56	56
Recoveries relating to revenue sharing payments to First Nations	28	38	38	38
Miscellaneous mining revenue	17	17	17	17
Total coal, metals and other minerals revenue	274	194	203	185

Royalty programs and infrastructure credits
Deep drilling	(318)	(267)	(294)	(345)
Road, pipeline, Clean Growth Infrastructure Royalty and other infrastructure programs	(63)	(76)	(108)	(130)
Total	(381)	(343)	(402)	(475)
Implicit average natural gas royalty rate	12.1%	14.3%	11.4%	9.1%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at January 24, 2020

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Forests *	991	867	829	811
Prices (calendar year average)

+/- US$50 change in SPFprice equals +/- $125 to $150million +/- US$50 change in pulp price equals +/-$5 to $10 million+/- Cdn$10 change in averagelog price equals +/-$20 to$30 million +/- 10% change in Interiorharvest volumes equals+/- $60 to $70 million +/- 10% change in Coastalharvest volumes equals +/- $10 to $20million +/- 1 cent change inexchange rate equals +/- $20 to $25 million instumpage revenue

SPF 2x4 ($US/thousand board feet)	371	380	360	350
Pulp ($US/tonne)	970	815	800	800
Coastal log ($Cdn/cubic metre);
Vancouver Log Market	126	120	115	110

Crown harvest volumes (million cubic metres)
Interior	33.3	35.0	35.0	35.0
Coast	8.7	11.0	11.0	11.0
Total	42.0	46.0	46.0	46.0
B.C. Timber Sales (included in above)	10.5	10.5	10.5	10.5

Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	20.51	16.83	16.03	15.67

Components of revenue
Timber tenures (net of revenue sharing recoveries)	452	394	371	367
Recoveries relating to tenures stumpage revenue
sharing payments to First Nations	33	40	42	39	The above sensitivities relate to stumpage revenue only.
B.C. Timber Sales	398	361	344	334
Logging tax	65	30	30	30
Other CRF revenue	22	21	21	21
Other recoveries	21	21	21	20

* Reflects information as at January 24, 2020
Other natural resources	433	444	497	519
Components of revenue
Water rental and licences*	362	375	434	459
Recoveries	48	46	40	37
Angling and hunting permits and licences	10	10	10	10
Recoveries	13	13	13	13

* Water rentals for power purposes are indexed to Consumer Price Index.

Total natural resource recoveries relating to revenue sharing payments to First Nations	64	80	81	78	Revenue sharing from natural gas royalties, mineral tax and forest stumpage revenues.
Other revenue	10,384	9,712	9,773	9,797
Components of revenue
Fees and licences
Medical Services Plan (MSP) premiums	1,065	—	—	—
Consolidated Revenue Fund	996	—	—	—
MSP recoveries	69	—	—	—
Motor vehicle licences and permits	579	586	593	602
International student health fees	26	70	70	70
Other Consolidated Revenue Fund	443	447	458	448
Summary consolidation eliminations	(14)	(16)	(15)	(15)
Other recoveries	123	110	102	94
Taxpayer-supported Crown corporations	144	149	147	144
Post-secondary education fees	2,453	2,578	2,656	2,733
Other healthcare-related fees	451	439	441	441
School Districts	290	304	319	334
Investment earnings
Consolidated Revenue Fund	126	108	110	110
Fiscal agency loans & sinking funds earnings	913	926	883	897
Summary consolidation eliminations	(59)	(47)	(50)	(54)
Taxpayer-supported Crown corporations	33	36	36	37
SUCH sector agencies	229	224	225	227
Sales of goods and services
SUCH sector agencies	929	935	959	986
BC Infrastructure Benefits Inc	1	73	271	225
Other taxpayer-supported Crown corporations	224	227	228	226
Miscellaneous	2,428	2,563	2,340	2,292

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Health and social transfers	7,427	7,683	7,955	8,245
National Cash Transfers
Canada Health Transfer (CHT)	40,373	41,870	43,413	45,048
Annual growth	4.6%	3.7%	3.7%	3.8%
Canada Social Transfer (CST)	14,586	15,023	15,474	15,938
B.C.’s share of national population (June 1)	13.49%	13.50%	13.51%	13.52%	+/- 0.1 percentage point change in B.C.’s population share equals +/- $57 million

B.C. health and social transfers revenue
CHT	5,447	5,654	5,865	6,090
CST	1,968	2,029	2,090	2,155
Prior-year adjustments	12

Other federal contributions	1,991	2,280	2,139	2,083
Components of revenue
Disaster Financial Assistance Arrangements	—	80	73	38
B.C.’s share of the federal cannabis excise tax	6	50	70	70
Low Carbon Economy Leadership Fund	20	16	21	—
Other Consolidated Revenue Fund	143	145	145	147
Vote Recoveries:
Labour Market Development Agreement	321	329	331	330
Labour Market and Skills Training Program	114	124	124	124
Home Care	87	88	122	81
Mental Health	61	81	81	81
Low Carbon Economy Leadership Fund	15	15	28	—
Early Childhood Development and Child Care Services	41	41	41	41
Child Safety, Family Support, Children in Care and with special needs	75	75	75	75
Policing and Security	5	9	10	12
Public Transit	136	46	36	100
Local government services and transfers	1	159	2	2
Other recoveries	118	125	124	125
Taxpayer-supported Crown corporations	212	260	228	238
Post-secondary institutions	523	525	517	509
Other SUCH sector agencies	113	112	111	110
Service delivery agency direct revenue	7,740	8,182	8,281	8,372
School districts	690	724	728	729
Post-secondary institutions	4,395	4,480	4,581	4,685
Health authorities and hospital societies	1,048	1,214	1,030	1,033
BC Transportation Financing Authority	548	565	577	568
Other service delivery agencies	1,059	1,199	1,365	1,357
Commercial Crown corporation net income	3,197	3,417	3,406	3,509
BC Hydro	707	712	712	712
Reservoir water inflows	93%	100%	100%	100%	+/-1% in hydro generation equals +/-$10 million +/-10% equals +/-$0 million

Mean gas price	2.65	2.16	2.13	2.12
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices	25.98	27.67	30.45	31.13	+/-10% change in electricity/gas trade income equals +/-$25 million
(Mid-C, $US/MWh)
ICBC	(91)	86	148	191
Vehicle growth	+1.5%	+1.3%	+1.3%	+1.3%	+/-1% equals +/-$67 million
Current claims cost percentage change	-10.5%	+13.4%	-21.2%	+5.7%	+/-1% equals -/+$54 million
Unpaid claims balance ($ billions)	15.5	16.1	14.7	12.9	+/-1% equals -/+$155 to $161 million
Investment return	4.2%	2.5%	2.8%	2.8%	+/-1% return equals +/-$186 to $196 million
Loss ratio	97.4%	89.0%	82.4%	89.0%

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A6 Natural Gas Price Forecasts - 2020/21 to 2022/23

				Adjusted to fiscal years and $C/gigajoule
				at plant inlet
Private sector forecasts (calendar year)	2020	2021	2022	2020/21	2021/22	2022/23
GLJ Henry Hub US$/MMBtu (Jan 1, 2020)	2.42	2.75	2.90	1.40	1.59	1.73
Sproule Henry Hub US$/MMBtu (Dec 30, 2019)	2.80	3.00	3.25	1.69	1.94	2.15
McDaniel Henry Hub US$/MMBtu (Jan 1, 2020)	2.65	2.86	3.02	1.51	1.73	1.90
Deloitte Henry Hub US$/Mcf (Dec 30, 2019)	2.40	2.55	2.80	1.07	1.26	1.55
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jan 1, 2020)	2.08	2.35	2.55	0.83	1.05	1.21
Sproule Alberta AECO-C Spot CDN$/MMBtu (Dec 30, 2019)	2.04	2.27	2.81	0.77	1.07	1.46
McDaniel AECO-C Spot C$/MMBtu (Jan 1, 2020)	2.00	2.35	2.50	0.76	1.04	1.17
Deloitte AECO-C Spot C$/Mcf (Dec 30, 2019)	2.10	2.30	2.55	0.74	0.94	1.17
GLJ Sumas Spot US$/MMBtu (Jan 1, 2020)	1.97	2.30	2.45	0.87	1.08	1.22
Sproule Sumas Spot CDN$/MMBtu (Dec 30, 2019)	3.04	3.37	3.91	1.15	1.51	1.90
GLJ BC Spot Plant Gate CDN$/MMBtu (Jan 1, 2020)	1.59	1.91	2.11	0.65	0.92	1.09
Sproule BC Station 2 CDN$/MMBtu (Dec 30, 2019)	1.54	1.87	2.41	0.38	0.75	1.14
McDaniel BC Avg Plant Gate C$MMBtu (Jan 1, 2020)	1.40	1.73	1.98	0.47	0.76	0.98
Deloitte BC Station 2 C$MMBtu (Dec 30, 2019)	1.40	1.60	1.80	0.39	0.57	0.77
GLJ Midwest Chicago US$/MMBtu (Jan 1, 2020)	2.33	2.65	2.80	1.26	1.58	1.72
Sproule Alliance Plant Gate CDN$/MMBtu (Dec 30, 2019)	3.58	3.80	3.96	2.22	2.41	2.55
EIA Henry Hub US$/MMBtu (Dec 10, 2019)	2.46
TD Economics Henry Hub FuturesUS$/MMBtu (Dec 18, 2019)	2.46	2.53		1.03
Scotiabank Group Henry Hub US$/MMBtu (Dec 18, 2019)	2.64	2.75		1.46
BMO Henry Hub US$/MMBtu (Dec 19, 2020)	2.50
CIBC World Markets Inc. Henry Hub US$/MMBtu (Sep 2019)	2.50	2.65		1.46
InSite Petroleum Consultants Ltd BC Spot C$/Mcf (Dec 30, 2019)	0.85	1.14	1.39	-0.09	0.16	0.35
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Dec 27, 2019)				1.11	1.12	1.10

Average all minus high/low				0.98	1.19	1.41

Average one forecast per consultant minus high/low				0.70	0.69	0.95

Natural gas royalty price forecast				0.62	0.74	0.88

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd US EIA: US Energy Information Administration AECO: Alberta Energy Company Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants McDaniel: McDaniel & Associates Consultants Ltd

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A7 Material Assumptions — Expense

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Advanced Education, Skills and Training	2,330	2,366	2,372	2,374
Student spaces in public institutions	200,681	203,575	203,753	204,007	Student enrolments may fluctuate due to a number of factors including economic changes and labour market needs.
Attorney General	611	652	654	662
New cases filed/processed (# for all courts)	240,000	240,000	240,000	240,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceeding Act (CPA)	25	25	25	25	The number of new cases, and the difference between estimated settlements and actual settlements.
Children and Family Development	2,068	2,228	2,255	2,259
Average children-in-care caseload (#)	6,138	5,912	5,746	5,746

The average number of children-in-care is decreasing as a result of ministry efforts to keep children in family settings where safe and feasible. The average cost per child in care is projected to increase based on the higher cost of contracted residential services and an increasing acuity of need for children in care. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by $2.3 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	75,302	83,211	92,446	103,229
Education	6,577	6,697	6,758	6,765
Public School Enrolment (# of FTEs) School age (K—12) Continuing Education Distributed Learning (online) Summer Adults	564,128 541,569 1,102 11,297 7,279 2,881	570,113 547,661 1,115 11,177 7,279 2,881	575,358 552,906 1,115 11,177 7,279 2,881	580,667 558,214 1,115 11,177 7,279 2,881

Updated forecast enrolment figures are based on submissions from school districts of their actual enrolment as at September 30, 2019 for the 2019/20 school year and projected enrolment for February and May 2020 for Distributed Learning and Adults. Projections for 2020/21 to 2022/23 are based on the Ministry of Education’s enrolment forecasting model.

Forests, Lands, Natural Resource Operations and Rural Development	950	844	856	850
BC Timber Sales	210	219	221	215

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also bereduced in that year.

Fire Management	235	136	136	136	Fire suppression costs have ranged from a low of
					$47 million in 2006 to a high of $650 million in 2017.
Health	20,846	22,190	23,130	23,875
Pharmacare	1,350	1,411	1,445	1,489	A 1% change in utilization or prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	4,969	5,243	5,463	5,693	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Services	14,216	15,233	15,916	16,387

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A7 Material Assumptions — Expense (continued)

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Public Safety and Solicitor General	932	852	857	863
Policing, Victim Services and Corrections	700	702	702	702

Policing, Victim Services and Corrections costs are sensitive to the volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

Emergency Program Act (EPA)	146	37	37	37

For authorized expenditures under the EPA, including those for further disasters, and the difference between initial estimates for disaster response and recovery costs and final project costs. In 2019/20, the projected EPA expenditures are based on forecasts as of December 31, 2019.

Social Development and Poverty Reduction	3,568	3,683	3,750	3,798
Temporary Assistance annual average caseload (#)	45,277	43,900	43,100	43,100

The expected to work caseload is sensitive to fluctuations in economic and employment trends. Costs are driven by changes to cost per case and caseload. Cost per case fluctuations result from changes in the needed supports required by clients, as well as caseload composition.

Disability Assistance annual average caseload (#)	110,247	112,700	114,800	116,000

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven primarily by earnings exemptions which is dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care services are significantly more costly than day programs.

Average caseload (#) Average cost per client ($) Personal Supports Initiative (PSI) Average caseload (#) Average cost per client ($)	20,720 48,700 2,080 16,800	21,630 48,400 2,360 15,400	22,560 47,700 2,640 14,200	23,520 47,000 2,920 13,100

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A7 Material Assumptions — Expense (continued)

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2019/20	2020/21	2021/22	2022/23	2020/21 Sensitivities
Tax Transfers	1,423	1,686	1,921	2,005
Individuals	506.0	702.0	870.0	880.0
Climate Action Tax Credit	254.7	302.0	345.0	355.0	These tax transfers are now expensed as required under generally accepted accounting principles.
BC Child Opportunity Benefit*	132.0	255.0	380.0	380.0
Sales Tax	45.9	50.0	50.0	50.0
Small Business Venture Capital	26.0	30.0	30.0	30.0
BC Senior’s Home Renovation	2.0	2.0	2.0	2.0
Other tax transfers to individuals	45.4	63.0	63.0	63.0
Corporations	917.0	984.0	1,051.0	1,125.0
Film and Television	71.3	100.0	100.0	100.0
Production Services	636.9	695.3	758.3	828.3
Scientific Research & Experimental Development	70.7	76.0	80.0	84.0
Interactive Digital Media	88.9	70.0	70.0	70.0
Mining Exploration	35.9	20.0	20.0	20.0
Other tax transfers to corporations	13.3	22.7	22.7	22.7

Prior-year adjustment (included above)**	(36.9)
Individuals	(31.4)
Corporations	(5.5)

Changes in 2019 tax transfers will result in one-time effect (prior-year adjustment) and could result in an additional base change in 2020/21. Production services tax credit is the most volatile of all tax transfers and is influenced by several factors including delay in filing returns and assessment of claims, length of projects and changes in the exchange rates.

2018 Tax-year	2018 Assumptions
Tax Transfers	1,347.0
Individuals	489.0
Corporations	858.0
Production Services	600.0
Interactive Digital Media	70.0
Other tax transfers to corporations	188.0

* Effective October 1, 2020 the BC Child Opportunity Benefit will be combined with Early Childhood Tax Benefit into a single benefit.
**2019/20 tax transfer forecast incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,225	1,197	1,243	1,249
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $53.8 million; $100 million increase in debt level equals $2.4 million.
Short-term	1.69%	1.52%	1.66%	2.07%
Long-term	2.52%	2.69%	2.94%	3.34%
CDN/US exchange rate (cents)	132.0	131.4	130.9	129.6
Service delivery agency net spending	8,020	8,029	8,374	8,570
School districts	576	576	574	571	Expenses, net of Provincial funding. These are mainly funded through revenue from other sources.
Post-secondary institutions	4,062	4,233	4,334	4,429
Health authorities and hospital societies	1,031	963	970	971
BC Transportation Financing Authority	1,385	1,444	1,450	1,557
BC Infrastructure Benefits Inc	1	73	271	225
Other service delivery agencies	965	740	775	817

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A8 Operating Statement - 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Revenue	43,715	46,099	47,601	51,449	52,020	57,128	59,326	60,585	62,366	64,211	4.4
Expense	(43,401)	(44,439)	(46,791)	(48,683)	(51,706)	(55,593)	(58,823)	(60,058)	(61,887)	(63,537)	4.3
Surplus (deficit) before unusual items	314	1,660	810	2,766	314	1,535	503	527	479	674
Forecast allowance	—	—	—	—	—	—	(300)	(300)	(300)	(300)
Surplus (deficit)	314	1,660	810	2,766	314	1,535	203	227	179	374

Per cent of nominal GDP: [1]
Surplus (deficit)	0.1	0.7	0.3	1.0	0.1	0.5	0.1	0.1	0.1	0.1
Per cent of revenue:
Surplus (deficit)	0.7	3.6	1.7	5.4	0.6	2.7	0.3	0.4	0.3	0.6
Per capita ($): [2]
Surplus (deficit)	68	353	170	569	64	307	40	44	34	71

1         Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amounts divided by nominal GDP for the 2020 calendar year).

2         Per capita revenue and expense is calculated using July 1 population (e.g. 2020/21 amounts divided by population on July 1, 2020).

BUDGET AND FISCAL PLAN — 2020/21 to 2022/23

APPENDIX

Table A9 Revenue by Source - 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Taxation revenue:
Personal income	6,862	8,076	8,380	9,704	8,923	11,364	11,022	11,771	12,294	12,833	7.2
Corporate income	2,427	2,635	2,787	3,003	4,165	5,180	5,008	4,739	4,926	5,232	8.9
Employer health	—	—	—	—	—	464	1,854	1,924	1,999	2,077	n/a
Sales	5,303	5,762	5,990	6,606	7,131	7,369	7,569	7,905	8,226	8,556	5.5
Fuel	917	932	973	969	1,010	1,015	1,015	1,024	1,031	1,038	1.4
Carbon	1,222	1,198	1,190	1,220	1,255	1,465	1,690	1,954	2,181	2,183	6.7
Tobacco	724	752	734	737	727	781	736	755	755	755	0.5
Property	2,080	2,154	2,219	2,279	2,367	2,617	2,917	3,026	3,169	3,316	5.3
Property transfer	937	1,065	1,533	2,026	2,141	1,826	1,545	1,586	1,671	1,764	7.3
Corporation capital	—	(1)	—	—	—	—	—	—	—	—	n/a
Insurance premium	458	483	520	549	602	633	645	660	670	680	4.5
	20,930	23,056	24,326	27,093	28,321	32,714	34,001	35,344	36,922	38,434	7.0
Natural resource revenue:
Natural gas royalties	445	493	139	152	161	199	153	207	218	223	-7.4
Bonus bids, rents on drilling rights and leases	859	834	765	633	276	279	228	168	145	135	-18.6
Columbia River Treaty	170	130	116	111	111	202	132	153	162	153	-1.2
Other energy and minerals	269	267	226	403	619	557	389	310	320	302	1.3
Forests	719	754	865	913	1,065	1,406	991	867	829	811	1.3
Other resources	493	459	460	499	463	465	433	444	497	519	0.6
	2,955	2,937	2,571	2,711	2,695	3,108	2,326	2,149	2,171	2,143	-3.5
Other revenue:
Medical Services Plan premiums	2,158	2,254	2,434	2,558	2,266	1,360	1,065	—	—	—	-100.0
Post-secondary education fees	1,445	1,544	1,666	1,828	2,034	2,275	2,453	2,578	2,656	2,733	7.3
Other health-care related fees	333	358	374	404	429	441	451	439	441	441	3.2
Motor vehicle licences and permits	504	499	521	529	557	568	579	586	593	602	2.0
Other fees and licences	770	770	841	894	963	949	1,012	1,064	1,081	1,075	3.8
Investment earnings	1,203	1,171	1,213	1,232	1,101	1,243	1,242	1,247	1,204	1,217	0.1
Sales of goods and services	946	967	1,011	1,131	1,133	1,164	1,154	1,235	1,458	1,437	4.8
Miscellaneous	2,256	1,893	2,287	2,377	2,410	2,249	2,428	2,563	2,340	2,292	0.2
	9,615	9,456	10,347	10,953	10,893	10,249	10,384	9,712	9,773	9,797	0.2
Contributions from the federal government:
Canada Health Transfer	4,280	4,186	4,454	4,744	4,994	5,182	5,456	5,654	5,865	6,090	4.0
Canada Social Transfer	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,029	2,090	2,155	3.4
Other cost shared agreements	1,645	1,452	1,498	1,672	2,207	1,962	1,991	2,280	2,139	2,083	2.7
	7,514	7,279	7,647	8,167	9,055	9,052	9,418	9,963	10,094	10,328	36
Commercial Crown corporation net income:
BCHvdro[1]	549	581	655	684	683	(428)	707	712	712	712	2.9
Liquor Distribution Branch	877	935	1,031	1,083	1,119	1,104	1,092	1,134	1,152	1,173	3.3
BC Lottery Corporation [2]	1,165	1,245	1,304	1,329	1,391	1,405	1,366	1,363	1,269	1,304	1.3
ICBC	136	657	(293)	(612)	(1,327)	(1,153)	(91)	86	148	191	3.8
BC Railway Company	13	5	6	7	53	8	11	9	9	9	-4.0
Transportation Investment Corporation	(88)	(89)	(80)	(81)	(29)	—	—	—	—	—	n/a
Other	49	37	87	115	116	119	112	113	116	120	10.5
Accounting adjustment [1]	—	—	—	—	(950)	950	—	—	—	—	n/a
	2,701	3,371	2,710	2,525	1,056	2,005	3,197	3,417	3,406	3,509	3.0
Total revenue	43,715	46,099	47,601	51,449	52,020	57,128	59,326	60,585	62,366	64,211	4.4

1         BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

2         Net of payments to the federal government and First Nations. First Nations revenue sharing is forecast at $96 million in 2021/22 and $98 million in 2022/23.

BUDGET AND FISCAL PLAN — 2020/21 to 2022/23

APPENDIX

Table A10 Revenue by Source Supplementary Information - 2013/14 to 2022/23 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Per cent of nominal GDP: [2]
Taxation and Medical Services Plan premiums	10.0	10.4	10.7	11.2	10.8	11.5	11.4	11.1	11.2	11.2	1.3
Taxation	9.1	9.5	9.7	10.3	10.0	11.1	11.1	11.1	11.2	11.2	2.4
Medical Services Plan premiums	0.9	0.9	1.0	1.0	0.8	0.5	0.3	0	0	0	-100.0
Natural resources	1.3	1.2	1.0	1.0	1.0	1.1	0.8	0.7	0.7	0.6	-7.7
Other	4.2	3.9	4.1	4.2	3.9	3.5	3.4	3.1	3.0	2.9	-4.1
Other excluding Medical Services Plan premiums	3.2	3.0	3.2	3.2	3.1	3.0	3.0	3.1	3.0	2.9	-1.4
Contributions from the federal government	3.3	3.0	3.0	3.1	3.2	3.1	3.1	3.1	3.1	3.0	-0.9
Commercial Crown corporation net income	1.2	1.4	1.1	1.0	0.4	0.7	1.0	1.1	1.0	1.0	-1.5
Total revenue	18.9	18.9	19.0	19.5	18.4	19.3	19.4	19.0	18.9	18.7	-0.1
Growth rates (per cent):
Taxation and Medical Services Plan premiums	0.0	9.6	5.7	10.8	3.2	11.4	2.9	0.8	4.5	4.1	n/a
Taxation	-0.6	10.2	5.5	11.4	4.5	15.5	3.9	3.9	4.5	4.1	n/a
Medical Services Plan premiums	5.4	4.4	8.0	5.1	-11.4	-40.0	-21.7	-100.0	n/a	n/a	n/a
Natural resources	19.5	-0.6	-12.5	5.4	-0.6	15.3	-25.2	-7.6	1.0	-1.3	n/a
Other	10.4	-1.7	9.4	5.9	-0.5	-5.9	1.3	-6.5	0.6	0.2	n/a
Other excluding Medical Services Plan premiums	11.9	-3.4	9.9	6.1	2.8	3.0	4.8	4.2	0.6	0.2	n/a
Contributions from the federal government	6.6	-3.1	5.1	6.8	10.9	0.0	4.0	5.8	1.3	2.3	n/a
Commercial Crown corporation net income	-2.7	24.8	-19.6	-6.8	-58.2	89.9	59.5	6.9	-0.3	3.0	n/a
Total revenue	3.9	5.5	3.3	8.1	1.1	9.8	3.8	2.1	2.9	3.0	n/a
Per capita ($):[3]
Taxation and Medical Services Plan premiums	4,987	5,377	5,603	6,102	6,212	6,813	6,915	6,870	7,087	7,283	4.3
Taxation	4,520	4,898	5,093	5,576	5,751	6,541	6,705	6,870	7,087	7,283	5.4
Medical Services Plan premiums	466	479	510	526	460	272	210	0	0	0	-100.0
Natural resources	638	624	538	558	547	621	459	418	417	406	-4.9
Other	2,077	2,009	2,166	2,254	2,212	2,049	2,048	1,888	1,876	1,856	-1.2
Other excluding Medical Services Plan premiums	1,611	1,530	1,657	1,728	1,752	1,777	1,838	1,888	1,876	1,856	1.6
Contributions from the federal government	1,623	1,546	1,601	1,681	1,839	1,810	1,857	1,937	1,937	1,957	2.1
Commercial Crown corporation net income	583	716	567	520	214	401	630	664	654	665	1.5
Total revenue	9,442	9,793	9,966	10,588	10,564	11,423	11,698	11,777	11,970	12,167	2.9

Real Per Capita Revenue (2019 $) [4]	10,540	10,823	10,895	11,366	11,105	11,690	11,698	11,523	11,485	11,442	0.9
Growth rate (per cent)	5.0	2.7	0.7	4.3	-2.3	5.3	0.1	-1.5	-0.3	-0.4	1.4

1         Numbers may not add due to rounding.

2         Revenue as a percent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 revenue divided by nominal GDP for the 2020 calendar year).

3         Per capita revenue is calculated using July 1 population (e.g. 2020/21 revenue divided by population on July 1, 2020).

4         Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 revenue).

BUDGET AND FISCAL PLAN — 2020/21 to 2022/23

APPENDIX

Table A11 Expense by Function — 2013/14 to 2022/23 1,2

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Function:
Health:
Medical Services Plan	4,114	4,136	4,345	4,573	4,623	4,861	5,092	5,275	5,495	5,725	4.3
Pharmacare	1,130	1,120	1,335	1,284	1,400	1,494	1,471	1,561	1,595	1,639	4.3
Regional services	11,960	12,410	12,811	13,079	14,094	14,996	15,527	16,541	17,249	17,657	4.6
Other healthcare expenses	658	704	712	753	810	800	897	908	914	917	3.2
	17,862	18,370	19,203	19,689	20,927	22,151	22,987	24,285	25,253	25,938	4.5
Education:
Elementary and secondary	6,133	6,064	6,303	6,422	6,917	7,253	7,465	7,618	7,671	7,681	2.8
Post-secondary	5,284	5,349	5,502	5,672	5,998	6,390	6,900	7,125	7,275	7,420	4.2
Other education expenses	410	414	407	374	176	442	428	435	436	438	0.4
	11,827	11,827	12,212	12,468	13,091	14,085	14,793	15,178	15,382	15,539	3.4
Social services:
Social assistance	1,572	1,589	1,641	1,692	1,988	2,202	2,316	2,363	2,392	2,408	5.0
Child welfare	1,097	1,129	1,301	1,358	1,507	1,652	1,971	2,239	2,387	2,389	9.0
Low income tax credit transfers	279	248	247	244	239	414	301	352	395	405	-3.0
Community living and other services	857	881	917	949	1,003	1,075	1,165	1,247	1,284	1,316	5.6
	3,805	3,847	4,106	4,243	4,737	5,343	5,753	6,201	6,458	6,518	5.6
Protection of persons and property	1,520	1,451	1,572	1,655	1,930	2,004	1,851	1,817	1,830	1,849	2.1
Transportation	1,580	1,608	1,670	1,784	1,931	2,021	2,288	2,228	2,166	2,217	4.0
Natural resources & economic development	1,755	2,191	2,477	2,465	3,374	3,825	3,374	3,097	3,352	3,331	5.3
Other	1,184	1,288	1,264	2,260	1,553	1,810	1,662	2,033	2,140	2,220	5.7
Contingencies	—	—	—	—	—	—	1,102	600	400	400	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	121	466	706	653	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	—	600	n/a
General government	1,386	1,359	1,501	1,532	1,540	1,670	2,197	1,430	1,423	1,419	1.3
Debt servicing	2,482	2,498	2,786	2,587	2,623	2,684	2,695	2,723	2,777	2,853	2.0
Total expense	43,401	44,439	46,791	48,683	51,706	55,593	58,823	60,058	61,887	63,537
Per cent of operating expense:
Health	41.2	41.3	41.0	40.4	40.5	39.8	39.1	40.4	40.8	40.8	0.1
Education	27.3	26.6	26.1	25.6	25.3	25.3	25.1	25.3	24.9	24.5	-1.0
Social services	8.8	8.7	8.8	8.7	9.2	9.6	9.8	10.3	10.4	10.3	1.2
Protection of persons and property	3.5	3.3	3.4	3.4	3.7	3.6	3.1	3.0	3.0	2.9	-2.2
Transportation	3.6	3.6	3.6	3.7	3.7	3.6	3.9	3.7	3.5	3.5	-0.3
Natural resources & economic development	4.0	4.9	5.3	5.1	6.5	6.9	5.7	5.2	5.4	5.2	0.9
Other	2.7	2.9	2.7	4.6	3.0	3.3	2.8	3.4	3.5	3.5	1.3
Contingencies	—	—	—	—	—	—	1.9	1.0	0.6	0.6	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	0.2	0.8	1.1	1.0	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	—	0.9	n/a
General government	3.2	3.1	3.2	3.1	3.0	3.0	3.7	2.4	2.3	2.2	-2.9
Debt servicing	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.5	4.5	4.5	-2.3
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1         Figures reflect government accounting policies used in the 2018/19 Public Accounts audited financial statements.

2         Numbers may not add due to rounding.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A12 Expense by Function Supplementary Information — 2013/14 to 2022/23 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Per cent of nominal GDP:[2]
Health	7.7	7.5	7.7	7.5	7.4	7.5	7.5	7.6	7.6	7.6	-0.5
Education	5.1	4.9	4.9	4.7	4.6	4.8	4.8	4.8	4.7	4.5	-1.5
Social services	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.0	2.0	1.9	0.6
Protection of persons and property	0.7	0.6	0.6	0.6	0.7	0.7	0.6	0.6	0.6	0.5	-2.8
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	-0.9
Natural resources & economic development	0.8	0.9	1.0	0.9	1.2	1.3	1.1	1.0	1.0	1.0	0.3
Other	0.5	0.5	0.5	0.9	0.5	0.6	0.5	0.6	0.6	0.6	0.7
Contingencies	—	—	—	—	—	—	0.4	0.2	0.1	0.1	-5.2
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	0.0	0.1	0.2	0.2	2.9
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	—	0.2	n/a
General government	0.6	0.6	0.6	0.6	0.5	0.6	0.7	0.5	0.4	0.4	-3.5
Debt servicing	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.8	-2.9
Operating expense	18.8	18.2	18.7	18.4	18.3	18.8	19.2	18.9	18.7	18.5	-0.6
Growth rates (per cent):
Health	2.1	2.8	4.5	2.5	6.3	5.8	3.8	5.6	4.0	2.7	n/a
Education	2.6	0.0	3.3	2.1	5.0	7.6	5.0	2.6	1.3	1.0	n/a
Social services	-4.6	1.1	6.7	3.3	11.6	12.8	7.7	7.8	4.1	0.9	n/a
Protection of persons and property	-1.2	-4.5	8.3	5.3	16.6	3.8	-7.6	-1.8	0.7	1.0	n/a
Transportation	1.6	1.8	3.9	6.8	8.2	4.7	13.2	-2.6	-2.8	2.4	n/a
Natural resources & economic development	-16.1	24.8	13.1	-0.5	36.9	13.4	-11.8	-8.2	8.2	-0.6	n/a
Other	-12.0	8.8	-1.9	78.8	-31.3	16.5	-8.2	22.3	5.3	3.7	n/a
General government	9.8	-1.9	10.4	2.1	0.5	8.4	31.6	-34.9	-0.5	-0.3	n/a
Debt servicing	3.8	0.6	11.5	-7.1	1.4	2.3	0.4	1.0	2.0	2.7	n/a
Operating expense	0.5	2.4	5.3	4.0	6.2	7.5	5.8	2.1	3.0	2.7	n/a
Per capita ($):[3]
Health	3,858	3,903	4,020	4,052	4,250	4,429	4,533	4,721	4,847	4,915	2.8
Education	2,554	2,513	2,557	2,566	2,658	2,816	2,917	2,950	2,952	2,944	1.7
Social services	822	817	860	873	962	1,068	1,134	1,205	1,240	1,235	3.9
Protection of persons and property	328	308	329	341	392	401	365	353	351	350	0.4
Transportation	341	342	350	367	392	404	451	433	416	420	2.3
Natural resources & economic development	379	465	519	507	685	765	665	602	643	631	3.6
Other	256	274	265	465	315	362	328	395	411	421	4.0
Contingencies		—	—	—	—	—	217	117	77	76	n/a
Contingencies - Sustainable Services Negotiating Mandate	—	—	—	—	—	—	217	91	136	124	n/a
Priority spending initiatives and caseload pressures	—	—	—	—	—	—	—	—	—	114	n/a
General government	299	289	314	315	313	334	433	278	273	269	-0.3
Debt servicing	536	531	583	532	533	537	531	529	533	541	0.4
Operating expense	9,373	9,442	9,797	10,018	10,500	11,116	11,791	11,674	11,879	12,040	2.7
Real Per Capita Operating Expense (2019 $) [4]	10,465	10,433	10,709	10,755	11,038	11,376	11,599	11,423	11,396	11,322	1.0
Growth rate (per cent)	1.5	-0.3	2.6	0.4	2.6	3.1	2.0	0.4	-0.2	-0.7	1.1

1         Numbers may not add due to rounding.

2         Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2019/20 expense divided by nominal GDP for the 2019 calendar year).

3         Per capita expense is calculated using July 1 population (e.g. 2019/20 expense divided by population on July 1, 2019).

4         Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2019 CPI for 2019/20 expense).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A13 Full-Time Equivalents (FTEs) — 2013/14 to 2022/2023 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	26,526	26,679	27,192	27,940	29,291	30,891	31,800	31,800	31,800	31,800	2.0
Service delivery agencies[2]	4,640	4,798	4,803	4,850	5,076	5,258	6,022	6,546	8,201	7,724	5.8
Total FTEs	31,166	31,477	31,995	32,790	34,367	36,149	37,822	38,346	40,001	39,524	2.7
Growth rates (percent):
Ministries and special offices (CRF)	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	0.0	0.0	0.0	1.6
Service delivery agencies	2.9	3.4	0.1	1.0	4.7	3.6	14.5	8.7	25.3	-5.8	5.8
Population per FTE: [3]
Total FTEs	148.6	149.5	149.3	148.2	143.3	138.3	134.1	134.2	130.3	133.5	-1.2

1         Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2         Service delivery agency FTE amounts do not include SUCH sector staff employment.

3         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2020 divided by 2020/21 FTEs).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A14 Capital Spending — 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	466	420	430	474	578	626	835	994	966	804	6.2
Post-secondary institutions	507	718	746	792	968	1,024	945	977	1,046	1,060	8.5
Health	690	900	923	1,004	890	904	1,201	1,862	1,723	2,776	16.7
BC Transportation Financing Authority [1]	1,017	822	867	823	717	853	1,208	1,870	2,418	2,477	10.4
BC Transit	80	83	51	41	115	85	87	184	166	252	13.6
Government direct (ministries)	298	326	290	301	430	421	601	569	455	430	4.2
Social Housing	65	107	127	184	169	483	317	578	479	395	22.2
Other	28	31	25	40	41	56	54	92	146	196	24.1
	3,151	3,407	3,459	3,659	3,908	4,452	5,248	7,126	7,399	8,390	11.5
Self-supported:
BC Hydro	2,036	2,169	2,306	2,444	2,473	3,826	3,045	3,092	2,970	2,905	4.0
Columbia Basin power projects	52	28	15	2	1	2	1,001	14	16	24	-8.2
Transportation Investment Corporation [1]	202	76	25	38	4	—	—	—	—	—	n/a
BC Railway Company	8	5	23	4	11	33	6	10	4	2	-14.3
ICBC	82	88	90	62	54	66	77	116	64	56	-4.1
BC Lottery Corporation	100	69	68	86	82	75	105	105	110	90	-1.2
Liquor Distribution Branch	13	25	23	27	48	60	67	72	40	42	13.9
Other [2]	26	28	23	62	56	44	—	—	—	—	n/a
	2,519	2,488	2,573	2,725	2,729	4,106	4,301	3,409	3,204	3,119	2.4
Total capital spending	5,670	5,895	6,032	6,384	6,637	8,558	9,549	10,535	10,603	11,509	8.2
Per cent of nominal GDP: [3]
Taxpayer-supported	1.4	1.4	1.4	1.4	1.4	1.5	1.7	2.2	2.2	2.4	6.7
Self-supported	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.0	0.9	-2.0
Total	2.5	2.4	2.4	2.4	2.3	2.9	3.1	3.3	3.2	3.4	3.5
Growth rates:
Taxpayer-supported	-3.9	8.1	1.5	5.8	6.8	13.9	17.9	35.8	3.8	13.4	10.3
Self-supported	-8.9	-1.2	3.4	5.9	0.1	50.5	4.7	-20.7	-6.0	-2.7	2.5
Total	-6.2	4.0	2.3	5.8	4.0	28.9	11.6	10.3	0.6	8.5	7.0
Per capita: [4]
Taxpayer-supported	681	724	724	753	794	890	1,035	1,385	1,420	1,590	9.9
Self-supported	544	529	539	561	554	821	848	663	615	591	0.9
Total	1,225	1,252	1,263	1,314	1,348	1,711	1,883	2,048	2,035	2,181	6.6

Real Per Capita Capital Spending (2019 $) [5]	1,367	1,384	1,381	1,410	1,417	1,751	1,883	2,004	1,953	2,051	4.6
Growth rate (per cent)	-5.2	1.2	-0.3	2.2	0.5	23.6	7.5	6.4	-2.6	5.0	3.8

1         Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann Bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation became a subsidiary of BCTFA.

2         Includes post-secondary institutions’ self-supported subsidiaries.

3         Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amounts divided by nominal GDP for the 2020 calendar year).

4         Per capita capital spending is calculated using July 1 population (e.g. 2020/21 amounts divided by population on July 1, 2020).

5         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 capital spending).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A15 Statement of Financial Position — 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Financial assets:
Cash and temporary investments	2,801	3,675	3,892	4,232	3,440	3,029	2,573	2,617	3,171	3,710	3.2
Other financial assets	9,334	9,115	9,636	10,143	11,650	12,524	12,985	13,652	14,132	14,311	49
Sinking funds	835	977	1,580	1,087	1,348	752	663	501	528	545	-4.6
Investments in commercial Crown corporations:
Retained earnings	7,839	8,254	7,514	7,494	6,111	5,717	7,154	8,029	8,977	9,858	2.6
Recoverable capital loans	19,255	20,624	22,041	23,809	20,534	22,547	24,587	25,731	26,714	27,625	4.1
Total investments in commercial Crown corporations	27,094	28,878	29,555	31,303	26,645	28,264	31,741	33,760	35,691	37,483	3.7
	40,064	42,645	44,663	46,765	43,083	44,569	47,962	50,530	53,522	56,049	3.8
Liabilities:
Accounts payable & accrued liabilities	8,298	8,312	8,486	8,898	9,618	10,435	11,290	11,972	12,754	13,911	5.9
Deferred revenue	9,661	9,771	9,743	9,525	9,928	10,404	11,095	11,690	12,647	13,812	4.1
Debt:
Taxpayer-supported debt	41,068	41,880	42,719	41,499	43,607	42,681	44,569	49,202	53,929	58,598	4.0
Self-supported debt	19,625	21,040	22,532	24,338	21,312	23,281	25,769	26,890	27,834	28,697	4.3
Forecast allowance	—	—	—	—	—	—	300	300	300	300	n/a
Total provincial debt	60,693	62,920	65,251	65,837	64,919	65,962	70,638	76,392	82,063	87,595	4.2
Add: debt offset by sinking funds	835	977	1,580	1,087	1,348	752	663	501	528	545	-4.6
Less: guarantees and non-guaranteed debt	(726)	(739)	(820)	(835)	(896)	(850)	(1,188)	(1,164)	(1,126)	(1,077)	4.5
Financial statement debt	60,802	63,158	66,011	66,089	65,371	65,864	70,113	75,729	81,465	87,063	4.1
	78,761	81,241	84,240	84,512	84,917	86,703	92,498	99,391	106,866	114,786	4.3
Net liabilities	(38,697)	(38,596)	(39,577)	(37,747)	(41,834)	(42,134)	(44,536)	(48,861)	(53,344)	(58,737)	4.7

Capital and other assets:
Tangible capital assets	37,778	39,028	40,282	41,303	45,837	47,830	50,573	55,104	59,789	65,460	6.3
Restricted assets	1,493	1,553	1,631	1,695	1,768	1,834	1,892	1,951	2,010	2,069	3.7
Other assets	1,307	1,281	1,093	1,180	1,010	1,052	850	852	852	854	-4.6
	40,578	41,862	43,006	44,178	48,615	50,716	53,315	57,907	62,651	68,383	6.0
Accumulated surplus (deficit)	1,881	3,266	3,429	6,431	6,781	8,582	8,779	9,046	9,307	9,646	19.9
Per cent of nominal GDP: [1]
Net liabilities	16.8	15.8	15.8	14.3	14.8	14.3	14.5	15.4	16.1	17.1	0.2
Capital and other assets	17.6	17.2	17.1	16.7	17.2	17.2	17.4	18.2	19.0	19.9	1.4
Growth rates (per cent):
Net liabilities	2.0	-0.3	2.5	-4.6	10.8	0.7	18.0	9.7	9.2	10.1	19.6
Capital and other assets	3.6	3.2	2.7	2.7	10.0	4.3	20.7	8.6	8.2	9.1	10.9
Per capita: [2]
Net liabilities	8,358	8,200	8,286	7,768	8,496	8,425	8,782	9,498	10,238	11,130	3.2
Capital and other assets	8,764	8,893	9,004	9,092	9,873	10,141	10,513	11,256	12,025	12,957	4.4

1         Net liabilities as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 amount divided by nominal GDP for the 2020 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2020/21 amount divided by population on July 1, 2020).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A16 Changes in Financial Position — 2013/14 to 2022/23

							Updated	Budget
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	10-Year
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	Total
(Surplus) deficit for the year	(314)	(1,660)	(810)	(2,766)	(314)	(1,535)	(203)	(227)	(179)	(374)	(8,382)
Comprehensive income (increase) decrease	(327)	275	647	(236)	(36)	(266)	6	(40)	(82)	35	(24)
Change in accumulated (surplus) deficit	(641)	(1,385)	(163)	(3,002)	(350)	(1,801)	(197)	(267)	(261)	(339)	(8,406)

Capital and other asset changes:
Taxpayer-supported capital investments	3,151	3,407	3,459	3,659	3,908	4,452	5,248	7,126	7,399	8,390	50,199
Less: amortization and other accounting changes	(2,135)	(2,157)	(2,205)	(2,638)	626	(2,459)	(2,505)	(2,595)	(2,714)	(2,719)	(21,501)
Increase in net capital assets	1,016	1,250	1,254	1,021	4,534	1,993	2,743	4,531	4,685	5,671	28,698
Increase (decrease) in restricted assets	51	60	78	64	73	66	58	59	59	59	627
Increase (decrease) in other assets	341	(26)	(188)	87	(170)	42	(202)	2	—	2	(112)
Change in capital and other assets	1,408	1,284	1,144	1,172	4,437	2,101	2,599	4,592	4,744	5,732	29,213

Increase (decrease) in net liabilities	767	(101)	981	(1,830)	4,087	300	2,402	4,325	4,483	5,393	20,807

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	298	415	(740)	(20)	(1,383)	(394)	1,437	875	948	881	2,317
Self-supported capital investments	2,519	2,488	2,573	2,725	2,729	4,106	4,301	3,409	3,204	3,119	31,173
Less: loan repayments and other accounting changes	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,261)	(2,265)	(2,221)	(2,208)	(20,756)
Change in investment	2,345	1,784	677	1,748	(4,658)	1,619	3,477	2,019	1,931	1,792	12,734
Increase (decrease) in cash and temporary investments	(372)	874	217	340	(792)	(411)	(456)	44	554	539	537
Other working capital changes	1,223	(201)	978	(180)	645	(1,015)	(1,174)	(772)	(1,232)	(2,126)	(3,854)
Changes in investment and working capital	3,196	2,457	1,872	1,908	(4,805)	193	1,847	1,291	1,253	205	9,417

Increase (decrease) in financial statement debt	3,963	2,356	2,853	78	(718)	493	4,249	5,616	5,736	5,598	30,224
(Increase) decrease in sinking fund debt	943	(142)	(603)	493	(261)	596	89	162	(27)	(17)	1,233
Increase (decrease) in guarantees	27	(33)	6	(23)	(188)	(2)	(110)	(1)	1	(1)	(324)
Increase (decrease) in non-guaranteed debt	(56)	46	75	38	249	(44)	448	(23)	(39)	(48)	646
Increase (decrease) in total provincial debt	4,877	2,227	2,331	586	(918)	1,043	4,676	5,754	5,671	5,532	31,779

Represented by increase (decrease) in:
Taxpayer-supported debt	2,886	812	839	(1,220)	2,108	(926)	1,888	4,633	4,727	4,669	20,416
Self-supported debt	1,991	1,415	1,492	1,806	(3,026)	1,969	2,488	1,121	944	863	11,063
Forecast allowance	—	—	—	—	—	—	300	—	—	—	300
Total provincial debt	4,877	2,227	2,331	586	(918)	1,043	4,676	5,754	5,671	5,532	31,779

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A17 Provincial Debt - 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	10,223	9,280	8,034	4,644	1,156	—	—	—	—	—	n/a
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	4,386	4,518	4,731	4,984	5,328	5,370	5,526	5,698	6,342	6,663	4.8
School districts	7,245	7,600	8,033	8,473	8,908	8,904	9,037	9,437	9,619	9,865	3.5
	11,631	12,118	12,764	13,457	14,236	14,274	14,563	15,135	15,961	16,528	4.0
Health facilities	6,038	6,522	6,998	7,552	7,903	7,968	8,133	8,750	9,662	10,901	6.8
Highways, ferries and public transit
BC Transit	143	123	106	94	84	73	69	108	138	166	1.7
BC Transportation Financing Authority	7,912	8,428	9,177	9,974	10,388	11,293	12,346	14,195	16,348	18,626	10.0
Port Mann Bridge [1]	—	—	—	—	3,508	3,510	3,510	3,510	3,510	3,510	n/a
Public transit	1,000	1,000	1,000	1,000	1,000	870	542	542	542	542	-6.6
SkyTrain extension	1,174	1,174	1,174	1,174	1,174	1,021	714	714	715	715	-5.4
	10,229	10,725	11,457	12,242	16,154	16,767	17,181	19,069	21,253	23,559	9.7
Other
BC Immigrant Investment Fund	440	414	304	217	161	70	45	30	10	3	-42.5
BC Pavilion Corporation	382	381	389	376	374	371	378	385	392	399	0.5
Provincial government general capital	1,372	1,698	1,987	2,288	2,718	2,363	3,082	3,584	3,972	4,338	13.6
Social housing	719	715	760	695	878	844	1,158	2,193	2,529	2,564	15.2
Royal BC Museum	—	—	—	—	—	—	—	27	121	277	n/a
Other	34	27	26	28	27	24	29	29	29	29	-1.8
	2,947	3,235	3,466	3,604	4,158	3,672	4,692	6,248	7,053	7,610	11.1
Total other taxpayer-supported debt	30,845	32,600	34,685	36,855	42,451	42,681	44,569	49,202	53,929	58,598	7.4
Total taxpayer-supported debt	41,068	41,880	42,719	41,499	43,607	42,681	44,569	49,202	53,929	58,598	4.0

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	15,559	16,544	17,929	19,685	19,990	22,064	23,221	24,357	25,341	26,275	6.0
BC Lottery Corporation	155	140	150	145	155	100	108	123	129	113	-3.5
Columbia Power Corporation	—	300	296	291	286	282	277	271	265	258	n/a
Columbia Basin power projects	470	464	459	448	433	418	1,387	1,368	1,347	1,326	12.2
Liquor Distribution Branch	—	—	—	—	—	—	298	273	235	188	n/a
Post-secondary institution subsidiaries	198	222	310	340	418	387	387	388	388	388	7.8
Transportation Investment Corporation [1]	3,209	3,335	3,355	3,398	—	—	—	—	—	—	n/a
Other	34	35	33	31	30	30	91	110	129	149	17.8
Total self-supported debt	19,625	21,040	22,532	24,338	21,312	23,281	25,769	26,890	27,834	28,697	4.3
Forecast allowance	—	—	—	—	—	—	300	300	300	300	n/a
Total provincial debt	60,693	62,920	65,251	65,837	64,919	65,962	70,638	76,392	82,063	87,595	4.2

1     Beginning in 2017/18, debt related to the Port Mann Bridge was reclassified as taxpayer-supported due to the elimination of tolls effective September 1, 2017.

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A18 Provincial Debt Supplementary Information - 2013/14 to 2022/23 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2021/22	change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	4.4	3.8	3.2	1.8	0.4	—	—	—	—	—	n/a
Education facilities	5.0	5.0	5.1	5.1	5.0	4.8	4.8	4.8	4.8	4.8	-0.5
Health facilities	2.6	2.7	2.8	2.9	2.8	2.7	2.7	2.8	2.9	3.2	2.2
Highways, ferries and public transit	4.4	4.4	4.6	4.6	5.7	5.7	5.6	6.0	6.4	6.9	5.0
Other	1.3	1.3	1.4	1.4	1.5	1.2	1.5	2.0	2.1	2.2	6.3
Total taxpayer-supported debt	17.8	17.2	17.0	15.7	15.4	14.4	14.6	15.5	16.3	17.1	-0.5
Self-supported debt:
Commercial Crown corporations & agencies	8.5	8.6	9.0	9.2	7.5	7.9	8.4	8.5	8.4	8.4	-0.2
Total provincial debt	26.3	25.8	26.0	24.9	23.0	22.3	23.1	24.0	24.8	25.5	-0.3
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	—	—	—	—	n/a
Education facilities	4.4	4.2	5.3	5.4	5.8	0.3	2.0	3.9	5.5	3.6	4.0
Health facilities	6.1	8.0	7.3	7.9	4.6	0.8	2.1	7.6	10.4	12.8	6.8
Highways, ferries and public transit	8.6	4.8	6.8	6.9	32.0	3.8	2.5	11.0	11.5	10.9	9.9
Other	17.1	9.8	7.1	4.0	15.4	-11.7	27.8	33.2	12.9	7.9	12.3
Total taxpayer-supported debt	7.6	2.0	2.0	-2.9	5.1	-2.1	4.4	10.4	9.6	8.7	4.5
Self-supported debt:
Commercial Crown corporations & agencies	11.3	7.2	7.1	8.0	-12.4	9.2	10.7	4.4	3.5	3.1	5.2
Total provincial debt	8.7	3.7	3.7	0.9	-1.4	1.6	7.1	8.1	7.4	6.7	4.7
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	2,208	1,971	1,682	956	235	—	—	—	—	—	n/a
Education facilities	2,512	2,574	2,672	2,769	2,891	2,854	2,872	2,942	3,063	3,132	2.5
Health facilities	1,304	1,386	1,465	1,554	1,605	1,593	1,604	1,701	1,854	2,066	5.2
Highways, ferries and public transit	2,209	2,278	2,399	2,519	3,281	3,353	3,388	3,707	4,079	4,464	8.1
Other	636	687	726	742	844	734	925	1,215	1,354	1,442	9.5
Total taxpayer-supported debt	8,870	8,897	8,944	8,540	8,856	8,534	8,788	9,564	10,351	11,103	2.5
Self-supported debt:
Commercial Crown corporations & agencies	4,239	4,470	4,717	5,009	4,328	4,655	5,081	5,227	5,342	5,438	2.8
Total provincial debt	13,108	13,367	13,661	13,549	13,184	13,189	13,929	14,850	15,751	16,598	2.7
Real Per Capita Provincial Debt (2019 $)[4]	14,634	14,772	14,934	14,545	13,859	13,497	13,929	14,530	15,112	15,609	0.7
Growth rate (per cent)	9.8	0.9	1.1	-2.6	-4.7	-2.6	3.2	4.3	4.0	3.3	1.7

[1]	Numbers may not add due to rounding.

[2]	Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2020/21 debt divided by nominal GDP for the 2020 calendar year).

[3]	Per capita debt is calculated using July 1 population (e.g. 2020/21 debt divided by population on July 1, 2020).

[4]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2020 CPI for 2020/21 debt).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

APPENDIX

Table A19 Key Provincial Debt Indicators - 2013/14 to 2022/23

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	change
											(per cent)
Debt to revenue (per cent)
Total provincial	107.8	106.6	105.9	99.3	94.7	89.5	93.9	98.8	102.7	106.1	-0.2
Taxpayer-supported	96.4	94.1	91.3	81.8	82.5	75.0	77.9	84.1	89.4	94.4	-0.2
Debt per capita ($)[1]
Total provincial	13,108	13,367	13,661	13,549	13,184	13,189	13,929	14,850	15,751	16,598	2.7
Taxpayer-supported	8,870	8,897	8,944	8,540	8,856	8,534	8,788	9,564	10,351	11,103	2.5
Debt to nominal GDP (per cent)[2]
Total provincial	26.3	25.8	26.0	24.9	23.0	22.3	23.1	24.0	24.8	25.5	-0.3
Taxpayer-supported	17.8	17.2	17.0	15.7	15.4	14.4	14.6	15.5	16.3	17.1	-0.5
Interest bite (cents per dollar of revenue)[3]
Total provincial	4.3	4.3	4.7	3.8	4.0	3.8	3.7	3.7	3.6	3.6	-2.1
Taxpayer-supported	3.7	3.7	4.0	3.2	3.3	3.2	3.1	3.1	3.2	3.2	-1.6
Interest costs ($ millions)
Total provincial	2,444	2,525	2,879	2,521	2,759	2,776	2,799	2,828	2,891	2,974	2.2
Taxpayer-supported	1,583	1,651	1,892	1,644	1,725	1,793	1,796	1,819	1,921	1,992	2.6
Interest rate (per cent)[4]
Taxpayer-supported	4.0	4.0	4.5	3.9	4.1	4.2	4.1	3.9	3.7	3.5	-1.3
Background Information:
Revenue ($ millions)
Total provincial[5]	56,279	59,018	61,589	66,334	68,551	73,734	75,255	77,319	79,938	82,584	4.4
Taxpayer-supported[6]	42,611	44,514	46,805	50,726	52,866	56,894	57,237	58,515	60,304	62,080	4.3
Debt ($ millions)
Total provincial	60,693	62,920	65,251	65,837	64,919	65,962	70,638	76,392	82,063	87,595	4.2
Taxpayer-supported[7]	41,068	41,880	42,719	41,499	43,607	42,681	44,569	49,202	53,929	58,598	4.0
Provincial nominal GDP ($ millions)[8]	230,981	243,872	250,784	263,912	282,642	295,401	306,272	318,068	330,376	343,272	4.5
Population (thousands at July 1)[9]	4,630	4,707	4,776	4,859	4,924	5,001	5,071	5,144	5,210	5,278	1.5

1         The ratio of debt to population (e.g. 2020/21 debt divided by population at July 1, 2020).

2         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2020/21 debt divided by 2020 nominal GDP).

3         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4         Weighted average of all outstanding debt issues.

5         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8         Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2020 is used for the fiscal year ended March 31, 2021).

9         Population at July 1st within the fiscal year (e.g. population at July 1, 2020 is used for the fiscal year ended March 31, 2021).

BUDGET AND FISCAL PLAN - 2020/21 to 2022/23

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